Exhibit 4.3

CREDIT AGREEMENT

Dated as of April 16, 2014

among

MCDERMOTT INTERNATIONAL, INC.

as Parent and LC Borrower

MCDERMOTT FINANCE L.L.C.

as Term Borrower

and

THE LENDERS AND ISSUERS PARTY HERETO

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Administrative Agent and Collateral Agent

for the LC Facility and the Term Facility,

and as Joint Lead Arranger and Joint Bookrunner for the LC Facility

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arranger and Joint Bookrunner for the LC Facility

and

WELLS FARGO BANK, N.A.

as Syndication Agent for the LC Facility

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent for the Term Facility

and

BBVA COMPASS

as Documentation Agent for the LC Facility

(CONTINUED)

(CONTINUED)

(CONTINUED)

Schedules

Schedule I - Letter of Credit Facility Commitments

Schedule II - Term Commitments

Schedule III - Letter of Credit Issuer Commitments

Schedule IV - Existing Letters of Credit

Schedule V - Subsidiary Guarantors

Schedule 1.1 - Joint Ventures

Schedule 4.3 - Ownership of Subsidiaries

Schedule 4.7 - Litigation

Schedule 4.15 - Labor Matters

Schedule 4.19 - Real Property

Schedule 7.15 - Additional Collateral Perfection Undertakings

Schedule 8.1 - Existing Indebtedness

Schedule 8.2 - Existing Liens

Schedule 8.5 - Existing Investments

Schedule 8.8 - Affiliate Agreements

Schedule 8.19 - Permitted Flags

Exhibits

Exhibit A - Form of Assignment and Acceptance

Exhibit B - Form of Promissory Note

Exhibit C - Form of Notice of Borrowing

Exhibit D - Form of Pledge and Security Agreement

Exhibit E - Form of Letter of Credit Request

Exhibit F - Form of Notice of Conversion or Continuation

Exhibit G - Global Intercompany Note

Exhibit H-1 - Form of LC Facility Compliance Certificate

Exhibit H-2 - Form of Term Facility Compliance Certificate

Exhibit I - Form of Landlord Lien Waiver

Exhibit J - Effective Date Certificate

This Credit Agreement dated as of April 16, 2014 is among McDermott International, Inc., a Panamanian corporation (the “Parent” or “LC Borrower”), McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), the Lenders (as defined below), the Issuers (as defined below), and Crédit Agricole Corporate and Investment Bank (“CA CIB”), as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors pursuant to Section 10.6(a), the “Administrative Agent”) and collateral agent for the Lenders and the Issuers (in such capacity, and together with its successors pursuant to Section 10.6(b), the “Collateral Agent”).

The parties to this Credit Agreement agree as follows:

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“13 Week Cash Forecast” has the meaning specified in Section 6.1(e).

“2014 Appraisals” means the appraisals delivered to CA CIB in February, 2014.

“Acquisition” means, with respect to any Person, any transaction, or series of related transactions, consummated on or after the Effective Date, by which such Person (a) acquires any ongoing business or all or substantially all of the assets of any Person or group of Persons, or division thereof constituting an ongoing business, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership, limited liability company, or other entity that is not a corporation constituting an ongoing business; provided, however, that any acquisition of assets, equity securities or ownership interests of (i) a Person that is a Subsidiary of such Person prior to such acquisition or (ii) the NO 102, the NO 105 or any Person that directly or indirectly owns an interest in the NO 102 or NO 105 shall, in either case, not constitute an “Acquisition” hereunder.

“Administrative Agent” has the meaning specified in the preamble to this Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning specified in Section 2.17.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling or that is controlled by or is under common control with such Person, each officer, director or general partner of such Person, and each Person that is the beneficial owner of 10% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means the Administrative Agent, the Collateral Agent, the Documentation Agent, the Syndication Agents, the Arrangers, and the Bookrunners.

“Agreement” means this Credit Agreement, dated as of April 16, 2014, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alternative Currency” means any lawful currency (other than Dollars) of any of the G-20 Countries (or any other currency acceptable to the Administrative Agent in its sole discretion).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Parent or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, (a) with respect to each Term Lender, its Domestic Lending Office in the case of a Base Rate Loan, and its Eurodollar Lending Office in the case of a Eurodollar Rate Loan, and (b) with respect to each LC Lender, its Domestic Lending Office.

“Applicable Margin” means, on any day, with respect to any Term Loan, (i) 3.25% per annum, in the case of a Base Rate Loan, and (ii) 4.25% per annum, in the case of a Eurodollar Rate Loan.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

“Arranger” means (a) each of CA CIB and Wells Fargo Securities, LLC as a joint lead arranger for the LC Facility, and (b) Goldman Sachs, as sole lead arranger for the Term Facility.

“Asset Sale” has the meaning specified in Section 8.4.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and delivered to the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Auction” has the meaning set forth in in Section 11.2(i)(i).

“Auction Manager” means (a) the Administrative Agent or (b) any other financial institution agreed to by the Term Borrower and the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any repurchases of Term Loans pursuant to Section 11.2(i).

“Authorized Officer” means any Responsible Officer or any other Person designated as an “Authorized Officer” of a Loan Party by prior written notice from such Loan Party to the Administrative Agent.

“Babcock” means The Babcock & Wilcox Company, a Delaware corporation.

“Babcock Entities” means Babcock and its Subsidiaries.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal to the greatest of the following:

the Prime Rate then in effect;

0.5% per annum plus the Federal Funds Rate then in effect; and

1.0% per annum plus the Eurodollar Rate determined in accordance with clause (b) of the definition thereof.

If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate for any reason, including the inability of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the “Base Rate” shall be determined without regard to clause (b) or (c), as applicable above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate shall be effective on the effective date of such change in the Eurodollar Rate, the Federal Funds Rate or the Prime Rate, respectively. Notwithstanding the foregoing, in the case of the Term Loans, the Base Rate shall at no time be less than 2.00% per annum.

“Base Rate Loan” means any Term Loan during any period in which it bears interest based on the Base Rate.

“BMD” means Berlian McDermott Sdn. Bhd., a Malaysian corporation. As of the Effective Date, the Parent indirectly owned 25% of the Stock and Stock Equivalents of BMD and effectively controlled 70% of the economic and voting interest of BMD, and BMD constituted a Restricted Subsidiary of the Parent due to the Parent’s indirect control of the management of BMD.

“BMDL” means Berlian McDermott (L) Limited, a Malaysian corporation. As of the Effective Date, BMD owned 100% of the Stock and Stock Equivalents of BMDL, and BMDL constituted a Restricted Subsidiary of the Parent due to the Parent’s indirect control of the management of BMD.

“Bookrunner” means (a) each of CA CIB and Wells Fargo Securities, LLC, as a joint bookrunner for the LC Facility and (b) Goldman Sachs, as sole bookrunner for the Term Facility.

“Borrowers” means the LC Borrower and the Term Borrower.

“Borrowing” means Term Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

“CA CIB” has the meaning specified in the preamble to this Agreement.

“Capital Expenditures” means, with respect to any Person for any period:

(a) the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP, excluding interest capitalized during construction minus

(b) the aggregate of such amounts used to acquire assets useful in the Parent’s and its Subsidiaries’ business to the extent such amounts arose from a sale or disposition of equipment described in Section 8.4(c);

excluding, however, (i) such amounts to the extent financed with the proceeds of Indebtedness permitted to be incurred hereunder (other than the Term Loans and the Second Lien Notes), (ii) such amounts to the extent financed with insurance or condemnation proceeds received with respect to loss of, damage to or taking of property of the Parent or any of its Subsidiaries, and (iii) such amounts recovered or recoverable in the price of a contract with a customer of the Parent or a Subsidiary. Notwithstanding the foregoing, Capital Expenditures of BMD and its wholly-owned subsidiary BMDL that are treated as Capital Expenditures of the Parent and its Restricted Subsidiaries under GAAP shall, for purposes of this Agreement, be limited to the amount equal to the product of (x) such Capital Expenditures of BMD and BMDL and (y) greater of (i) the Parent’s direct or indirect ownership percentage of the Stock and Stock Equivalents of BMD and (ii) the Parent’s direct or indirect percentage of control of the economic and voting interests of BMD.

“Capital Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP. Notwithstanding the foregoing, any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on December 31, 2013 shall be deemed not to be a Capital Lease.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person or any of its Restricted Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.

“Captive Insurance Subsidiary” means each captive insurance company that is a Subsidiary of the Parent. As of the Effective Date, the only Captive Insurance Subsidiary is Boudin Insurance Company, Ltd., a Bermuda corporation.

“Cash Collateral Account” means any blocked cash collateral account pledged by the LC Borrower to the Collateral Agent for the benefit of the Issuers and the LC Lenders containing cash deposited pursuant to Section 2.4(b), 2.19, or 9.3 to be maintained at the Collateral Agent’s office.

“Cash Equivalents” means:

(a) securities issued or fully guaranteed or insured by the United States government or any agency thereof;

(b) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of (i) any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank organized in a country belonging to the OECD, or any branch or agency of any of the foregoing, in each case if such bank has a minimum rating at the time of investment of A-1+ by S&P or P-1 by Moody’s, or (ii) any LC Lender or any branch or agency of any LC Lender;

(c) commercial paper with a minimum rating of A-1 or AAA by S&P or P-1 or Aaa by Moody’s at the time of acquisition thereof;

(d) demand deposit accounts;

(e) (i) shares of any money market fund that has net assets of not less than $500,000,000.00 and satisfies the requirements of rule 2a-7 under the Investment Company Act of 1940 and (ii) shares of any offshore money market fund that has net assets of not less than $500,000,000.00 and a $1 net asset mandate;

(f) fully collateralized repurchase agreements; and

(g) other investments permitted by the McDermott International Investments Co., Inc. Enhanced Liquidity Portfolio Guidelines dated as of July 21, 2008 (as amended through the Effective Date), or any other cash management guidelines approved by the Parent and the Administrative Agent;

provided, however, that the maturities of all obligations of the type described in clauses (a), (b) and (c) above shall not exceed one year from the date of acquisition thereof.

“Change of Control” means any of the following:

(a) the Parent shall cease to own and control, directly, 100% of the issued and outstanding Voting Stock of the Term Borrower on a fully diluted basis;

(b) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (excluding the Parent and its Subsidiaries and excluding underwriters in the course of their distribution of Voting Stock in an underwritten registered public offering provided such underwriters shall not hold such Stock for longer than five Business Days) (i) shall own directly or indirectly, beneficially or of record, Stock representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Stock in the Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Parent; or

(c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the Parent (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the stockholders of the Parent was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Code” means the Internal Revenue Code of 1986 (or any successor legislation thereto).

“Collateral” means all property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted or purported to be granted under any Collateral Document.

“Collateral Agent” has the meaning specified in the preamble to this Agreement.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages and any other document executed and delivered by a Loan Party granting or perfecting a Lien on any of its property to secure payment of the Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning specified in Section 6.1(c).

“Consolidated Current Assets” means the total assets of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means the total liabilities of the Parent and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of Long-Term Indebtedness.

“Consolidated Excess Cash Flow” means, for any Fiscal Year, an amount (if positive) equal to:

Section 1.2 the sum, without duplication, of the amounts for such Fiscal Year of (i) Consolidated Net Income, plus (ii) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (A) income, value added and similar taxes and (B) non-cash charges, including for depreciation and amortization (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash outlay in any future period or amortization of a prepaid cash gain that was paid in a prior period), plus (iii) the Consolidated Working Capital Adjustment for such Fiscal Year, minus

Section 1.3 the sum, without duplication, of (i) the amounts for such Fiscal Year paid from Internally Generated Cash of (A) scheduled repayments of Indebtedness for borrowed money and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (B)(1) the aggregate amount of Capital Expenditures made by the Parent and its Restricted Subsidiaries in cash during such Fiscal Year and (2) the aggregate consideration required to be paid in cash by the Parent and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Fiscal Year relating to Capital Expenditures to be consummated or made during the immediately succeeding Fiscal Year following such Fiscal Year (provided that to the extent the aggregate amount actually utilized to make such Capital Expenditures during such immediately succeeding Fiscal Year is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Consolidated Excess Cash Flow at the end of such immediately succeeding Fiscal Year), (C) the aggregate amount of cash consideration paid during such Fiscal Year by the Parent and its Restricted Subsidiaries to make Permitted Acquisitions and Investments of the type described in clauses (o) and (p) of Section 8.5, (D) the aggregate amount of Investments made in reliance on clauses (e) and (m) of Section 8.5 by the Parent and its Restricted Subsidiaries in cash during such Fiscal Year, and (E) the aggregate amount actually paid in cash by the Parent and its Restricted Subsidiaries in respect of income, value added and similar taxes for such Fiscal Year, plus (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period). As used in this clause (b), “scheduled repayments of Indebtedness” does not include mandatory prepayments or voluntary prepayments.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as of any date, the excess of (a) Consolidated Current Assets as of such date over (b) Consolidated Current Liabilities as of such date.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition, the designation of any Unrestricted Subsidiary as a Restricted Subsidiary or any Restricted Subsidiary as an Unrestricted Subsidiary during such period; provided that (i) there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period, and (ii) there shall be included with respect to any Unrestricted Subsidiary that is designated as a Restricted Subsidiary during such period an amount (which may be a negative number) by which the Consolidated Working Capital gained in such designation as at the time of such designation exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement or partnership agreement (or the equivalent governing documents) of such Person.

“Contaminant” means any material, substance or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

“Contract Consideration” has the meaning given to such term in the definition of “Consolidated Excess Cash Flow”.

“Contractual Obligation” of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding the Loan Documents) to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means an agreement of the type described in Section 5.13 or Section 5.14 of the Pledge and Security Agreement, as applicable.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP and, in the case of Collateral, there is no material risk of forfeiture of such property;

Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, maritime liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;

encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of Real Property not materially detracting from the value of such Real Property and not materially interfering with the ordinary conduct of the business conducted at such Real Property;

encumbrances arising under leases or subleases of Real Property that do not, individually or in the aggregate, materially detract from the value of such Real Property or materially interfere with the ordinary conduct of the business conducted at such Real Property;

financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

liens, pledges or deposits relating to escrows established in connection with the purchase or sale of property otherwise permitted hereunder and the amounts secured thereby shall not exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities, or otherwise); and

bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or a Subsidiary of the Parent, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

“DB 30” means the marine vessel McDermott Derrick Barge No. 30, which, as of the Effective Date, was owned by BMDL and flagged in the Republic of Panama.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

“Defaulting Lender” means, subject to Section 2.20(b), any LC Lender that, as determined by the Administrative Agent:

(a) has failed to perform any of its funding obligations in respect of its participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder;

(b) has notified either Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit;

(c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; or

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that an LC Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that LC Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disqualified Stock” means with respect to any Person, any Stock that, by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness of such Person, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Scheduled Term Maturity Date.

“Disqualified Term Lender” means (a) any Person specified by the Parent in writing to Goldman Sachs prior to March 2, 2014 as a “Disqualified Lender” (and its Affiliates reasonably identifiable by name) and (b) any Person that is a competitor or customer of the Parent or its Subsidiaries and that was specified by the Parent in writing to Goldman Sachs prior to March 2, 2014 as a “Disqualified Lender” (and its Affiliates reasonably identifiable by name) (in the case of this clause (b), excluding any such Affiliate that is a bona fide diversified debt fund (unless such Person was otherwise specified as a “Disqualified Term Lender” pursuant to clause (a))). Upon reasonable notice to the Administrative Agent, the Parent may supplement in writing the list of Disqualified Term Lenders for any Person that becomes a competitor or customer of the Parent and its Subsidiaries after the Effective Date, which supplement shall become effective two days after delivery to the Administrative Agent, but which shall not apply retroactively to disqualify any Term Lender that has previously acquired any rights and obligations under this Agreement (including a Term Commitment or Term Loans).

“DLV 2000” means the Deepwater Lay Vessel 2000.

“DLV 2000 Permitted Debt” means (a) Indebtedness provided by the shipyard (or its financier) of the DLV 2000 and incurred to construct, equip and commission the DLV 2000 and (b) Indebtedness secured with the DLV 2000 (but no other Collateral other than the equity interests of the SPV that would own the DLV 2000) incurred to finance the costs of construction, equipping, and commissioning of the vessel in an amount of at least $200,000,000.00, but not to exceed $400,000,000.00.

“Documentation Agent” means BBVA Compass in its capacity as documentation agent for the LC Facility.

“Dollar Equivalent” means with respect to any Alternative Currency at the time of determination thereof, the equivalent of such currency in Dollars determined by using the rate of exchange quoted by (a) in the case the payment and reimbursement of a drawing under a Letter of Credit issued in an Alternative Currency, the Issuer of such Letter of Credit and (b) in all other cases, CA CIB in New York, New York at 11:00 a.m. (New York time) on the date of determination to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency.

“Dollars” and the sign “$” each mean the lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” from time to time to the Borrowers and the Administrative Agent.

“EBITDA” means, for any period:

(a) Consolidated Net Income for such period plus

(b) the sum of, in each case to the extent deducted in the calculation of such Consolidated Net Income, but without duplication:

(i) any provision for income taxes;

(ii) Interest Expense;

(iii) depreciation expense;

(iv) amortization of intangibles or financing or acquisition costs;

(v) any aggregate net loss from the sale, exchange or other disposition of any property, plant or equipment or any Stock of any Subsidiary by the Parent or its Subsidiaries;

(vi) dry dock amortization expense;

(vii) any loss of any Unrestricted Subsidiary;

(viii) each of the following to the extent it represents a non-cash charge or a non-cash loss, (A) pension amortization expense and any loss related to pension obligations; (B) stock-based compensation expense; (C) impairment of plant, property, and equipment (other than net losses from sale), intangible assets and goodwill; and (D) equity in losses of unconsolidated Affiliates; and

for any Fiscal Quarter ending on or before December 31, 2015, restructuring expenses (except as otherwise captured in the preceding clauses (b)(i), (b)(ii), (b)(iii), (b)(iv), and (b)(v)); provided that the aggregate amount added back to EBITDA in such Fiscal Quarter and each prior Fiscal Quarter ending in 2014 or 2015 pursuant to this clause (b)(viii) shall not exceed $52,000,000.00; minus

(c) the sum of, in each case to the extent included in the calculation of such Consolidated Net Income but without duplication:

(i) any credit for income tax;

(ii) non-cash interest income;

(iii) any other non-cash gains or income which have been added in determining Consolidated Net Income, including (A) equity in income of nonconsolidated Affiliates and (B) any gain related to pension obligations;

(iv) the income of any Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by such Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary;

(v) depreciation and amortization expense related to any Unrestricted Subsidiary;

(vi) the income of any Unrestricted Subsidiary or any Person (other than a Restricted Subsidiary) in which any other Person (other than the Parent or a Wholly-Owned Restricted Subsidiary or any director or other Person holding qualifying shares in accordance with applicable law) has an interest, except to the extent of the amount of dividends or other distributions or transfers or loans actually paid to the Parent or a Wholly-Owned Restricted Subsidiary by such Unrestricted Subsidiary or Person during such period; and

(vii) any aggregate net gains from the sale, exchange or other disposition of property, plant, or equipment or Stock of a Subsidiary by the Parent or its Subsidiaries.

EBITDA for a consecutive four-quarter period shall be calculated after giving effect, on a pro forma basis, to Acquisitions made by the Parent or its Subsidiaries during such period and the sale, exchange or other disposition of business units by the Parent or its Subsidiaries out of the ordinary course of business during such period (and subsequent to such period and on or before the date of incurrence of the Indebtedness giving rise to the need to calculate the Secured Leverage Ratio) as if such Acquisitions or sale, exchange or other disposition occurred on the first day of the period so long as the Parent provides to the Administrative Agent reconciliations and other detailed information relating to adjustments to the relevant financial statements (including copies of financial statements of the Person or assets acquired in such Acquisition) used in computing EBITDA (and the relevant elements thereof) sufficient to demonstrate such pro forma calculations in reasonable detail.

“EBITDA Adjustment” means, for any period (including any future period that includes such period as part of a trailing test), an amount identified by the Parent in its Compliance Certificate for the last Fiscal Quarter during such period as the “EBITDA Adjustment” for such period not exceeding (a) $40,000,000.00 less (b) the aggregate amount of all EBITDA Adjustments for prior periods.

“Effective Date” means April 16, 2014.

“Eligible Assignee” means (a) with respect to an assignment of a Term Commitment or Term Loans, an Eligible Term Assignee and (b) with respect to an assignment of a Letter of Credit Facility Commitment or Letter of Credit Obligations, an Eligible LC Assignee.

“Eligible LC Assignee” means (a) an LC Lender or any Affiliate of an LC Lender or an Approved Fund with respect to an LC Lender, (b) a commercial bank having total assets in excess of $5,000,000,000.00, (c) a finance company, insurance company or any other financial institution or fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $500,000,000.00 or, to the extent net worth is less than such amount, a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Administrative Agent, each Issuer and the Borrower (which consent shall, in each case, not be unreasonably withheld or delayed) or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $250,000,000.00; provided, that, the term Eligible LC Assignee shall exclude any competitor of the Parent or any of its Subsidiaries which is primarily engaged in an Eligible Line of Business and which has been previously identified as such by the Borrower to the Administrative Agent.

“Eligible Term Assignee” means (a) a Term Lender or any Affiliate of a Term Lender or an Approved Fund with respect to a Term Lender and (b) any other Person (other than, the case of each of clauses (a) and (b), (i) a natural person, (ii) the Parent, any Subsidiary of the Parent or any other Affiliate of the Parent or (iii) a Disqualified Term Lender.

“Eligible Line of Business” means the businesses and activities engaged in by the Parent and its Subsidiaries on the Effective Date, any other businesses or activities reasonably related or incidental thereto and any other businesses that, when taken together with the existing businesses of the Parent and its Subsidiaries, are immaterial with respect to the assets and liabilities of the Parent and its Subsidiaries, taken as a whole.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any of their respective ERISA Affiliates.

“Environmental Laws” means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic

Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); the Oil Pollution Act of 1990; and each of their state and local counterparts or equivalents.

“Environmental Liabilities and Costs” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute and arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Parent, any of its Subsidiaries or any Subsidiary Guarantor within the meaning of Section 414(b), (c), (m) or (o) of the Code. Any former ERISA Affiliate of the Parent, any of its Subsidiaries or any Subsidiary Guarantor shall continue to be considered an ERISA Affiliate of the Parent, such Subsidiary or such Subsidiary Guarantor within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Parent, such Subsidiary or such Subsidiary Guarantor and with respect to liabilities arising after such period for which the Parent, such Subsidiary or such Subsidiary Guarantor could be liable under the Code or ERISA.

“ERISA Event” means (a) a reportable event described in Section 4043(b) or 4043(c) of ERISA with respect to a Title IV Plan, (b) the withdrawal of the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any ERISA Affiliate from a Title IV Plan subject to Section 4063 or Section 4064 of ERISA during a plan year in which any such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or the termination of any such Title IV Plan resulting, in either case, in a material liability to any such entity, (c) the “complete or partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA) of the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any ERISA Affiliate from any Multiemployer Plan where the Withdrawal Liability is reasonably expected to exceed $1,000,000.00 (individually or in the aggregate), (d) notice of reorganization, insolvency, intent to terminate or termination of a Multiemployer Plan is received by the Parent, any of its Subsidiaries, any Subsidiary

Guarantor or any ERISA Affiliate, (e) the filing of a notice of intent to terminate a Title IV Plan under Section 4041(c) of ERISA or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, where such termination constitutes a “distress termination” under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan or to meet the minimum funding standard of Section 412 of the Code (in either case, whether or not waived in accordance with Section 412(c) of the Code), (h) the imposition of a lien under Section 430 of the Code or Section 303 of ERISA on the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any ERISA Affiliate, (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, (j) the imposition of liability on the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, (k) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any “employee pension plan” (within the meaning of Section 3(2) of ERISA) or (l) receipt from the IRS of notice of the failure of any employee pension plan that is intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any such employee pension plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Eurodollar Lending Office” means, with respect to any Term Lender, the office of such Term Lender specified as its “Eurodollar Lending Office” from time to time to the Term Borrower and the Administrative Agent.

“Eurodollar Rate” means (a) with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period by reference to the ICE Benchmark Administration Limited LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) (“ICE LIBOR”) for a period equal to such Interest Period and (b) for any interest calculation of the Eurodollar Rate with respect to a Base Rate Loan on any date, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to such date by reference to the ICE LIBOR for a term of one month commencing on that day; provided, however, that if the ICE LIBOR is not available to the Administrative Agent for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business

Days prior to the beginning of such Interest Period. Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error. Notwithstanding the foregoing, in the case of the Term Loans, the Eurodollar Rate shall at no time be less than 1.00% per annum.

“Eurodollar Rate Loan” means any Term Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.1.

“Excluded Swap Obligations” means, with respect to any Loan Party (other than Parent), any Swap Obligation entered into after the Effective Date if, and to the extent that, after giving effect to the keepwell agreement in Section 2.7 of the Pledge and Security Agreement and any other “keepwell, support, or other agreement” among the Loan Parties for purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation entered into after the Effective Date arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Credit Agreement” means the Credit Agreement dated as of May 3, 2010 among the Parent, CA CIB, as administrative agent and collateral agent and the lenders and other parties party thereto (as amended).

“Existing Letters of Credit” means each letter of credit issued under the Existing Credit Agreement that is outstanding on the Effective Date and set forth on Schedule IV.

“Extended Letter of Credit” has the meaning specified in Section 2.4(b).

“Extending Lenders” has the meaning specified in Section 2.18(a).

“Extension Agreement” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Term Borrower, among the Parent, the Term Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Permitted Amendments and such other amendments hereto and to the other Loan Documents as may be required or advisable to effect the transactions contemplated by Section 2.18.

“Extension Offer” has the meaning specified in Section 2.18(a).

“Extension Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.18, providing for an extension of the Scheduled Term Maturity Date applicable to the Term Loans and/or Term Commitments of the Extending Lenders (such Term Loans or Term Commitments being referred to as the “Extended Term Loans” or “Extended Term Commitments”, as applicable) and, which may also provide for the following with respect to any such Extended Term Loans or Extended Term Commitments:

an increase or decrease in the rate of interest accruing on such Extended Term Loans,

a modification of the scheduled amortization applicable thereto, provided that the weighted average life to maturity of such Extended Term Loans shall be no shorter than the remaining weighted average life to maturity (determined at the time of such Extension Offer) of the Term Loans which are being extended by such Extended Term Loans, a modification of voluntary or mandatory prepayments applicable thereto (including prepayment premiums and other restrictions thereon), provided that such requirements may provide that such Extended Term Loans may participate in any mandatory prepayments on a pro rata basis (or on a basis that is less than pro rata) with the Term Loans, but may not provide for prepayment requirements that are more favorable than those applicable to the Term Loans, an increase in the fees payable to, or the inclusion of new fees to be payable to, the Extending Lenders in respect of such Extension Offer or their Extended Term Loans or Extended Term Commitments, and/or

an addition of any affirmative or negative covenants applicable to the Parent, the Term Borrower and the Restricted Subsidiaries, provided that any such additional covenant with which the Parent, the Term Borrower and the Restricted Subsidiaries shall be required to comply prior to the latest Scheduled Term Maturity Date in effect immediately prior to such Extension Permitted Amendment for the benefit of the Extending Lenders providing such Extended Term Loans or Extended Term Commitments shall also be for the benefit of all other Term Lenders.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, (a) for any determination of Fair Market Value in connection with an Asset Sale to be made pursuant to Section 8.4(h), (i) or (l) in which the Fair Market Value of the properties disposed of in such Asset Sale exceeds $10,000,000.00, the Parent shall provide evidence reasonably satisfactory to the Administrative Agent with respect to the calculation of such Fair Market Value and (b) for any determination of Fair Market Value of any marine vessel, for purposes of Section 5.3 or Section 5.4, the Fair Market Value of such marine vessel shall be the fair market value set forth for such marine vessel in the 2014 Appraisals or the updated appraisal most recently delivered pursuant to Section 6.2(e), as applicable.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements between the United States and another country which modify the provisions of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Fee Letters” means (a) the Fee Letter, dated March 30, 2014, addressed to the Parent from CA CIB and accepted by the Parent on March 31, 2014, (b) the Fee Letter, dated March 30, 2014, addressed to the Parent from CA CIB, Wells Fargo Securities, LLC, and Wells Fargo Bank, N.A. and accepted by the Parent on March 31, 2014, and (c) each other fee letter entered into by either Borrower in connection with this Agreement.

“Financial Letter of Credit” means a Letter of Credit other than a Performance Letter of Credit.

“Financial Letter of Credit Sublimit” means an amount equal to 25% of the aggregate Letter of Credit Facility Commitments.

“Financial Statements” means the financial statements of the Parent and its Subsidiaries delivered in accordance with Section 3.1(b), Section 4.4 or Section 6.1.

“Fiscal Quarter” means the fiscal quarter of the Parent ending on March 31, June 30, September 30 or December 31 of the applicable calendar year, as applicable.

“Fiscal Year” means the fiscal year of the Parent, which is the same as the calendar year.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuer, such Defaulting Lender’s Ratable Portion of the outstanding Letter of Credit Obligations of such Issuer, other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other LC Lenders or cash collateralized in accordance with the terms hereof.

“Fronting Fee” means the Fronting Fee specified in Section 2.12(b)(i).

“Fund” means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“G-20 Countries” means Argentina, Australia, Brazil, Canada, China, the European Union, France, Germany, India, Indonesia, Italy, Japan, Mexico, Russia, Saudi Arabia, South Africa, South Korea, Turkey, the United Kingdom, and the United States of America.

“Global Intercompany Note” means the global intercompany note substantially in the form of Exhibit G hereto.

“Goldman Sachs” means Goldman Sachs Lending Partners LLC.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantee” means the guarantees of the Obligations contained in Section 2 of the Pledge and Security Agreement.

“Guarantors” means (a) the Parent, in its capacity as guarantor of all Obligations in respect of the Term Loans as set forth in the Pledge and Security Agreement, and (b) each Subsidiary Guarantor.

“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if (and only if) in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance to the obligee of Indebtedness of any other Person that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported or, if such amount is not stated or otherwise determinable, the maximum reasonable anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. For the avoidance of doubt, the term “Guaranty Obligation” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Hedging Obligations” has the meaning given to such term in the definition of “Obligations”.

“ICE LIBOR” has the meaning given to such term in the definition of “Eurodollar Rate”.

“Immaterial Guarantor” means a Guarantor (other than the Parent or the Term Borrower) that does not satisfy the Threshold Amount.

“Increase and Joinder Agreement” has the meaning set forth in Section 2.21(c).

“Increased Amount Date” has the meaning specified in Section 2.21(b).

“Indebtedness” of any Person means, without duplication:

(a) all indebtedness of such Person for borrowed money;

all obligations of such Person evidenced by promissory notes, bonds, debentures or similar instruments;

all matured reimbursement obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees, and other similar obligations;

all other obligations with respect to letters of credit, bankers’ acceptances, surety bonds, performance bonds, bank guarantees and other similar obligations, whether or not matured, other than unmatured or undrawn, as applicable, obligations with respect to Performance Guarantees;

all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue by more than 90 days or disputed in good faith;

all indebtedness of such Person created or arising under any conditional sale or other title retention agreement (other than operating leases) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

all Capital Lease Obligations of such Person;

all Guaranty Obligations of such Person;

all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends;

net payments that such Person would have to make in the event of an early termination as determined on the date Indebtedness of such Person is being determined in respect of Hedging Contracts of such Person; and

all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but amounts of such Indebtedness shall be the lesser of the value of the property owned by such Person securing such Indebtedness and the principal amount of such Indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity in which the liability of the joint venturer is limited) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited by applicable law or contract. For the avoidance of doubt, the term “Indebtedness” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Indemnified Matters” has the meaning specified in Section 11.4(a).

“Indemnitees” has the meaning specified in Section 11.4(a).

“Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses after the date hereof that is posted to IntraLinks or otherwise clearly identified at the time of delivery as confidential other than any such information that is available to the Administrative Agent, any Lender or any Issuer on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries.

“Information Memorandum” means the Confidential Information Memorandum related to this Agreement dated March, 2014.

“Installment” means each payment of the principal amount thereof due under Section 2.6(a) (including the payment due on the Scheduled Term Maturity Date).

“Insurance/Condemnation Event” means any casualty or other insured damage to, or any taking under the power of eminent domain or by condemnation or similar proceeding of, or any disposition under a threat of such taking of, all or any part of any assets of the Parent or any Restricted Subsidiary, resulting in aggregate Net Cash Proceeds exceeding $10,000,000.00.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date, among the Collateral Agent, Wells Fargo Bank, National Association, as trustee and collateral agent for the holders of the Second Lien Notes, and the Loan Parties.

“Interest Expense” means, for the Parent for any period, total interest expense of the Parent and its Subsidiaries for such period, as determined on a consolidated basis in conformity with GAAP and including, in any event (without duplication for any period or any amount included in any prior period):

(a) net costs under Interest Rate Contracts for such period;

(b) any commitment fee (including the Letter of Credit Commitment Fee) accrued, accreted or paid by such Person during such period;

(c) any fees and other obligations (other than reimbursement obligations) with respect to letters of credit (including the Letter of Credit Participation Fees) and bankers’ acceptances (whether or not matured) accrued, accreted or paid by such Person for such period, plus (without duplication) any such amounts that are included in the cost of operations on the consolidated statement of operations of such Person prepared in conformity with GAAP; and

(d) the Fronting Fee.

For purposes of the foregoing, interest expense shall (i) be determined after giving effect to any net payments made or received by the Parent or any Subsidiary with respect to interest rate Hedging Contracts, (ii) exclude interest expense accrued, accreted or paid by the Parent or any Subsidiary of the Parent to the Parent or any Subsidiary of the Parent, and (iii) exclude credits to interest expense resulting from capitalization of interest related to amounts that would be reflected as additions to property, plant or equipment on a consolidated basis sheet of the Parent and its Subsidiaries prepared in conformity with GAAP. Notwithstanding the foregoing, the interest component of all payments associated with any lease that would have been accounted for as an operating lease on a balance sheet of such Person prepared in conformity with GAAP as in effect on the Effective Date shall be excluded from Interest Expense.

“Interest Period” means, in the case of any Eurodollar Rate Loan, (a) initially, the period commencing on the date such Eurodollar Rate Loan is made or on the date of conversion of a Base Rate Loan to such Eurodollar Rate Loan and ending one, three or six months thereafter or, with the prior written consent of all Term Lenders, twelve months thereafter, as selected by the Term Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.2 or 2.11, and (b) thereafter, if such Term Loan is continued, in whole or in part, as a Eurodollar Rate Loan pursuant to Section 2.11, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, three or six months thereafter or, with the prior written consent of all Term Lenders, twelve months thereafter, as selected by the Term Borrower in its Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.11; provided, however, that all of the foregoing provisions relating to Interest Periods in respect of Eurodollar Rate Loans are subject to the following:

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

the Term Borrower may not select any Interest Period in respect of Term Loans having an aggregate principal amount of less than $5,000,000.00; and

there shall be outstanding at any one time no more than 10 Interest Periods in the aggregate.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Internally Generated Cash” means, with respect to any Fiscal Year, net cash of the Parent and its Restricted Subsidiaries provided by operating activities of the Parent and its Restricted Subsidiaries during such Fiscal Year, excluding (a) Net Cash Proceeds of any Specified Asset Sale or any Insurance/Condemnation Event, (b) proceeds of any incurrence or issuance of Indebtedness and (c) proceeds of any issuance or sale of Stock or Stock Equivalents in the Parent or any Restricted Subsidiary or any capital contributions to the Parent or any Restricted Subsidiary.

“Investment” means, with respect to any Person, any investment of such Person so classified under GAAP, and whether or not so classified, any loan, advance, extension of credit that constitutes Indebtedness of the Person to whom it is extended, any direct or indirect guaranty in respect of the Indebtedness of another Person by such Person, or contribution of capital by such Person, and any stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; excluding, however, (a) capital expenditures of such Person determined in accordance with GAAP, (b) prepayments or deposits made in the ordinary course of business, (c) accounts receivable and similar items made or incurred in the ordinary course of business and (d) the payment of the operating expenses and capital expenditures of a Restricted Subsidiary, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof. For the avoidance of doubt, the term “Investment” shall not include reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees.

“Inventory” has the meaning specified in the Pledge and Security Agreement.

“IRS” means the Internal Revenue Service of the United States or any successor thereto.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of Issuance).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum stated amount (including by deleting or reducing any scheduled decrease in such maximum stated amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning.

“Issuer” means each LC Lender or Affiliate of an LC Lender that (a) is listed on Schedule III, (b) hereafter becomes an Issuer with the approval of the Administrative Agent and the LC Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the LC Borrower to be bound by the terms hereof applicable to Issuers, or (c) solely with respect to Existing Letters of Credit, is an issuer of an Existing Letter of Credit.

“Joint Venture” means any Person (a) in which the Parent or a Subsidiary of the Parent, directly or indirectly, owns at least 25% of the Stock or Stock Equivalents of such Person and (b) that is not a Subsidiary of the Parent. As of the Effective Date, the Persons listed on Schedule 1.1 are Joint Ventures.

“Junior Priority Indebtedness” means (a) the Second Lien Notes, any other Permitted Second Lien Debt and, in each case, any Refinancing Indebtedness in respect thereof and (b) any other Indebtedness for borrowed money (excluding intercompany debt) of the Parent or any Restricted Subsidiary that is (i) secured by a Lien on the Collateral that is junior to the Lien on the Collateral that secures the Obligations, (ii) unsecured or (iii) expressly subordinated in right of payment to the Obligations.

“Landlord Lien Waiver” means a lien waiver signed by a landlord, substantially in the form of Exhibit I or such other form that is satisfactory to the Administrative Agent.

“LC Borrower” has the meaning specified in the preamble to this Agreement.

“LC Facility” means the letter of credit facility evidenced by this Agreement.

“LC Lenders” means Lenders having a Letter of Credit Facility Commitment or, if such Letter of Credit Facility Commitments have terminated, Lenders that are owed Letter of Credit Obligations.

“Leases” means, with respect to any Person, all of the leasehold estates in Real Property of such Person, as lessee, as such may be amended, supplemented or otherwise modified from time to time.

“Lender” means each financial institution or other entity that (a) is listed on the signature pages of the Agreement as a “Lender” or (b) from time to time becomes a party hereto as a Lender by execution of an Assignment and Acceptance or an Increase and Joinder Agreement. Unless the context otherwise requires, the term “Lenders” references the LC Lenders and the Term Lenders.

“Letter of Credit” means each letter of credit issued pursuant to Section 2.4 and shall include the Existing Letters of Credit.

“Letter of Credit Commitment Fee” has the meaning specified in Section 2.12(a).

“Letter of Credit Commitment Increase” has the meaning specified in Section 2.21(a).

“Letter of Credit Exposure” means, with respect to any LC Lender, at any time, such LC Lender’s Ratable Portion of the Letter of Credit Obligations at such time.

“Letter of Credit Facility Commitment” means, with respect to each LC Lender, the commitment of such LC Lender to participate in Letters of Credit in the aggregate principal amount outstanding not to exceed the amount set forth opposite such LC Lender’s name on Schedule I or in the Assignment and Acceptance or Increase and Joinder Agreement, as applicable, pursuant to which such LC Lender becomes a party hereto, as such amount may be adjusted from to time pursuant to this Agreement. “Letter of Credit Facility Commitments” means the aggregate of such commitments for all LC Lenders, and the aggregate amount of the Letter of Credit Facility Commitments on the Effective Date is $400,000,000.00.

“Letter of Credit Facility Termination Date” means the earliest of (a) the Scheduled Letter of Credit Facility Termination Date, (b) the date of termination of all the Letter of Credit Facility Commitments pursuant to Section 2.5 or Section 9.2 and (c) the date on which all the Obligations become due and payable pursuant to Section 9.2.

“Letter of Credit Issuer Commitment” means (a) the amount set forth on the attached Schedule III for each Issuer or (b) such other amount as any Issuer and the LC Borrower may agree in a writing delivered to the Administrative Agent.

“Letter of Credit Obligations” means, at any time, without duplication, the aggregate amount of all liabilities at such time of the LC Borrower to all Issuers with respect to Letters of Credit, whether or not any such liability is contingent, including the sum of (a) the Reimbursement Obligations at such time (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof at such time) and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Participation Fee” has the meaning specified in Section 2.12(b)(ii).

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 2.4(e).

“Letter of Credit Request” has the meaning specified in Section 2.4(c).

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Letters of Credit outstanding at such time (or, for any Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof at such time).

“Leverage Ratio Debt” means Disqualified Stock of the Parent and, without duplication, Indebtedness of the Parent and its Restricted Subsidiaries of the type specified in clauses (a), (b), (c), (d), (e), (f), (g), (h) and (k) of the definition of “Indebtedness” determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, the term “Leverage Ratio Debt” shall not include (a) reimbursement or other obligations with respect to unmatured or undrawn, as applicable, Performance Guarantees and (b) Indebtedness of the Parent or any of its Restricted Subsidiaries that is owed to the Parent, any of its Restricted Subsidiaries or any Joint Venture that is a Guarantor.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any effective financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Liquidity” means unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries.

“Loan Documents” means, collectively, this Agreement, the Notes (if any), each Letter of Credit Reimbursement Agreement, the Collateral Documents, the Global Intercompany Note, each Fee Letter, any agreement creating or perfecting rights in cash collateral pursuant to this Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Party” means each Borrower and each Guarantor.

“Long-Term Indebtedness” means any Indebtedness of the Parent and its Restricted Subsidiaries that, in conformity with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect upon (a) the condition (financial or otherwise), business, results of operations or properties of the Parent and the Subsidiary Guarantors taken as a whole; (b) the perfection or priority of the Liens granted pursuant to the Collateral Documents; (c) the Loan Parties’ ability to perform their respective obligations under the Loan Documents; or (d) the validity or enforceability against the Loan Parties of the Loan Documents or the rights or remedies of the Administrative Agent, the Lenders or the Issuers thereunder.

“Material Intellectual Property” has the meaning specified in the Pledge and Security Agreement.

“Material Subsidiary” means, with respect to any date of determination, (a) a Restricted Subsidiary contributing (or, if such Restricted Subsidiary was not a Subsidiary of the Parent for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 5% of the EBITDA or (ii) 5% of total assets (as determined in accordance with GAAP) of the Parent and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date or (b) two or more Restricted Subsidiaries contributing (or, if any such Restricted Subsidiary was not a Subsidiary of the Parent for the entire Fiscal Year immediately preceding such date, that would have contributed) more than (i) 5% of the EBITDA or (ii) 5% of total assets (as determined in accordance with GAAP) of the Parent and its Restricted Subsidiaries on a consolidated basis, in each case in the Fiscal Year immediately preceding such date. Notwithstanding the foregoing, the Term Borrower shall at all times be a Material Subsidiary.

“MNPI” means material non-public information (within the meaning of the United States Federal, state or other applicable securities laws) with respect to the Parent and its Affiliates or their Securities.

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgaged Properties” means each parcel of real property and the improvements thereto owned or leased by a Loan Party with respect to which a Mortgage is granted pursuant to Section 7.12.

“Mortgaged Vessel Owning Subsidiary” means at any time any Subsidiary of the Parent that owns a marine vessel that is or is required to become a Mortgaged Vessel under the terms of this Agreement or the other Loan Documents. As of the Effective Date, the Mortgaged Vessel Owning Subsidiaries and the Mortgaged Vessels owned by each are as follows:

Mortgaged Vessel Owning Subsidiary	Jurisdiction of Organization	Mortgaged Vessel	Vessel Flag

J. Ray McDermott Holdings, LLC	Delaware	McDermott Derrick Barge No. 16	U.S.A.

Hydro Marine Services, Inc.	Panama	McDermott Derrick Barge No. 27	Panama
		DB 101	Panama
		Intermac 650	Panama
		McDermott LB 32	Panama

J. Ray McDermott International Vessels, Ltd.	Cayman Islands	McDermott Derrick Barge No. 50	Panama

McDermott Gulf Operating Company, Inc.	Panama	Agile	Barbados
		Thebaud Sea	Canada (bareboat registered in Barbados)

McDermott International Vessels, Inc.	Panama	Emerald Sea	Barbados

McDermott, Inc.	Delaware	Intermac 600	U.S.A.

“Mortgaged Vessels” means at any time the marine vessels of the Loan Parties that are subject to a lien under the Collateral Documents at such time, except, notwithstanding anything herein or in any other Collateral Document to the contrary, any marine vessel that is the subject of a Lien permitted under Section 8.2 (i) securing permitted Capital Leases or permitted purchase money Indebtedness incurred in connection with the acquisition of such marine vessel or (ii) existing at the time of (but not incurred in anticipation of) any such acquisition shall not be a Mortgaged Vessel. The Mortgaged Vessels shall consist of the following as of the Effective Date:

Vessel Name	Flag
McDermott Derrick Barge No. 16	U.S.A.
McDermott Derrick Barge No. 27	Panama
McDermott Derrick Barge No. 50	Panama
McDermott LB 32	Panama
DB 101	Panama
Intermac 650	Panama
Agile	Barbados
Thebaud Sea	Canada (bareboat registered in Barbados)
Emerald Sea	Barbados
Intermac 600	U.S.A.

“Mortgages” means (a) the fee or leasehold mortgages or deeds of trust, assignments of leases and rents and other security documents granting a Lien on any Mortgaged Property to secure the Obligations and (b) the mortgages and other security documents granting a Lien on any Mortgaged Vessel to secure the Obligations, in the case of each of clauses (a) and (b) each in form and substance reasonably satisfactory to the Collateral Agent, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Parent, any of its Subsidiaries, any Guarantor or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

“Net Book Value” means with respect to any marine vessel under construction at any time, the costs of the construction, equipping and commissioning of such marine vessel less accumulated depreciation as of such time for such marine vessel, as such value would be set forth on the consolidated balance sheet of the Parent prepared in accordance with GAAP.

“Net Cash Proceeds” means, with respect to any event, proceeds received by the Parent or any Restricted Subsidiary after the Effective Date in cash or Cash Equivalents in respect of such event, net of (a) the reasonable cash costs (including underwriting commissions, legal, investment banking, brokerage and accounting and other professional fees and sales commissions) paid in connection with such event by the Parent or any Restricted Subsidiary to Persons that are not Affiliates of the Parent or any Restricted Subsidiary and (b) in the case of any Asset Sale or Insurance/Condemnation Event, taxes paid or reasonably estimated to be payable by the Parent or any Restricted Subsidiary as a result thereof (including, for the avoidance of doubt, as a result of any distribution of such proceeds to the Parent or any Restricted Subsidiary); provided, however, that evidence of each of clauses (a) and (b) above is provided to the Administrative Agent in form and substance reasonably satisfactory to it.

“New Lender” has the meaning specified in Section 2.21(b).

“New Letter of Credit Facility Commitments” has the meaning specified in Section 2.21(a).

“NO 102” means the North Ocean 102 Vessel.

“NO 105” means the North Ocean 105 Vessel.

“Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Parent or a Restricted Subsidiary in connection with an Asset Sale less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Non-cash Consideration.

“Non-Consenting Lender” has the meaning specified in Section 11.1(c).

“Non-Defaulting Lender” means an LC Lender that is not a Defaulting Lender.

“Non-Recourse Indebtedness” means Indebtedness of a Subsidiary of the Parent (in each case that is not a Loan Party) (a) that is on terms and conditions reasonably satisfactory to the Administrative Agent, (b) that is not, in whole or in part, Indebtedness of any Loan Party (and for which no Loan Party has created, maintained or assumed any Guaranty Obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Restricted Subsidiary or the assets thereof (other than the Stock or Stock Equivalents issued by the Subsidiary primarily obligated on such Indebtedness that are owned by a Restricted Subsidiary) for the repayment of such Indebtedness, and (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the Parent, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) and any Affiliate of any of them).

“North Ocean Entities” means, collectively, North Ocean II KS, a limited partnership organized and existing under the laws of Norway, North Ocean II AS, a private limited liability company organized and existing under the laws of Norway, and North Ocean 105 AS, a private limited liability company organized and existing under the laws of Norway. “North Ocean Entity” means any of the North Ocean Entities.

“North Ocean Equipment” means, (a) with respect to the NO 102, the equipment comprising the vertical lay system (including a tower with aligner and tensioner(s), product highway, level winder, deepwater lowering system, one crane, and related or ancillary components), (b) with respect to the NO 105, the equipment comprising the rigid reel system (including the vertical reel, level winder, tower with aligner, straightener and tensioner(s), abandonment and recovery winch, incremental power unit, and related or ancillary components), and (c) the land-based reel base to be purchased and/or constructed in connection with the foregoing, in each case including related assets that are utilized solely in connection with the foregoing equipment and proceeds of the foregoing.

“Note” means a promissory note of the Term Borrower payable to any Term Lender and its registered assigns evidencing the aggregate Indebtedness of the Term Borrower to such Term Lender resulting from the Term Loans owing to such Term Lender.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Conversion or Continuation” has the meaning specified in Section 2.11(a).

“Obligations” means the Term Loans, the Letter of Credit Obligations and all other amounts, obligations, covenants and duties owing by the Borrowers and the other Loan Parties to the Agents, any Lender, any Issuer, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, opening or amendment of a letter of credit or payment of any draft drawn thereunder, loan, guaranty, indemnification, foreign exchange or currency swap transaction, interest rate hedging transaction or otherwise), present or future, arising under (a) this Agreement or any other Loan Document, (b) any Treasury Management Arrangements that are (i) in effect on the Effective Date with a counterparty that is the Administrative Agent, a Lender or any Affiliate of either of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Treasury Management Agreements were entered into, the Administrative Agent, a Lender or any Affiliate of either of the foregoing (the Obligations described in this clause (b) being referred to herein as “Treasury Management Obligations”) or (c) any Hedging Contract that is (i) in effect on the Effective Date with a counterparty that is the Administrative Agent, a Lender or any Affiliate of either of the foregoing or (ii) entered into after the Effective Date with a counterparty that was, at the time such Hedging Contract was entered into, the Administrative Agent, a Lender or any Affiliate of either of the foregoing (the Obligations described in this clause (c) being referred to herein as “Hedging Obligations”), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all letter of credit and other fees (including, the Letter of Credit Commitment Fee and the Fronting Fee), interest (including post-petition interest, whether or not allowed in a bankruptcy proceeding), charges, expenses, attorneys’ fees and disbursements and other sums chargeable to any Borrower under this Agreement or any other Loan Document and all obligations of any Borrower under any Loan Document to provide cash collateral for Letter of Credit Obligations; provided that “Obligations” shall specifically exclude all Excluded Swap Obligations.

“Original Currency” has the meaning specified in Section 11.19(a).

“Original Indebtedness” has the meaning given to such term in the definition of “Refinancing Indebtedness”.

“Other Currency” has the meaning specified in Section 11.19(a).

“Other Taxes” has the meaning specified in Section 2.16(b).

“Outstandings” means, at any particular time, the sum of the principal amount of the Term Loans outstanding at such time and the Letter of Credit Obligations outstanding at such time.

“Ownership Adjusted Fair Market Value” means, as of any day, (a) with respect to any Mortgaged Vessel, the Fair Market Value of such Mortgaged Vessel, and (b) with respect to any marine vessel of the Parent and its Subsidiaries that is not a Mortgaged Vessel (including any marine vessel that is under construction), so long as (x)(1) the Vessel Owning Subsidiary with respect to such marine vessel is a Guarantor, (2) the Parent is the direct parent of such Vessel Owning Subsidiary or (3) the Subsidiary that is the direct parent of such Vessel Owning Subsidiary is a Guarantor and (y) the Stock and Stock Equivalents of such Vessel Owning Subsidiary that are owned or otherwise controlled by the Loan Parties are subject to a Lien under the Collateral Documents (unless such Stock and Stock Equivalents are subject to a Lien securing Indebtedness of such Vessel Owning Subsidiary), the product of (i)(A) the Fair Market Value of such marine vessel (or, with respect to any marine vessel that is under construction, the Net Book Value of such marine vessel), minus (B) the Indebtedness of such Vessel Owning Subsidiary (other than the Obligations and the Permitted Second Lien Debt), multiplied by (ii) the percentage of the Stock and Stock Equivalents of such Vessel Owning Subsidiary that are owned or otherwise controlled by the Loan Parties. For purposes of this definition, as of the Effective Date, J. Ray McDermott, S.A. is the direct parent of BMD.

“Parent” has the meaning specified in the preamble to this Agreement.

“Parent’s Accountants” means the Parent’s accountants, which shall be Deloitte & Touche LLP or another firm of independent nationally recognized public accountants.

“Participant” has the meaning specified in Section 11.2(d).

“Participant Register” has the meaning specified in Section 11.2(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guarantee” of any Person means (a) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support only trade payables or nonfinancial performance obligations of such Person, (b) any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of such Person to support any letter of credit, bankers acceptance, surety bond, performance bond, bank guarantee or other similar obligation issued for the account of a Subsidiary or joint venture of such Person to support only trade payables or non-financial performance obligations of such Subsidiary or joint venture, and (c) any parent company guarantee or other direct or indirect liability, contingent or otherwise, of such Person with respect to trade payables or non-financial performance obligations of a Subsidiary or joint venture of such Person, if the purpose of such Person in incurring such liability is to provide assurance to the obligee that such contractual obligation will be performed, or that any agreement relating thereto will be complied with.

“Performance Letter of Credit” means (a) a letter of credit issued to secure ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects, and (b) a letter of credit issued to back a bank guarantee, surety bond, performance bond or other similar obligations issued to support ordinary course performance obligations in connection with marine installation, project engineering, procurement, construction, maintenance and other similar projects (including projects about to be commenced) or bids for prospective marine installation, project engineering, procurement, construction, maintenance and other similar projects.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Acquisition” means an Acquisition permitted under Section 8.3.

“Permitted Second Lien Debt” means (a) the Second Lien Notes (and Guaranty Obligations of the Subsidiary Guarantors in respect thereof) and any Refinancing Indebtedness in respect thereof and (b) any other senior second lien secured indebtedness (including, without limitation, promissory notes issued under an indenture or note purchase agreement and term loans issued under a credit agreement) of the Loan Parties in an aggregate principal amount for both the foregoing clauses (a) and (b) not to exceed $650,000,000.00, which indebtedness (other than the Second Lien Notes) (i) is on terms not materially more restrictive, taken as a whole, than the terms of the Loan Documents, (ii) does not impose any financial maintenance covenant that is more restrictive than those in Article V, (iii) contains grace periods for covenant breaches and payment defaults that expire no earlier than the corresponding grace periods in this Agreement, (iv) has cross acceleration (not cross default) to other indebtedness, (v) is secured with no assets other than Collateral and guaranteed by no Person other than the Subsidiary Guarantors, (vi) is subject to the Intercreditor Agreement or other intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which arrangements all Liens on Collateral securing such indebtedness shall be junior to the Liens securing the Obligations on terms acceptable to the Administrative Agent, (vii) by its terms matures at least one year after the Scheduled Term Maturity Date, and (viii) the terms of which are otherwise reasonably satisfactory to the Administrative Agent. The Administrative Agent’s execution of an intercreditor agreement in respect of any senior second lien secured indebtedness shall conclusively evidence its approval of the matters described in the preceding clauses (vi) and (viii).

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

“Pledge and Security Agreement” means the First Lien Pledge and Security Agreement dated as of the Effective Date executed by each Borrower, each Subsidiary Guarantor and the Administrative Agent, substantially in the form of Exhibit D.

“Pledged Notes” has the meaning specified in the Pledge and Security Agreement.

“Pledged Stock” has the meaning specified in the Pledge and Security Agreement.

“Prime Rate” means the rate of interest per annum established from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective on the date such change is announced as being effective.

“Projections” means those financial projections of the Parent and its Subsidiaries delivered to the Administrative Agent by the Parent covering the Fiscal Years ending in 2014 and 2015.

“Proposed Change” has the meaning specified in Section 11.1(c).

“Public-Side Lenders” means Lenders that do not wish to receive MNPI.

“Purchasing LC Lender” has the meaning specified in Section 11.7(a)(ii)

“Purchasing Lender” has the meaning specified in Section 11.7(a)(ii).

“Purchasing Term Lender” has the meaning specified in Section 11.7(a)(i).

“Ratable Portion” or “ratably” means, subject to adjustment as provided in Section 2.12(d), Section 2.13(e) and Section 2.20(a)(iv):

(a)

for purposes of Section 10.5, with respect to any Lender at any time, the percentage obtained by dividing (a) the sum of (i) the Letter of Credit Facility Commitment of such Lender at such time plus (ii) the principal amount of such Lender’s Term Exposure at such time by (b) the sum of (i) the aggregate Letter of Credit Facility Commitments of all Lenders at such time plus (ii) the aggregate Term Exposure of all Lenders at such time; provided that if such Letter of Credit Facility Commitments have been terminated, then the Ratable Portion of such Lender shall be determined based on the Ratable Portions of such Lender, and of all other Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof;

(b)	except as provided in clause (a) above, with respect to the Letter of Credit Facility Commitments or Letter of Credit Obligations of any LC Lender at any time, the percentage obtained by dividing (i) the Letter of Credit Facility Commitment of such LC Lender at such time by (ii) the aggregate Letter of Credit Facility Commitments of all Lenders at such time; provided that if such Letter of Credit Facility Commitments have been terminated, then the Ratable Portion of such LC Lender shall be determined based on the Ratable Portions of such LC Lender, and of all other LC Lenders, immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; and

(c)	except as provided in clause (a) above, with respect to the Term Commitments or the Term Loans of any Term Lender at any time, the percentage obtained by dividing (i) the Term Exposure of such Term Lender at such time by (ii) the Term Exposure of all Term Lenders at such time.

“Real Property” means all Mortgaged Property and all other real property owned or leased from time to time by any Loan Party or any of its Restricted Subsidiaries.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original Indebtedness except by an amount not greater than accrued and unpaid interest, fees and premiums (if any) with respect to such Original Indebtedness and reasonable fees and expenses arising from such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier, and the weighted average life to maturity of such Refinancing Indebtedness shall not be shorter, than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date 91 days after the Scheduled Term Maturity Date, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (A) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (B) the weighted average life to maturity of the Term Loans as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guaranty Obligation) of any Subsidiary that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Parent if the Parent shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Parent only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or that would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated on terms not less favorable in any material respect to the Lenders.

“Register” has the meaning specified in Section 11.2(c).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the LC Borrower to any Issuer with respect to amounts drawn under Letters of Credit.

“Related Obligations” has the meaning specified in Section 10.8.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, representatives, attorneys, consultants, advisors and trustees of such Person and of such Person’s Affiliates.

“Release” means, with respect to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property owned by such Person, including the movement of Contaminants through or in the air, soil, surface water, ground water or property and, in each case, in violation of Environmental Law.

“Remedial Action” means all actions required by any applicable Environmental Law to (a) clean up, remove, treat or in any other way address any Contaminant in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Repricing Transaction” has the meaning specified in Section 2.8(c)(ii).

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, foreign exchange control, United States foreign assets control, and currency reporting laws and regulations, now or hereafter applicable, and all licensing and other formalities, necessary for the import, export and transport of any property, including, without limitation, those required by the regulations of the Export Administration of the Bureau of Industry and Security.

“Requisite LC Lenders” means, at any time, LC Lenders having Letter of Credit Exposure and unused Letter of Credit Facility Commitments representing at least a majority of the sum of all Letter of Credit Exposure outstanding and unused Letter of Credit Facility Commitments at such time; provided that the Letter of Credit Facility Commitments and Letter of Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Requisite LC Lenders.

“Requisite Lenders” means, collectively, the Requisite LC Lenders and the Requisite Term Lenders.

“Requisite Term Lenders” means, at any time, Lenders having Term Exposure representing at least a majority of the sum of the Term Exposure of all Lenders at such time.

“Responsible Officer” means, with respect to any Person, any of the principal executive officers, managing members or general partners of such Person but, in any event, with respect to financial matters, the chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means:

(a) any dividend or any other distribution or payment, whether direct or indirect, on account of any Stock or Stock Equivalents of the Parent or any of its Restricted Subsidiaries now or hereafter outstanding, except a dividend payable solely in Stock or Stock Equivalents (other than Disqualified Stock) or a dividend or distribution payable solely to the Parent or one or more Subsidiary Guarantors;

(b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent or any of its Subsidiaries now or hereafter outstanding other than one payable solely to the Parent or one or more Subsidiary Guarantors; and

(c) any Investment.

“Restricted Subsidiary” means a Subsidiary that is not an Unrestricted Subsidiary. For the avoidance of doubt, the Term Borrower shall at all times be a Restricted Subsidiary of the Parent.

“S&P” means Standard & Poor’s Rating Services.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Letter of Credit Facility Termination Date” means April 16, 2017.

“Scheduled Term Maturity Date” means April 16, 2019.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Notes” means (a) the 8.000% Senior Secured Notes due 2021, issued under the Second Lien Notes Indenture on the Effective Date and (b) any additional notes issued under the Second Lien Notes Indenture having identical terms and conditions to the Second Lien Notes issued on the Effective Date (other than with respect to the date of issuance, issue price, amount of interest payable on the first interest payment date applicable thereto, transfer restrictions, any registration rights agreement, additional interest with respect thereto and other customary terms and conditions for “tack on” additional notes, as the case may be), and, in the case of each of clauses (a) and (b), the Indebtedness represented thereby.

“Second Lien Notes Documents” means the Second Lien Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Second Lien Notes or providing for any Liens, Guaranty Obligations or other rights in respect thereof.

“Second Lien Notes Indenture” means the Indenture dated as of the Effective Date, among Parent, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee for the holders of the Second Lien Notes.

“Secured Leverage Ratio” means, as of any day, the ratio of (a) Leverage Ratio Debt as of such day secured by a Lien on property of the Parent or any of its Restricted Subsidiaries to (b) EBITDA for the last four full Fiscal Quarters ending prior to such day.

“Secured Parties” means the Lenders, the Issuers, each Agent and any other holder of any Obligation.

“Security” means any Stock, Stock Equivalent, voting trust certificate, bond, debenture, promissory note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, or any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

“Selling LC Lender” has the meaning specified in Section 11.7(a)(ii).

“Selling Lenders” has the meaning specified in Section 11.7(a)(ii).

“Selling Term Lender” has the meaning specified in Section 11.7(a)(ii).

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities are expected to mature and does not have unreasonably small capital for its then current business activities. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Vehicle” means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent and controlled by that Lender.

“Specified Asset Sale” means any Asset Sale made in reliance on clause (h), (i), (j) or (k) of Section 8.4, other than any such Asset Sale (or series of related Asset Sales) resulting in aggregate Net Cash Proceeds not exceeding $10,000,000.00 during any Fiscal Year. The term “Specified Asset Sale” shall not include any Insurance/Condemnation Event.

“Specified LC Lender Event of Default” has the meaning set forth in Section 9.1(d).

“Specified Term Lender Event of Default” has the meaning set forth in Section 9.1(d).

“SPV” means any Subsidiary of the Parent (other than the Term Borrower) that is designated as such in writing by the Parent, but only to the extent that:

(a) such Subsidiary owns (or promptly after such designation will own) the DLV 2000 and its primary purpose will be to own and operate the DLV 2000 and incur Indebtedness and other obligations in respect thereof;

(b) such Subsidiary has no material assets other than the DLV 2000 and related assets;

(c) except as permitted pursuant to Section 8.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of any such agreement or contract are, taken as a whole, no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

(d) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing; and

(e) immediately before and after such designation, the Parent shall be in pro forma compliance with Article V as of the most recent date of determination.

Any designation of a Subsidiary of the Parent as an SPV will be evidenced by a certificate of a Responsible Officer of the Parent certifying that such designation complied with the preceding conditions, and any such designation shall be effective as of the effective date of such certificate.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), partnership or membership interests, equity participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or similar business entity, whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary”, “Restricted Subsidiary”, “Restricted Subsidiaries” or “Subsidiaries” shall refer to a Subsidiary, Restricted Subsidiary, Restricted Subsidiaries or Subsidiaries of the Parent.

“Subsidiary Guarantor” means (a) the Term Borrower, in its capacity as guarantor of the Obligations (other than Obligations in respect of the Term Loans) as set forth in the Pledge and Security Agreement and (b) each other Subsidiary that is a party to the Pledge and Security Agreement. As of the Effective Date, each Subsidiary listed on Schedule V hereto is a Subsidiary Guarantor.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means (a) Wells Fargo Bank, N.A., in its capacity as syndication agent for the LC Facility, and (b) Goldman Sachs, in its capacity as syndication agent for the Term Facility.

“Tangible Equity Units” means the 6.25% Tangible Equity Units issued by the Parent on April 7, 2014, and the Indebtedness represented thereby.

“Tax Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file U.S. federal income tax returns.

“Tax Return” has the meaning specified in Section 4.8.

“Taxes” has the meaning specified in Section 2.16(a).

“Term Borrower” has the meaning specified in the preamble to this Agreement.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make Term Loans to the Term Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule II or in the Assignment and Acceptance pursuant to which such Term Lender becomes a party hereto, as such amount may be adjusted from to time pursuant to this Agreement. “Term Commitments” means the aggregate of such commitments for all Term Lenders, and the aggregate amount of the Term Commitments on the Effective Date is $300,000,000.00.

“Term Exposure” means, with respect to any Term Lender, at any time, (a) prior to the making of Term Loans hereunder, the Term Commitment of such Term Lender at such time and (b) after the making of Term Loans hereunder, the aggregate principal amount of the outstanding Term Loans held by such Term Lender at such time.

“Term Facility” means the term loan facility evidenced by this Agreement.

“Term Lenders” means Lenders having a Term Commitment or if the Term Commitments have terminated, Lenders that are owed Term Loans.

“Term Loan” has the meaning specified in Section 2.1.

“Term Loan Facility Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the aggregate Ownership Adjusted Fair Market Value of the marine vessels of the Parent and its Subsidiaries to (b) the sum of (i) the aggregate principal amount of all Term Loans (and any Refinancing Indebtedness in respect of the Term Loans) outstanding as of such day, plus (ii) the aggregate amount all Reimbursement Obligations (and any matured reimbursement or repayment obligations with respect to amounts drawn under letters of credit issued pursuant to any Refinancing Indebtedness in respect of the Letter of Credit Facility Commitments) outstanding as of such day.

“Term Maturity Date” means the earliest of (a) the Scheduled Term Maturity Date and (b) the date on which all the Obligations become due and payable pursuant to Section 9.2.

“Threshold Amount” means, on any date of determination, that such Subsidiary or Subsidiaries, together with its Subsidiaries, had either (a) $2,000,000.00 or more of EBITDA during the four-Fiscal Quarter period most recently ended or (b) had assets the aggregate net book value of which was $2,000,000.00 or more.

“Title IV Plan” means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any ERISA Affiliate has any obligation or liability (contingent or otherwise).

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens provided for in the Collateral Documents and, in the case of the Borrowers, the borrowing of Term Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of the Second Lien Notes Documents to which it is to be a party, the creation of the Liens provided for in the Second Lien Notes Documents and, in the case of the Parent, the issuance of the Second Lien Notes and the use of the proceeds thereof.

“Treasury Management Arrangement” means any arrangement for credit card, cash management, clearing house, wire transfer, depository, treasury or investment services in connection with any transfer or disbursement of funds through an automated clearinghouse or on a same day or immediate or accelerated availability basis (including all monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise of the Parent or any of its Subsidiaries arising out of any cash management, clearing house, wire transfer, depository, treasury or investment services) provided to the Parent or any of its Subsidiaries. The designation of any such arrangement as a Treasury Management Arrangement shall not create in favor of the counterparty that is a party thereto any rights in connection with the management, enforcement or release of any Collateral.

“Treasury Management Obligations” has the meaning given to such term in the definition of “Obligations”.

“Treasury Rate” means, as of any date, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the first anniversary of the Effective Date; provided, however, that if the period from such date to the first anniversary of the Effective Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Regulations” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Type” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unrestricted Subsidiary” means:

(a) any Captive Insurance Subsidiary;

(b) any North Ocean Entity until such time as such North Ocean Entity is a Wholly-Owned Subsidiary of the Parent; and

(c) any other Subsidiary of the Parent (other than the Term Borrower) that after the Effective Date is designated by the Board of Directors of the Parent as an Unrestricted Subsidiary pursuant to a resolution passed by the board of directors of the Parent, but only to the extent that:

such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness;

except as permitted pursuant to Section 8.8, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary unless the terms of any such agreement or contract are, taken as a whole, no less favorable to the Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Parent;

except for equity contribution obligations in connection with Non-Recourse Indebtedness, such Subsidiary is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Stock or Stock Equivalents or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

the aggregate Fair Market Value of all outstanding Investments owned by the Parent and its Restricted Subsidiaries in the Subsidiary being so designated and any commitments to make any such Investments would be permitted under Section 8.5 as of the time of the designation;

immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

immediately before and after such designation, the Parent shall be in pro forma compliance with Article V as of the most recent date of determination;

such Subsidiary has also been designated an Unrestricted Subsidiary under the Permitted Second Lien Debt; and

such Subsidiary has not previously been designated as an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Parent as an Unrestricted Subsidiary after the Effective Date will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution passed by the board of directors of the Parent giving effect to such designation and a certificate of a Responsible Officer of the Parent certifying that such designation complied with the preceding conditions, and any such designation shall be effective as of the effective date of such certificate.

If, at any time, any Unrestricted Subsidiary (other than a Captive Insurance Subsidiary or a North Ocean Entity) would fail to meet the requirements of clause (c)(i), (c)(ii), (c)(iii) or (c)(iv) above as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date and, if such Indebtedness is not permitted to be incurred as of such date pursuant to Section 8.1, the Parent will be in default of such covenant.

The board of directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness is permitted pursuant to Section 8.1; and (ii) no Default or Event of Default would be in existence following such designation. Upon any such designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the redesignated Subsidiary will become a Guarantor pursuant to and if required by Section 7.11.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Vessel Owning Subsidiary” means, with respect to any marine vessel, the Subsidiary that owns such marine vessel (or, in the case of any marine vessel that is under construction, the Subsidiary that is party to the construction agreement relating to such marine vessel). For purposes of the definition of “Ownership Adjusted Fair Market Value”, so long as (a) BMD directly owns 100% of the Stock and Stock Equivalents of BMDL and (b) BMDL owns the DB 30, (x) BMD shall be considered the Vessel Owning Subsidiary with respect to the DB 30 and (y) any Indebtedness of BMDL shall be considered Indebtedness of BMD.

“Voting Stock” means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or similar controlling Persons of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned” means, in respect of any Person, any Subsidiary of such Person, all of the Stock of which (other than director’s qualifying shares, and the like, as may be required by applicable law) is owned by such Person, either directly or indirectly through one or more Wholly-Owned Subsidiaries thereof.

“Withdrawal Liability” means, with respect to the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any ERISA Affiliate at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA.

Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and, where applicable, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

Accounting Terms and Principles

Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Parent without objection from the Parent’s Accountants and results in a change in any of the calculations required by Article V or VIII had such accounting change not occurred, the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Parent shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article V or VIII shall be given effect until such provisions are amended to reflect such changes in GAAP.

Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Account Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any of its Subsidiaries at “fair value”, as defined therein.

Certain Terms

The words “herein,” “hereof” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. References in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as of a particular date.

References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative unless it is otherwise specified that such reference refers to such statute as of a particular date.

The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Loan Document, means “individually or in the aggregate,” unless otherwise expressly noted.

Upon the appointment of any successor Administrative Agent pursuant to Section 10.6(a), the reference to CA CIB in the definition of Dollar Equivalent shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

THE TERM LOANS AND LETTERS OF CREDIT

The Term Commitments

On the terms and subject to the conditions contained in this Agreement, each Term Lender severally agrees to make a term loan (each a “Term Loan”) to the Term Borrower on the Effective Date in Dollars in an aggregate principal amount not to exceed such Term Lender’s Term Commitment. Each Term Lender’s Term Commitment shall terminate immediately and without any further action upon the making of a Term Loan by such Term Lender or, if earlier, at 5:00 p.m., (New York City time) on the Effective Date. Amounts of Term Loans that are repaid or prepaid may not be reborrowed.

Borrowing Procedures for the Term Loans

Each Borrowing of Term Loans on the Effective Date shall be made on notice given by the Term Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) (i) on the Effective Date, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days prior to the Effective Date, in the case of a Borrowing of Eurodollar Rate Loans. Each such notice shall be in substantially the form of Exhibit C (a “Notice of Borrowing”) (or shall be made by telephone and the same information shall be confirmed promptly thereafter in writing), specifying (A) the Effective Date as the date of such proposed Borrowing, (B) the aggregate amount of such proposed Borrowing, (C) whether any portion of the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, (D) the initial Interest Period or Interest Periods for any such Eurodollar Rate Loans, and (E) remittance instructions. The Term Loans shall be made as Base Rate Loans unless, subject to Section 2.14, the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Loans. Each Borrowing of Term Loans shall be allocated ratably in accordance with each Term Lender’s Term Commitment.

Unless the Administrative Agent shall have received notice from a Term Lender prior to the Effective Date that such Term Lender shall not make available to the Administrative Agent such Term Lender’s Ratable Portion of the Borrowing to be made on such date (or any portion thereof), the Administrative Agent may assume that such Term Lender has made such Ratable Portion available to the Administrative Agent on the Effective Date in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Term Borrower on such date a corresponding amount. If and to the extent that such Term Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Term Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Term Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Term Borrower, the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Term Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Term Loans comprising such Borrowing. If such Term Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Term Lender’s Term Loan as part of such Borrowing for purposes of this Agreement. If the Term Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Term Lender of any obligation it may have hereunder to the Term Borrower.

The failure of any Term Lender to make its Term Loan or any payment required by it on the date specified, shall not relieve any other Term Lender of its obligations to make its Term Loan or payment on such date but no such other Term Lender shall be responsible for the failure of any Term Lender to make a Term Loan or payment required under this Agreement.

Reserved

Letters of Credit

On the terms and subject to the conditions contained in this Agreement, each Issuer agrees to Issue one or more Letters of Credit at the request of, and for the account of, the LC Borrower to support obligations of the LC Borrower, any of its Subsidiaries or any Joint Ventures, from time to time on any Business Day during the period commencing on the Effective Date and ending on the date that is 30 days before the Scheduled Letter of Credit Facility Termination Date; provided, however, that no Issuer shall Issue any Letter of Credit upon the occurrence of any of the following:

any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuer from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuer is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuer as of the date of this Agreement and that such Issuer in good faith deems material to it;

such Issuer shall have received written notice from the Administrative Agent, any LC Lender or the LC Borrower, on or prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Section 3.1 (with respect to an Issuance on the Effective Date) or 3.2 is not then satisfied or duly waived in accordance with Section 11.1;

after giving effect to the Issuance of such Letter of Credit, the outstanding amount of Letter of Credit Obligations would exceed the Letter of Credit Facility Commitments in effect at such time, the aggregate outstanding amount of all Letters of Credit issued by such Issuer would exceed its Letter of Credit Issuer Commitment or the aggregate outstanding amount of all Financial Letters of Credit would exceed the Financial Letter of Credit Sublimit;

any fees due in connection with a requested Issuance have not been paid;

such Letter of Credit is requested to be issued in a form that is not acceptable to such Issuer, in its sole discretion exercised in a commercially reasonable manner; or

with respect to any requested Letter of Credit denominated in an Alternative Currency, (A) the Issuer or the Administrative Agent shall not have approved such Issuance or (B) the Issuer receives notice from the Administrative Agent at or before 11:00 a.m. (New York time) on the date of the proposed Issuance of such Letter of Credit that, immediately after giving effect to the Issuance of such Letter of Credit, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would exceed $150,000,000.00 on the date of such proposed Issuance.

All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Effective Date shall be subject to and governed by the terms hereof. None of the Lenders (other than the Issuers in their capacity as such) shall have any obligation to Issue any Letter of Credit.

In no event shall the expiration date of any Letter of Credit be later than the earlier of (i) the date that is 12 months from the date of Issuance thereof or such later date as the applicable Issuer may agree in its sole discretion and (ii) the fifth Business Day prior to the Scheduled Letter of Credit Facility Termination Date or, with the approval of the applicable Issuer at its discretion, any date that is after the Scheduled Letter of Credit Facility Termination Date; provided, however, that any Letter of Credit with a fixed term may provide for the auto-renewal thereof for additional periods of not more than 12 months each; provided, further, however, that if any Issuance or renewal occurs during the 12 month period prior to the Scheduled Letter of Credit Facility Termination Date or the LC Borrower requests (and the applicable Issuer approves) the Issuance of a Letter of Credit that expires after the Scheduled Letter of Credit Facility

Termination Date, then on or before the date that is 95 days prior to the Scheduled Letter of Credit Facility Termination Date (or on the date of such Issuance, if the date of such Issuance is later than the 95th day prior to the Scheduled Letter of Credit Facility Termination Date and the relevant Issuer so consents), the LC Borrower shall provide cash collateral to the Collateral Agent in an amount equal to 105% of the face amount of each such Letter of Credit that expires after the Scheduled Letter of Credit Facility Termination Date (each such Letter of Credit an “Extended Letter of Credit”). On the Letter of Credit Facility Termination Date and if all Letter of Credit Obligations have been repaid in full, such Extended Letters of Credit shall for all purposes cease to be Letters of Credit hereunder and the obligations of the LC Lenders to fund their Ratable Portions of such Extended Letters of Credit pursuant to clause (h) below shall be terminated except to the extent that any Letter of Credit has an expiration date after the Letter of Credit Facility Termination Date and has not been cash collateralized as described above. After the Letter of Credit Facility Termination Date and the repayment in full of all Letter of Credit Obligations, the terms for release of such cash collateral shall be as agreed from time to time between the LC Borrower and such Issuer; provided that in the absence of such agreement between the LC Borrower and such Issuer, the terms of this Agreement shall, as between the LC Borrower and such Issuer, continue to govern the fees, costs and expenses payable in respect of such Extended Letters of Credit.

In connection with the Issuance of each Letter of Credit, the LC Borrower shall give the relevant Issuer at least two Business Days’ (unless the relevant Issuer otherwise agrees) prior written notice, in substantially the form of Exhibit E (or in such other written or electronic form as is acceptable to the Issuer), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable on and after the Issuance of such Letter of Credit (and, prior to such Issuance, may be revoked only with the consent of the Issuer) and shall specify the Issuer of such Letter of Credit, the stated amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day), and the Person for whose benefit the requested Letter of Credit is to be issued. Unless the Issuer otherwise agrees, such notice, to be effective, must be received by the relevant Issuer not later than 1:00 p.m. (New York time) on the second Business Day prior to the requested Issuance of such Letter of Credit.

Subject to the satisfaction of the conditions set forth in this Section 2.4, the relevant Issuer shall, on the requested date, Issue a Letter of Credit on behalf of the LC Borrower in accordance with such Issuer’s usual and customary business practices. No Issuer shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any LC Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. The relevant Issuer shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the Issuance of any Letter of Credit.

If requested by the relevant Issuer, prior to the first Issuance of a Letter of Credit by such Issuer, and as a condition of such Issuance and of the participation of each

Lender in the Letter of Credit Obligations arising with respect thereto, the LC Borrower shall have delivered to such Issuer a letter of credit reimbursement agreement, in such form as the Issuer may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by the LC Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

Each Issuer shall:

give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or, if consented to by the Administrative Agent, electronic mail) of the Issuance or renewal of a Letter of Credit issued by it, of all drawings under a Letter of Credit issued by it, the payment (or the failure to pay when due) by the LC Borrower of any Reimbursement Obligation and of the cancellation, termination or expiration of any Letter of Credit (of which notice the Administrative Agent shall promptly notify each LC Lender);

upon the request of any LC Lender, furnish to such LC Lender copies of any Letter of Credit Reimbursement Agreement to which such Issuer is a party and such other documentation as may reasonably be requested by such LC Lender; and

no later than five Business Days following the last Business Day of each calendar quarter (commencing with the calendar quarter ending June 30, 2014), provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the LC Borrower a schedule of Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each calendar quarter and any information requested by the LC Borrower or the Administrative Agent relating thereto.

Effective with respect to the Existing Letters of Credit upon the occurrence of the Effective Date, and otherwise effective immediately upon the Issuance by an Issuer of a Letter of Credit in accordance with the terms and conditions of this Agreement, each Issuer shall be deemed to have sold and transferred to each LC Lender and each LC Lender shall be deemed irrevocably and unconditionally to have purchased and received from each Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such LC Lender’s Ratable Portion of the Letter of Credit Facility Commitments in such Letter of Credit and the obligations of the LC Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

The LC Borrower agrees to pay to the Issuer of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuer under any Letter of

Credit issued for its account in Dollars (or the Dollar Equivalent of such payment if such payment was made in an Alternative Currency) no later than the date that is the next succeeding Business Day after the LC Borrower receives notice from such Issuer (or, if such notice is not received prior to 11:00 A.M. (New York Time) on any Business Day, then no later than 10:00 A.M. (New York Time) on the next succeeding Business Day) that payment has been made under such Letter of Credit, irrespective of any claim, set-off, defense or other right that the LC Borrower may have at any time against such Issuer or any other Person. If any Issuer makes any payment under any Letter of Credit and the LC Borrower shall not have repaid such amount to such Issuer pursuant to this clause (h) or any such payment by the LC Borrower in respect thereof is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed at the Base Rate plus 4.50% per annum, and such Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each LC Lender, of such failure, and each LC Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuer the amount of such LC Lender’s Ratable Portion in Dollars (or the Dollar Equivalent thereof if such payment was made in an Alternative Currency) and in immediately available funds. If the Administrative Agent so notifies such LC Lender prior to 11:00 a.m. (New York time) on any Business Day, such LC Lender shall make available to the Administrative Agent for the account of such Issuer its Ratable Portion of the amount of such payment on such Business Day in immediately available funds as set forth in the immediately preceding sentence. Whenever any Issuer receives from the LC Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuer any payment from an LC Lender pursuant to this clause (h), such Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to such LC Lender in immediately available funds, an amount equal to such LC Lender’s Ratable Portion of the amount of such payment adjusted, if necessary, to reflect the respective amounts the LC Lenders have paid in respect of such Reimbursement Obligation.

The Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the LC Lenders (except as otherwise set forth in the penultimate sentence of Section 2.4(b)) to make payments to the Administrative Agent for the account of the Issuers with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

the existence of any claim, set-off, defense or other right that the LC Borrower, any other party guaranteeing, or otherwise obligated with, the LC Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuer, the Administrative Agent, any LC Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

payment by the Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

any other act or omission to act or delay of any kind of the Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the LC Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuer under any resulting liability to the LC Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuer may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever. Any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in any case, be deemed not to constitute willful misconduct or gross negligence of the Issuer. Notwithstanding the foregoing, nothing in this clause (i) shall be deemed to release any Issuer from liability with respect to its gross negligence or willful misconduct.

If and to the extent any Lender shall not have so made its Ratable Portion of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of an Issuer, such LC Lender agrees to pay to the Administrative Agent for the account of such Issuer forthwith on demand any amount so unpaid together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate, and thereafter until such amount is repaid to the Administrative Agent for the account of such Issuer, at the rate per annum applicable to

Base Rate Loans. The failure of any LC Lender to make available to the Administrative Agent for the account of an Issuer its Ratable Portion of any such payment shall not relieve any other LC Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuer its Ratable Portion of any payment on the date such payment is to be made, but no LC Lender shall be responsible for the failure of any other LC Lender to make available to the Administrative Agent for the account of the Issuer such other LC Lender’s Ratable Portion of any such payment.

The Administrative Agent shall determine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency and each obligation due with respect thereto, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Dollar Equivalent of each Reimbursement Obligation with respect to a drawn Letter of Credit shall be calculated on the date the Issuer pays the draw giving rise to such Reimbursement Obligation. The Administrative Agent shall determine or redetermine the Dollar Equivalent of the maximum stated amount of each Letter of Credit denominated in an Alternative Currency, as applicable, on the date of each Issuance of such Letter of Credit and at any time, in the Administrative Agent’s sole discretion. The Administrative Agent may determine or redetermine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency at any time upon request of any LC Lender or Issuer.

If the Issuer of a Letter of Credit is not the Person acting as Administrative Agent, the LC Borrower shall furnish the Administrative Agent with (i) a copy of such Letter of Credit promptly upon the Issuance or renewal of such Letter of Credit and (ii) a copy of any amendment to such Letter of Credit promptly upon the effectiveness of such amendment.

Notwithstanding anything in this Agreement to the contrary, no Issuer shall be under any obligation to Issue any Letter of Credit if any LC Lender is at that time a Defaulting Lender, unless the Issuer has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuer (in its sole discretion) with the LC Borrower or such LC Lender to eliminate the Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.20(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be Issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Unless otherwise expressly agreed by the applicable Issuer and the LC Borrower when a Letter of Credit is Issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of Issuance shall apply to each commercial Letter of Credit.

Reduction and Termination of the Commitments

The applicable Borrower may, upon at least three Business Days’ prior notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility Commitments or the Term Commitments; provided, however, that (i) each partial reduction shall be in an aggregate amount that is an integral multiple of $5,000,000.00 and (ii) each such reduction shall be made ratably in accordance with each Lender’s Letter of Credit Facility Commitment or Term Commitment, as applicable. A notice of termination of the Letter of Credit Facility Commitments or Term Commitments, as applicable, may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the applicable Borrower by notice to the Administrative Agent on or prior to the date specified for the termination of the Letter of Credit Facility Commitments or Term Commitments, as applicable, that the refinancing condition has not been met and the termination is to be revoked (it being understood that any Term Loans outstanding at the time of such notice will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.11).

Repayment of Term Loans

Subject to Section 2.6(b), the Term Borrower shall repay Term Loans on March 31, June 30, September 30 and December 31 of each year, commencing with September 30, 2014 and ending with the last such day to occur prior to the Scheduled Term Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Term Loans made on the Effective Date.

Any voluntary or mandatory prepayments of the Term Loans shall be applied to reduce any subsequent Installments as provided in Section 2.8(b) and Section 2.9(g), respectively.

Prior to any repayment of any Term Loans under this Section 2.6, the Term Borrower shall select the Term Borrowings to be repaid and shall notify the Administrative Agent of such selection. Each such notice may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Each repayment of Term Loans shall be allocated among the Term Lenders holding such Term Loans in accordance with their applicable Ratable Portions.

The Term Borrower promises to repay (in cash, in full and in immediately available funds) the entire unpaid principal amount of the Term Loans on the Term Maturity Date (it being understood that other provisions of this Agreement may require all or part of such Obligations to be repaid earlier).

Evidence of Debt

Each Term Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Term Borrower to such Term Lender resulting from each Term Loan of such Term Lender from time to time, including the amounts of principal and interest payable and paid to such Term Lender from time to time under this Agreement.

The Administrative Agent shall maintain accounts in accordance with its usual practice in which it shall record (i) the amount of each Term Loan made and, if a Eurodollar Rate Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable by the Term Borrower to each Term Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Term Borrower, whether such sum constitutes principal or interest (and the type of Term Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Term Lender’s share thereof, if applicable.

The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Term Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Term Borrower to repay the Term Loans in accordance with their terms.

Notwithstanding any other provision of this Agreement, if any Term Lender requests that the Term Borrower execute and deliver a promissory note or notes payable to such Term Lender in order to evidence the Indebtedness owing to such Term Lender by the Term Borrower hereunder, the Term Borrower shall promptly execute and deliver a Note or Notes to such Term Lender evidencing any Term Loans of such Term Lender, substantially in the form of Exhibit B.

Voluntary Prepayments; Call Protection

Voluntary Prepayments. The Term Borrower may, at any time, prepay the outstanding principal amount of the Term Loans in whole or in part; provided, however, that if any prepayment of any Borrowing of Eurodollar Rate Term Loans is made by the Term Borrower other than on the last day of an Interest Period for such Borrowing, the Term Borrower shall also pay any amounts owing pursuant to Section 2.14(e); provided, further, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $1,000,000.00. Upon the giving of such notice of prepayment, the principal amount of Term Loans specified to be prepaid shall become due and payable on the date specified for such prepayment; provided that a notice of prepayment of the outstanding principal amount of the Term Loans in whole or in part may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Term Borrower by notice to the Administrative Agent on or prior to the date specified for such prepayment that the refinancing condition has not been met and the notice of such prepayment is to be revoked (it being understood that any Term Loans outstanding at the time of such notice will, upon such revocation, be continued as Base Rate Loans and, thereafter, may be converted to Eurodollar Rate Loans pursuant to Section 2.11).

Application of Voluntary Prepayments. Any voluntary prepayment of the Term Loans shall be applied to reduce any subsequent Installments as directed by the Term Borrower (or, if the Term Borrower does not provide any directions, in the direct order of maturity).

Term Loan Call Protection.

In the event all or any portion of the Term Loans (A) are prepaid through any voluntary prepayments, (B) are repriced, including pursuant to any amendment, waiver, or consent with respect to this Agreement, (C) are prepaid pursuant to Section 2.9 (other than Section 2.9(b) or Section 2.9(d)) or (D) become due and payable pursuant to Section 9.2, in each case on or prior to the first anniversary of the Effective Date, such prepayments or repricings will be made at 100% of the principal amount so prepaid or repriced, together with a prepayment premium in an amount equal to the present value of the sum of (1) the Applicable Margin that would have been payable for Term Loans that are Eurodollar Rate Loans plus (2) the Eurodollar Rate for Term Loans (assuming an Interest Period of three months in effect on the date of the prepayment or repricing), in each case calculated as a rate per annum on the amount of the principal amount of such Term Loans prepaid or repriced from the date of such prepayment or repricing until the first anniversary of the Effective Date plus (3) 1.0% of the principal of such Term Loans prepaid or repriced (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of the date of such prepayment or repricing plus 50 basis points).

In the event that all or any portion of the Term Loans are (A) prepaid through any voluntary prepayments, (B) prepaid pursuant to Section 2.9(c) or (C) repriced (including pursuant to any amendment, waiver or consent with respect to this Agreement) (in each case, in connection with any amendment, waiver or consent with respect to this Agreement directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Term Loans (or portion thereof) or the incurrence of any Indebtedness having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Loans (or portion thereof) so prepaid or repriced (a “Repricing Transaction”)) occurring after the first anniversary of the Effective Date, but on or prior to the second anniversary of the Effective Date, such prepayment or repricing will be made at 101.0% of the principal amount so prepaid or repriced. If all or any portion of the Term Loans held by any Term Lender are effectively prepaid, refinanced or replaced pursuant to Section 2.17 as a result of, or in connection with, such Term Lender not agreeing or otherwise consenting to any amendment, waiver, or consent referred to in clause (C) above (or otherwise in connection with a Repricing Transaction) occurring after the first anniversary of the Effective Date, but on or prior to the second anniversary of the Effective Date, such effective prepayment, refinancing or replacement will be made at 101.0% of the principal amount so prepaid, refinanced or replaced.

Mandatory Prepayments

Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds in respect of any Specified Asset Sale, the Term Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Term Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent to the effect that the Parent intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Parent and its Restricted Subsidiaries within 365 days after the receipt of such Net Cash Proceeds, and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Term Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Loans promptly upon the expiration of such period (and, after the Term Loans shall have been repaid in full, the Letter of Credit Facility Commitments shall be reduced by the amount of any remaining Net Cash Proceeds).

Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary, or by the Administrative Agent as loss payee, of any Net Cash Proceeds in respect of any Insurance/Condemnation Event, the Term Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Term Borrower may, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent to the effect that the Parent intends to cause such Net Cash Proceeds (or a portion thereof specified in such certificate) to be reinvested in long-term assets that are used or useful in the business of the Parent and its Restricted Subsidiaries (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) on or prior to the date that is 365 days after the receipt of such Net Cash Proceeds (or, if the Parent or such Restricted Subsidiary has entered into a binding commitment with respect to any such reinvestment within such 365-day period, the date, if later, that is 180 days after the date of such commitment), and certifying that, as of the date thereof, no Default or Event of Default has occurred and is continuing, in which case during such period the Term Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Cash Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Term Loans promptly upon the expiration of such period (and, after the Term Loans shall have been repaid in full, the Letter of Credit Facility Commitments shall be reduced by the amount of any remaining Net Cash Proceeds).

Not later than the first Business Day following the date of receipt by the Parent or any Restricted Subsidiary of any Net Cash Proceeds from the incurrence of any Indebtedness (other than any Indebtedness permitted to be incurred pursuant to Section 8.1), the Term Borrower shall prepay the Term Loans in an aggregate amount equal to

100% of such Net Cash Proceeds (and, after the Term Loans shall have been repaid in full, the Letter of Credit Facility Commitments shall be reduced by the amount of any remaining Net Cash Proceeds).

In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with the Fiscal Year ending December 31, 2014), the Term Borrower shall, not later than 90 days after the end of such Fiscal Year, prepay the Term Loans in an aggregate principal amount equal to (i) 50% (or (A) 25% if the Secured Leverage Ratio as of the end of such Fiscal Year shall have been equal to or less than 3.00:1.00 but greater than 2.00:1.00 or (B) 0% if the Secured Leverage Ratio as of the end of such Fiscal Year shall have been equal to or less than 2.00:1.00) of such Consolidated Excess Cash Flow minus (ii) the aggregate principal amount of the Term Loans voluntarily prepaid by the Term Borrower pursuant to Section 2.8 during such Fiscal Year, to the extent such prepayments have been made with Internally Generated Cash.

If, at any time, the aggregate principal amount of Letter of Credit Obligations exceeds the Letter of Credit Facility Commitments at such time, the LC Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess. If, at any time, the aggregate outstanding amount of all Financial Letters of Credit exceeds the Financial Letter of Credit Sublimit, the LC Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 9.3 in an amount equal to 105% of such excess.

Prior to or concurrently with any mandatory prepayment or reduction pursuant to this Section 2.9, the Term Borrower (i) shall notify the Administrative Agent of such prepayment or reduction and (ii) shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Parent setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid (with such specification to be in accordance with Section 2.9(g)), or the effective date and the amount of any such reduction, as applicable, and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice, the Administrative Agent shall advise the Term Lenders of the details thereof. Each mandatory prepayment of any Term Loans shall be allocated among the Term Lenders holding such Term Loans in accordance with their applicable Ratable Portions.

Any mandatory prepayment of Term Loans pursuant to this Section 2.9 shall be applied to reduce the subsequent Installments to be made pursuant to Section 2.6 with respect to the Term Loans on a pro rata basis as directed by the Term Borrower (or, if the Term Borrower does not provide any directions, in accordance with the principal amounts of such Installments).

Interest

Rate of Interest. All Term Loans and the outstanding amount of all other Obligations (other than Reimbursement Obligations) shall bear interest, in the case of Term Loans, on the unpaid principal amount thereof from the date such Term Loans are made and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, except as otherwise provided in clause (c) below, as follows:

if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time plus (B) the Applicable Margin for Base Rate Loans; and

if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period plus (B) the Applicable Margin for Eurodollar Rate Loans.

Interest Payments. (i) Interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last Business Day of each calendar quarter and (B) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Base Rate Loan, (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on the last day of each Interest Period applicable to such Term Loan and, if such Interest Period has a duration of more than three months, on each day during such Interest Period occurring every three months from the first day of such Interest Period, (B) upon the payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Eurodollar Rate Loan and (iii) interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

Default Interest. Notwithstanding the rates of interest specified in clause (a) above or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the interest rate otherwise in effect (other than the interest rate applicable to Reimbursement Obligations as set forth in Section 2.4(h)) shall, upon the election of the Requisite Term Lenders (except if an Event of Default has occurred under Section 9.1(a) or (f), in which case such increase shall be immediate) increase 2.00% per annum.

Additional Reserve Requirements. The Term Borrower shall pay to each Term Lender, (i) as long as such Term Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by such Term Lender (as determined by such Term Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Term Loan by such Lender (as determined by such Term Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Term Loan provided the Term Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Term Lender. If a Term Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

Conversion/Continuation Option

The Term Borrower may elect (i) at any time on any Business Day to convert Base Rate Loans or any portion thereof to Eurodollar Rate Loans and (ii) at the end of any applicable Interest Period, to convert Eurodollar Rate Loans or any portion thereof into Base Rate Loans or to continue such Eurodollar Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in an amount that is an integral multiple of $1,000,000.00. Each conversion or continuation shall be allocated among the Term Loans of each Term Lender in accordance with such Term Lender’s Ratable Portion. Each such election shall be in substantially the form of Exhibit F (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) specifying, in each case, (A) the amount and Type of Term Loans being converted or continued, (B) in the case of a conversion to or a continuation of Eurodollar Rate Loans, the applicable Interest Period and (C) in the case of a conversion, the date of conversion.

The Administrative Agent shall promptly notify each Term Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans, and no continuation in whole or in part of Eurodollar Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time during which (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan would violate any provision of Section 2.14. If, within the time period required under the terms of this Section 2.11, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Term Borrower containing a permitted election to continue any Eurodollar Rate Loans for an additional Interest Period or to convert any such Term Loans, then, upon the expiration of the applicable Interest Period, such Term Loans shall be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

Fees

Letter of Credit Commitment Fees. The LC Borrower agrees to pay to the Administrative Agent for the account of each LC Lender (except for any Defaulting Lender) a commitment fee (the “Letter of Credit Commitment Fee”), accruing at a rate per annum equal to 0.50% on the actual daily amount by which the Letter of Credit Facility Commitment of such LC Lender exceeds such LC Lender’s Ratable Portion of the outstanding amount of the Letter of Credit Obligations during the period from the Effective Date until the Letter of Credit Facility Termination Date, payable in arrears (i) on the third Business Day after the last Business Day of each calendar quarter (commencing with the calendar quarter ending June 30, 2014) and (ii) on the Letter of Credit Facility Termination Date.

Letter of Credit Fees. The LC Borrower agrees to pay the following amounts with respect to Letters of Credit issued by any Issuer:

to the Administrative Agent for the account of each Issuer of a Letter of Credit, with respect to each Letter of Credit issued by such Issuer, an issuance fee of 0.25% per annum (“Fronting Fees”) of the daily maximum amount available to be drawn under such Letter of Credit (in the case of Letters of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter), payable in arrears on the third Business Day after the last Business Day of each calendar quarter (commencing with the calendar quarter ending June 30, 2014) and (B) on the Letter of Credit Facility Termination Date;

to the Administrative Agent for the account and ratable benefit of the LC Lenders (except for any Defaulting Lender that has not provided cash collateral satisfactory to the applicable Issuers pursuant to Section 2.4(m)), with respect to each Letter of Credit (but excluding that portion of any Letter of Credit that has been cash collateralized by the LC Borrower pursuant to Section 2.4(m) as a result of any Defaulting Lender), a fee (the “Letter of Credit Participation Fee”) accruing at a rate per annum equal to (A) 4.50% if such Letter of Credit is a Financial Letter of Credit and (B) 2.25% if such Letter of Credit is a Performance Letter of Credit, in each case on the daily maximum amount available to be drawn under such Letter of Credit (in any case, in the case of any Letter of Credit denominated in a currency other than Dollars, based on the Dollar Equivalent of such amount on the last Business Day of such calendar quarter), payable in arrears (x) on the third Business Day after the last Business Day of each calendar quarter (commencing with the calendar quarter ending June 30, 2014) and (y) on the Letter of Credit Facility Termination Date; provided, however, that during the continuance of an Event of Default, such fee shall be increased, upon the election of the Requisite LC Lenders (except if an Event of Default has occurred under Section 9.1(a) or (f), in which case such increase shall be immediate), by 2.00% per annum and shall be payable on demand; and

to the Issuer of any Letter of Credit, with respect to the Issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with such Issuer’s standard schedule for such charges in effect at the time of Issuance, amendment, transfer or drawing, as the case may be.

The Term Borrower agrees to pay on the Effective Date to the Administrative Agent, for the account of each Term Lender, a closing fee in an amount equal to 0.25% of such Term Lender’s Term Commitment (determined before giving effect to any reduction thereof on the Effective Date pursuant to Section 2.1).

Additional Fees. The Parent has agreed to pay to the Administrative Agent, the Arrangers and the Lenders additional fees, the amount and dates of payment of which are embodied in the Fee Letters and as may otherwise have been separately agreed upon.

Payment of Fees to LC Lenders. The Administrative Agent hereby agrees to pay to each LC Lender such LC Lender’s Ratable Portion of the Letter of Credit Commitment Fee and the Letter of Credit Participation Fee, as applicable, received by the Administrative Agent in its capacity as such, promptly following receipt of each of the same from (and only to the extent each such fee is received from) the LC Borrower or any other Loan Party; provided that (i) the Ratable Portion of any Letter of Credit Commitment Fee shall be calculated without giving effect to the Letter of Credit Facility Commitment of any Defaulting Lender and (ii) any Letter of Credit Participation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which neither such Defaulting Lender nor the LC Borrower has provided cash collateral satisfactory to the Issuer pursuant to Section 2.4(m) shall be payable, to the maximum extent permitted by applicable law, to the other LC Lenders in accordance with the upward adjustments in their respective Ratable Portions allocable to such Letter of Credit pursuant to Section 2.20(a)(iv), with the balance of such fee, if any, payable to the Issuer for its own account.

Payments and Computations

Each Borrower shall make each payment hereunder (including fees and expenses) not later than 3:00 p.m. (New York time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 11.8 in immediately available funds without set-off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clauses (e) or (f) below, as applicable, for the account of their respective Applicable Lending Offices; provided, however, that amounts payable pursuant to Section 2.15, Section 2.16 or Section 2.14(c) or (d) shall be paid only to any affected Lender. Payments received by the Administrative Agent after 3:00 p.m. (New York time) shall be deemed (in the Administrative Agent’s sole discretion) to be received on the next Business Day.

All computations of interest and of fees shall be made by the Administrative Agent on the basis of the actual number of days elapsed (in each case calculated to include the first day but exclude the last day) (i) over a year of 365 or 366 days, as the case may be, in the case of interest accruing at the Base Rate when the Base Rate is determined by reference to the Prime Rate, and (ii) over a year of 360 days at all other times. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Term Loans shall be applied as follows: first, to repay such Term Loans outstanding as Base Rate Loans and then, to repay such Term Loans outstanding as Eurodollar Rate Loans, with those Eurodollar Rate Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.

Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon at the Federal Funds Rate, for the first three Business Days, and, thereafter, at the rate applicable to Base Rate Loans, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

Subject to the provisions of clause (f) below,

all payments and any other amounts received by the Administrative Agent from or for the benefit of the LC Borrower shall be applied as follows: first, to pay all Obligations (other than Obligations in respect of the Term Loans) then due and payable, and second, as the LC Borrower so designates. All payments of fees and all other payments in respect of any other Obligation (other than Obligations in respect of the Term Loans) shall be allocated among such of the LC Lenders and Issuers as are entitled thereto and, for such payments allocated to the LC Lenders, subject to Section 2.20, in proportion to their respective Ratable Portions (calculated (i) in the case of principal payments, without giving effect to the LC Exposure of any Defaulting Lender that has not fully funded its share of the Letter of Credit Obligations being repaid and (ii) in the case of fee payments, without giving effect to the LC

Exposure of any Defaulting Lender for the amount of Letter of Credit Participation Fees or Letter of Credit Commitment Fees payable in respect of Letter of Credit Obligations for which such Defaulting Lender has not fully funded its share of the Letter of Credit Obligations) and as adjusted in accordance with Section 2.12(d) and Section 2.20(a)(iv).

all payments and any other amounts received by the Administrative Agent from or for the benefit of the Term Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Term Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Term Lender, for which the Administrative Agent has not then been reimbursed by such Term Lender or the Term Borrower, second, to pay all other Obligations (other than Letter of Credit Obligations) then due and payable, and third, as the Term Borrower so designates. Payments in respect of Term Loans received by the Administrative Agent shall be distributed to each Term Lender in accordance with such Term Lender’s Ratable Portion thereof; and all payments of fees and all other payments in respect of any other Obligation (other than Letter of Credit Obligations) shall be allocated among such of the Term Lenders as are entitled thereto and, for such payments allocated to the Term Lenders, in proportion to their respective Ratable Portions.

Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any net proceeds of Collateral after the occurrence and during the continuance of an Event of Default, whether from a Loan Party’s sale of Collateral or the Collateral Agent’s or any Secured Party’s receipt of proceeds from any exercise of remedies, and each Borrower and each Lender agrees that, during such time, the Administrative Agent and the Collateral Agent shall apply all payments in respect of any Obligations (other than payments from the Loan Parties of accrued interest and fees and scheduled principal payments) and all proceeds of Collateral, in the following order (subject to an adjustments under Section 2.20(a)(ii)):

first, to pay Reimbursement Obligations owed to any Issuer for which such Issuer has not then been reimbursed by any LC Lender or the LC Borrower;

second, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Administrative Agent and the Collateral Agent;

third, to pay Obligations in respect of any expense reimbursements or indemnities (including fees and expenses in respect of cash management services) then due to the Lenders and the Issuers;

fourth, to pay Obligations in respect of any fees then due to the Administrative Agent, the Collateral Agent, the Lenders and the Issuers;

fifth, to pay interest then due and payable in respect of the Reimbursement Obligations;

sixth, to pay Reimbursement Obligations and other Obligations in respect of Treasury Management Obligations and Hedging Obligations and to provide cash collateral for outstanding Letter of Credit Undrawn Amounts in the manner described in Section 9.3, ratably to such Reimbursement Obligations, Treasury Management Obligations, Hedging Obligations and Letter of Credit Undrawn Amounts;

seventh, to pay interest then due and payable in respect of the Term Loans (ratably to the aggregate principal amount of such Term Loans);

eighth, to pay or prepay principal amounts on the Term Loans ratably to the aggregate principal amount of such Term Loans; and

ninth, to pay or prepay other outstanding Obligations.

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses first through ninth above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligations ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuer’s interest in the aggregate outstanding Obligations described in such clauses.

If any Secured Party collects or receives any amounts or obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Obligations to which it is not entitled under or in excess of the amount it would be entitled under this Section 2.13(f) if such payment had been received by the Administrative Agent or the Collateral Agent, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the Collateral Agent, for the account of such Secured Parties, to be applied in accordance this Section 2.13(f), in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

Special Provisions Governing Eurodollar Rate Loans

Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error and shall be binding on the Term Borrower.

Interest Rate Unascertainable, Inadequate or Unfair. If (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Term Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Term Lenders of making or maintaining such Term Loans for such Interest Period or calendar quarter, the Administrative Agent shall forthwith so notify the Term Borrower and the Term Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Term Loan, convert into a Base Rate Loan and the obligations of the Term Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Term Borrower that the Requisite Term Lenders have determined that the circumstances causing such suspension no longer exist, which notice shall be given promptly following such determination. Thereafter, the Term Borrower’s right to request, and the Term Lenders’ obligations, if any, to make Eurodollar Rate Loans shall be restored.

Increased Costs. If at any time any Lender or an Issuer determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (including any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender or such Issuer with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall (i) have the effect of increasing the cost to such Lender or such Issuer of agreeing to make or making, funding or maintaining any Eurodollar Rate Loan, or (ii) subject any Lender or any Issuer to any Tax of any kind whatsoever with respect to any Eurodollar Rate Loan, or change the basis of taxation of payments to such Lender or such Issuer in respect thereof (except for Taxes or Other Taxes indemnifiable pursuant to Section 2.16, then the applicable Borrower shall from time to time, upon demand by such Lender or such Issuer (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such Issuer additional amounts sufficient to compensate such Lender or such Issuer for such increased cost. A certificate as to the amount of such increased cost shall be, together with supporting documents, submitted to the applicable Borrower and the Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in such certificate shall be retroactive, the applicable Borrower shall not be required to compensate a Lender or an Issuer pursuant to this clause (c) for any increased costs or reduction incurred more than 180 days prior to the date of such certificate. The applicable Borrower shall pay such Lender or such Issuer the amount shown as due on any such certificate within 30 days after its receipt of the same.

Illegality. Notwithstanding any other provision of this Agreement, if any Term Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Term Lender or its Eurodollar Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Term Lender to the Term Borrower through the Administrative Agent, (i) the obligation of such Term Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Term Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the Term Borrower shall immediately convert each such Term Loan into a Base Rate Loan. If, at any time after a Term Lender gives notice under this Section 2.14(d), such Term Lender determines that it may lawfully make Eurodollar Rate Loans, such Term Lender shall promptly give notice of that determination to the Term Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Term Lender. The Term Borrower’s right to request, and such Term Lender’s obligation, if any, to make Eurodollar Rate Loans shall thereupon be restored.

Breakage Costs. In addition to all amounts required to be paid by the Term Borrower pursuant to Section 2.10, the Term Borrower shall compensate each Term Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Term Lender to fund or maintain such Term Lender’s Eurodollar Rate Loan to the Term Borrower, but excluding any loss of the Applicable Margin or other profit on the relevant Loans) that such Term Lender may sustain (i) if for any reason a proposed Borrowing or continuation of, or conversion into, Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion or Continuation given by the Term Borrower or in a telephonic request by it for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.11, (ii) if for any reason any Eurodollar Rate Loan is prepaid by reason of a reduction in Term Commitments on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above, (iv) as a consequence of any failure by the Term Borrower to repay Eurodollar Rate Loans when required by the terms hereof, or (v) as a consequence of the assignment of any Eurodollar Rate Loan other than on the last day of an Interest Period therefor as a result of a request by the Term Borrower pursuant to Section 2.17 or Section 11.1(c). The Term Lender making demand for such compensation shall deliver to the Term Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Term Lender, absent manifest error.

Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers under this Section 2.14 shall survive the termination of the Letter of Credit Facility Commitments and the Term Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Capital Adequacy

If at any time any Lender or any Issuer determines that (a) the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender’s or such Issuer’s (or any Person controlling such Lender’s or such Issuer’s) capital as a consequence of its obligations hereunder, under or in respect of any Letter of Credit to a level below that which such Lender or such Issuer or Person could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender or such Issuer, the applicable Borrower shall pay to the Administrative Agent for the account of such Lender or such Issuer, from time to time as specified by such Lender or such Issuer, additional amounts sufficient to compensate such Lender or such Issuer for such reduction. A certificate as to such amounts setting forth in reasonable detail the basis for such demand and a calculation for such amount shall be submitted to the applicable Borrower and the Administrative Agent by such Lender or such Issuer and shall be conclusive and binding for all purposes absent manifest error. Notwithstanding the foregoing, except to the extent, if any, the change (or compliance) referred to in any such certificate shall be retroactive, the applicable Borrower shall not be required to compensate a Lender or such Issuer pursuant to this Section 2.15 for any reduction in rates of return with respect to any period prior to the date that is 180 days prior to the date of each such certificate. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers under this Section 2.15 shall survive the termination of the Letter of Credit Facility Commitments and the Term Commitments and the repayment, and the satisfaction or discharge of the Obligations. For the avoidance of doubt, this Section 2.15 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented.

Taxes

All payments by a Borrower to or for the account of any Lender or the Administrative Agent, hereunder or under each Loan Document shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto except pursuant to a Requirement of Law (which for this purpose shall include FATCA as defined in clause (f) below). If a Borrower shall be required by law to deduct any taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent then, (i) such Borrower shall make such deductions, (ii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with the applicable Requirement of Law, and (iii) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made. In addition, in the case of any taxes, excluding in the case of each Lender and the Administrative Agent (i) taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized, (ii) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect on the Effective Date (or, in the case of any Lender that became a Lender by assignment or transfer after the Effective Date, the effective date of such assignment or transfer, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower pursuant to this Section 2.16) applicable to such Lender or the Administrative Agent (as the case may be), (iii) taxes measured by its net income, and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (iv) any taxes attributable to a failure to comply with clause (e) below or (v) any U.S. federal withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”) or Other Taxes (as defined below), the sum payable by such Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

In addition, each Borrower shall pay any stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

Each Borrower hereby agrees to indemnify the Administrative Agent and each Lender, for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 2.16) withheld by such Borrower or paid by the Administrative Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted. Payments due under this indemnification shall be made within 10 days of the date the Administrative Agent or such Lender makes demand therefor. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Administrative Agent on its own behalf or on behalf of a Lender or the Administrative Agent, shall be conclusive absent manifest error.

Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Letter of Credit Facility Commitments and the Term Commitments and the repayment, and the satisfaction or discharge of the Obligations.

Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the relevant Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this agreement.

For any period with respect to which a Lender has failed to provide the Borrowers or the Administrative Agent with the appropriate form or other document described in clause (e) or (f) above, as applicable (other than if such failure is due to a change in any applicable Requirement of Law occurring after the date on which a form originally was required to be provided, or if such form is not required under clause (f) above), such Lender shall not be entitled to indemnification under clause (a) or (c) above with respect to Taxes imposed by reason of such failure.

If any Lender or the Administrative Agent receives a refund in respect of any Taxes or Other Taxes as to which it has received a payment from or has been indemnified by a Borrower pursuant to this Section 2.16, which refund in solely the good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such Borrower, it shall notify such Borrower of such receipt and shall, within 30 days after the later of the receipt of a written request by such Borrower or the receipt of such refund (unless such Lender reasonably expects that is shall be required to repay such refund to the relevant Governmental Authority), pay the amount of such refund to such Borrower, net of all out-of-pocket expenses of such Lender and taxes imposed on the Lender or Administrative Agent with respect to such amounts, without interest thereon and subject to Section 11.6; provided, however, that such Borrower agrees to return such refund to such Lender or the Administrative Agent within 30 days after receipt of written notice in the event that such Lender or the Administrative Agent is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will a Lender or the Administrative Agent be required to pay any amount to any Loan Party pursuant to this paragraph (i) the payment of which would place the Lender or Administrative Agent in a less favorable net after-Tax position than the Lender or Administrative Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing contained in this Section 2.16 shall require any Lender or the Administrative Agent to make available to either Borrower any Tax Return or any other document containing information that it deems to be confidential.

Substitution of Lenders

If (a)(i) any Lender makes a claim under Section 2.14(c) or 2.15, (ii) it becomes illegal for any Term Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Term Borrower pursuant to Section 2.14(d), (iii) either Borrower is required to make any payment pursuant to Section 2.16 that is attributable to a particular Lender, or (iv) any LC Lender becomes a Defaulting Lender, (b) in the case of clause (a)(i) above, (i) if such Lender is a Term Lender, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Term Loans exceeds the effective average rate of interest payable to the Requisite Term Lenders and (ii) if such Lender is an LC Lender, as a consequence of increased costs in respect of which such claim is made, the effective rate of the Letter of Credit Commitment Fees and/or Letter of Credit Participation Fees payable to such Lender under this Agreement with respect to its Letter of Credit Exposure exceeds the effective average Letter of Credit fees payable to the Requisite LC Lenders, and (c) in the case of clauses (a)(i) and (ii) above, (i) if such Lender is a Term Lender, Term Lenders holding at least 75% of the outstanding Term Loans are not subject to such increased costs or illegality, payment or proceedings and (ii) if such Lender is an LC Lender, LC Lenders holding at least 75% of the Letter of Credit Exposure are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an “Affected Lender”), the applicable Borrower may substitute another financial institution for such Affected Lender hereunder, upon reasonable prior written notice (which written notice must be given within 90 days following the notification to the applicable Borrower of any applicable event described in clauses (a)(i), (ii), (iii) or (iv) above) by the applicable Borrower to the Administrative Agent and the Affected Lender that such Borrower intends to make such substitution. A substitute financial institution (x) must be an Eligible Assignee and (y) if not already a Lender, must be reasonably acceptable to the Administrative Agent and, in the case of a substitute LC Lender, each Issuer; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the applicable Borrower within 30 days of each other, then the applicable Borrower may substitute all, but not (except to the extent such Borrower has already substituted one of such Affected Lenders before the applicable Borrower’s receipt of the other Affected Lenders’ claim) less than all, Lenders making such claims. If the proposed substitute financial institution or other entity meets the conditions set forth in clauses (x) and (y) above and the written notice was properly issued under this Section 2.17, the Affected Lender shall sell and the substitute financial institution or other entity shall purchase, at par plus accrued interest and Letter of Credit fees, all rights and claims of such Affected Lender under the Loan Documents and such substitute financial institution or other entity shall assume, and the Affected Lender shall be relieved of, its Letter of Credit Facility Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Upon the effectiveness of such sale, purchase and assumption (that, in any event shall be conditioned upon the payment in full by the applicable Borrower in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date to such Affected Lender), the substitute financial institution or other entity shall become an “LC Lender” or “Term Lender,” as applicable, hereunder for all purposes of this Agreement having, in the case of an LC Lender, a Letter of Credit Facility Commitment in the amount of such Affected Lender’s Letter of Credit Facility Commitment, assumed by it and such Letter of Credit Facility Commitment of the Affected Lender shall be terminated and holding, in the case of a Term Lender, the amount of Term Loans held by the Affected Lender; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender. Each Affected Lender shall execute an Assignment and Acceptance to evidence such transfer; provided, however, that the failure of the Affected Lender to execute such Assignment and Acceptance shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed upon receipt by such Affected Lender of such payment in full.

Extension Offers

The Term Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all the Term Lenders, on the same terms and conditions to each Term Lender, to make one or more Extension Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Term Borrower. Such notice shall set forth (i) the terms and conditions of the requested Extension Permitted Amendment and (ii) the date on which such Extension Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Extension Permitted Amendments shall become effective only with respect to the Term Loans and Term Commitments of the Term Lenders that accept the applicable Extension Offer (such Term Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Term Lender’s Term Loans and Term Commitments as to which such Term Lender’s acceptance has been made.

An Extension Permitted Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Parent, the Term Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Permitted Amendment shall become effective unless (i) the conditions set forth in Section

3.2(b) shall have been satisfied or waived with respect to such Extension Permitted Amendment before and after giving effect to such Extension Permitted Amendment and (ii) the Parent and the Term Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Term Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.18, including any amendments necessary to treat the applicable Term Loans and/or Term Commitments of the Extending Lenders as a new “Class” of term loans and/or term loan commitments hereunder.

Cash Collateral

Certain Credit Support Events. At any time that there shall exist a Defaulting Lender, promptly (but in any event within five Business Days) after the request of the Administrative Agent or any Issuer, the LC Borrower shall deliver to the Collateral Agent cash collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.20(a)(iv) and any cash collateral provided by the Defaulting Lender).

Grant of Security Interest. All cash collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Collateral Agent (including, in the case of cash collateral provided pursuant to Section 9.3, the Cash Collateral Account). To the extent provided by the LC Borrower, the LC Borrower, and to the extent provided by any LC Lender, such LC Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the Issuers and the LC Lenders, and agrees to maintain a first priority security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, all as security for the obligations to which such cash collateral may be applied pursuant to clause (c) below. If at any time the Collateral Agent determines that cash collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such cash collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the LC Borrower or the relevant Defaulting Lender will, promptly (but in any event within 5 Business Days) after demand by the Collateral Agent, pay or provide to the Collateral Agent additional cash collateral in an amount sufficient to eliminate such deficiency.

Application. Notwithstanding anything to the contrary contained in this Agreement, cash collateral provided under this Section 2.19 or Section 2.4, Section 2.5, Section 2.9, Section 2.13, Section 2.20, or Section 9.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein (including, as to cash collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which such cash collateral was so provided, prior to any other application of such property as may be provided for herein.

Release. Cash collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the Lender (or, as appropriate, its assignee following compliance with Section 11.2(b)(iv)) or (ii) the Collateral Agent’s good faith determination that there exists excess cash collateral; provided, however, that (x) cash collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.19 may be otherwise applied in accordance with Section 2.13(e) and (f), and (y) the Person providing cash collateral and the Issuer may agree that cash collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Defaulting Lenders

Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any LC Lender becomes a Defaulting Lender, then, until such time as that LC Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.1.

Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.9 or otherwise, and including any amounts made available to the Administrative Agent by the Defaulting Lender pursuant to Section 11.6, shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to an Issuer hereunder;

third, if so determined by the Administrative Agent or requested by an Issuer, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit;

fourth, to the payment of any amounts owing to the other LC Lenders or the Issuers as a result of any judgment of a court of competent jurisdiction obtained by any LC Lender or any Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement;

fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the LC Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and

sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Reimbursement Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Reimbursement Obligations were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Reimbursement Obligations owed to, that Defaulting Lender.

Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Letter of Credit Commitment Fee for any period during which that Lender is a Defaulting Lender (and the LC Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Participation Fees as provided in Section 2.12(b)(ii).

Reallocation of Ratable Portions to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.4, the “Ratable Portion” of each Non-Defaulting Lender shall be computed without giving effect to the Letter of Credit Facility Commitments of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the LC Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Letter of Credit Facility Commitments of that Non-Defaulting Lender minus (2) the aggregate outstanding Letter of Credit Obligations of that LC Lender.

Defaulting Lender Cure. If the LC Borrower, the Administrative Agent and each Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that LC Lender will, to the extent applicable, take such actions as the Administrative Agent may determine to be necessary to cause the participations in Letters of Credit to be held on a pro rata basis by the LC Lenders in accordance with their Ratable Portions (without giving effect to clause (a)(iv) above), whereupon that LC Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the LC Borrower while that LC Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to LC Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Replacement of Defaulting Lenders. If any LC Lender is a Defaulting Lender, then the LC Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such LC Lender to be replaced in accordance with Section 2.17.

Incremental Letter of Credit Facility Commitments

(d) From time to time prior to the Letter of Credit Facility Termination Date, the LC Borrower may by written notice to the Administrative Agent request one or more increases to the existing Letter of Credit Facility Commitments (any such increase, a “Letter of Credit Commitment Increase” and, any additional Letter of Credit Facility Commitments provided pursuant to any Letter of Credit Commitment Increase, a “New Letter of Credit Facility Commitment”), by an amount (i) not in excess of (x) $100,000,000.00 in the aggregate for all New Letter of Credit Facility Commitments obtained before December 31, 2014 and (y) $200,000,000 in the aggregate for all New Letter of Credit Facility Commitments obtained since the Effective Date and (ii) not less than $25,000,000.00 with respect to the aggregate New Letter of Credit Facility Commitments obtained for any individual Letter of Credit Commitment Increase (or such lesser amount which shall be approved by Administrative Agent).

(e) Such notice shall specify (i) the date (each, an “Increased Amount Date”) on which the LC Borrower proposes that the applicable Letter of Credit Commitment Increase shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each LC Lender or other Person that is an Eligible Assignee (each such other Person, a “New Lender”) to whom the LC Borrower proposes any portion of such New Letter of Credit Facility Commitments be allocated and the amounts of such allocations; provided that any LC Lender approached to provide all or a portion of the New Letter of Credit Facility Commitments for any Letter of Credit Commitment Increase may elect or decline, in its sole discretion, to increase its existing Letter of Credit Facility Commitment by providing a New Letter of Credit Facility Commitment.

(f) Such Letter of Credit Commitment Increase shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Letter of Credit Commitment Increase; (ii) the Parent shall be in pro forma compliance with each of the covenants set forth in Article V as of the most recent date of determination after giving effect to such Letter of Credit Commitment Increase; (iii) the Letter of Credit Commitment Increase shall be effected pursuant to an increase and joinder agreement (an “Increase and Joinder Agreement”) in form and substance acceptable to the Administrative Agent in its reasonable discretion, executed and delivered by the LC Borrower, any existing LC Lender providing a New Letter of Credit Facility Commitment, any New Lender providing a New Letter of Credit Facility Commitment and the Administrative Agent, and which shall be recorded in the Register and each New Lender shall be subject to the requirements set forth in Section 2.16(e) and (f); and (iv) the LC Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such Letter of Credit Commitment Increase.

(g) On the Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing LC Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the existing LC Lenders, at the principal amount thereof (together with accrued interest), such interests in the Reimbursement Obligations outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Reimbursement Obligations will be held by existing LC Lenders and New Lenders ratably in accordance with their Letter of Credit Facility Commitments after giving effect to the applicable Letter of Credit Commitment Increase, (ii) each New Letter of Credit Facility Commitment shall be deemed for all purposes a Letter of Credit Facility Commitment, (iii) each New Lender shall become an LC Lender with respect to its New Letter of Credit Facility Commitment and all matters relating thereto and all other matters under this Agreement, and (iv) the Administrative Agent shall notify the LC Lenders (including any New Lenders) of the effectiveness of the applicable Letter of Credit Commitment Increase and each LC Lender’s interests in the outstanding Reimbursement Obligations after giving effect to the assignments contemplated by this Section 2.21.

(h) The terms and provisions of the New Letter of Credit Facility Commitments shall be identical to the existing Letter of Credit Facility Commitments. Each Increase and Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent to effect the provision of this Section 2.21.

CONDITIONS TO LOANS AND LETTERS OF CREDIT

Conditions Precedent to Effectiveness

This Agreement, including the covenants and obligations of the Borrowers hereunder, the obligation of the Term Lenders to make the Term Loans and the obligation of each Issuer to Issue Letters of Credit shall not become effective until the date on which all of the following conditions precedent are satisfied or duly waived in accordance with Section 11.1:

Deliveries at Closing. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a Responsible Officer of each Borrower, (ii) if requested by any Term Lender, Promissory Notes substantially in the form of Exhibit B, each executed and delivered by a Responsible Officer of the Term Borrower, (iii) each Collateral Document, executed and delivered by a Responsible Officer of each Borrower and each Subsidiary Guarantor, as applicable, and (iv) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 8.1(f) with respect to any outstanding intercompany obligations and advances owed to a Loan Party, executed and delivered by the obligor thereof.

Financial Statements. The Administrative Agent shall have received (i) the Projections, and (ii) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent for the 2013 Fiscal Year.

Existing Credit Agreement. Concurrently with the funding of Term Loans hereunder on the Effective Date, the Parent shall have repaid all amounts owed under the Existing Credit Agreement (other than the Existing Letters of Credit) and posted cash collateral or provided back-to-back letters of credit, in each case in amounts required under the Existing Credit Agreement to the issuers of letters of credit (other than the Existing Letters of Credit) outstanding under the Existing Credit Agreement and delivered to the Administrative Agent an executed payoff letter evidencing the termination and payoff on the Effective Date of the Existing Credit Agreement, together with all documents or instruments necessary to release all Liens securing the Existing Credit Agreement, each in form and substance reasonably satisfactory to the Administrative Agent.

Collateral Documents. The Administrative Agent shall have received the results of a recent Lien search in each relevant jurisdiction in the United States with respect to the Borrowers and those of the Subsidiaries that shall be Guarantors as of the Effective Date, and such search shall reveal no Liens on any of the assets of the Borrowers or any of such Subsidiaries except, in the case of Collateral other than Pledged Stock, for Liens expressly permitted by Section 8.2 and except for Liens to be discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Administrative Agent. Subject to the last sentence of this Section 3.1, the Collateral Documents shall be in full force and effect on the Effective Date, and each document

(including each Uniform Commercial Code financing statement and documentation relating to the Mortgaged Vessels) required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the ratable benefit of the Secured Parties a valid, legal and perfected first-priority Lien on, and security interest in, the Collateral (subject to any Liens expressly permitted by Section 8.2) shall have been delivered to the Collateral Agent. The Pledged Stock and the Pledged Notes shall be duly and validly pledged under the Pledge and Security Agreement to the Administrative Agent for the ratable benefit of the Secured Parties, and certificates representing such pledged Collateral, accompanied by instruments of transfer and stock powers endorsed in blank, shall have been delivered to the Administrative Agent.

Legal Opinions. Subject to the last sentence of this Section 3.1, the Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the other Agents, the Lenders and the Issuers, favorable written opinions of (a) Baker Botts L.L.P., counsel to the Loan Parties, (b) Liane K. Hinrichs, General Counsel of the Parent, (c) Arias Fabrega & Fabrega, special Panamanian counsel to certain of the Loan Parties, (d) Walkers, special Cayman Islands counsel to certain of the Loan Parties, (e) Parent’s special Canada counsel, (f) Parent’s special Barbados counsel, (g) Parent’s special Norwegian counsel, (h) Parent’s special Mexican counsel, and (i) each other special and local counsel to the Loan Parties as the Administrative Agent may reasonably request, in each case dated as of the Effective Date and addressed to the Administrative Agent, the Collateral Agent, the other Agents, the Lenders and the Issuers and addressing such other matters as any Lender through the Administrative Agent may reasonably request.

Certificates. The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other formation documents, including all amendments thereto, of each Loan Party, certified, in the case of Loan Parties incorporated in Panama and the United States, as of a recent date by the appropriate governmental authority of the jurisdiction of its organization, and a certificate as to the good standing (if applicable in such jurisdiction) of each Loan Party (other than those Loan Parties organized in Mexico, Nigeria, Indonesia or Kazakhstan) as of a recent date, from such governmental authority; (ii) a certificate of an Authorized Officer, the Secretary or the Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or similar document of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or similar governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other formation documents of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Authorized Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

Solvency; Representations and Warranties; No Defaults; Litigation. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrowers in the form of Exhibit J hereto (i) stating that the Borrowers and the Guarantors, taken as a whole, are Solvent immediately after giving effect to the Transactions and (ii) to the effect that (A) the conditions set forth in Section 3.2(b) have been satisfied and (B) as of the Effective Date, no litigation not listed on Schedule 4.7 shall have been commenced against the Parent or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

USA Patriot Act. To the extent requested, the Agents and the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, as applicable, and to each Arranger, for its own account, all fees and expenses (including reasonable fees and expenses of counsel to the Administrative Agent, counsel to Goldman Sachs and FTI Consulting, Inc., in each case, to the extent the Borrowers receive invoices therefor at least one Business Day prior to the Effective Date) due and payable on or before the Effective Date.

Consents, Etc. The Parent and its Restricted Subsidiaries shall have received all consents and authorizations required pursuant to any enforceable and material Contractual Obligation with any other Person and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow each of the Parent and its Restricted Subsidiaries lawfully to execute, deliver and perform, in all material respects, their respective obligations hereunder and under and the Loan Documents to which each of them, respectively, is, or shall be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith.

Capital Raises. Since March 31, 2014, the Borrowers shall have received at least (a) $400,000,000.00 of gross cash proceeds from the issuance of Permitted Second Lien Debt, and (b) $250,000,000.00 of gross cash proceeds from the issuance of Tangible Equity Units (but in no case less than at least $900,000,000.00 of gross cash proceeds from the issuance of the combination of (i) the Term Loans, (ii) Permitted Second Lien Debt, and (iii) the Tangible Equity Units).

Conditions with respect to the Mortgaged Vessels. The Administrative Agent shall have received (i) abstracts of title or, at its discretion, a certificate of ownership or other similar document with respect to the Mortgaged Vessels and such abstracts of title, certificate of ownership or other similar document shall reveal no Liens on such Mortgaged Vessels (subject to any Liens expressly permitted by Section 8.2 and except for Liens to be discharged on or prior to the Effective Date) and (ii) with respect to each Mortgaged Vessel, copies of certificates of registries documentation.

Notwithstanding the foregoing, if the Parent and the Term Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver (i) any legal opinion described in sub-clause (d), (e), (f), (g), (h) or (i) of Section 3.1(e) or (ii) any Control Agreement that is required to be delivered in order to satisfy the foregoing conditions precedent, such delivery shall not be a condition precedent to the obligations of the Lenders and the Issuers hereunder on the Effective Date, but shall be required to be accomplished as provided in Section 7.15.

Conditions Precedent to the Term Loans and each Letter of Credit

The obligation of the Term Lenders on the Effective Date to make the Term Loans and of each Issuer on any date (including the Effective Date) to Issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

Request for Borrowing of Term Loans or Issuance of Letter of Credit. With respect to the Term Loans, the Administrative Agent shall have received a duly executed Notice of Borrowing, and, with respect to any Letter of Credit, the Issuer shall have received a duly executed Letter of Credit Request.

Representations and Warranties; No Defaults. The following statements shall be true on the date of the Term Loans or such Issuance, both before and after giving effect thereto and, in the case of the Term Loans, to the application of the proceeds therefrom:

the representations and warranties set forth in Article IV and in the other Loan Documents that have no materiality or Material Adverse Effect qualification shall be true and correct in all material respects and the representations and warranties set forth in Article IV and in the other Loan Documents that have a materiality or Material Adverse Effect qualification shall be true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

no Default or Event of Default shall have occurred and be continuing.

No Legal Impediments. The making of the Term Loans or the Issuance of such Letter of Credit on such date does not violate any applicable Requirement of Law on the date of or immediately following the making of the Term Loans or Issuance of such Letter of Credit and is not enjoined, temporarily, preliminarily or permanently.

Alternative Currencies. Immediately after giving effect to any proposed Issuance of a Letter of Credit denominated in an Alternative Currency, the sum of the Dollar Equivalent of the Letter of Credit Obligations at such time in respect of each Letter of Credit denominated in an Alternative Currency would not exceed $150,000,000.00 as a result of such proposed Issuance.

No Specified Term Lender Event of Default. Before and after giving effect to any proposed Issuance of a Letter of Credit, no Specified Term Lender Event of Default shall have occurred and be continuing.

Determinations of Initial Borrowing Conditions

For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s Ratable Portion of the Term Loans to be made on the Effective Date.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders, the Issuers and the Administrative Agent to enter into this Agreement, each Borrower represents and warrants each of the following to the Lenders, the Issuers and the Administrative Agent, on and as of the Effective Date and the making of the Term Loans and the other financial accommodations on the Effective Date and on and as of each date as required by Section 3.2(b)(i).

Corporate Existence; Compliance with Law

Each of the Parent and its Restricted Subsidiaries (a) is duly organized, validly existing and, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect, (c) has all requisite corporate or other organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance could not, in the aggregate, be reasonably expected to have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure of which to obtain or make could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Corporate Power; Authorization; Enforceable Obligations

The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the Transactions:

are within such Loan Party’s corporate, limited liability company, partnership or other organizational powers;

have been or, at the time of delivery thereof pursuant to this Agreement will have been duly authorized by all necessary corporate, limited liability company or partnership action, including the consent of shareholders, partners and members where required;

do not and will not (A) contravene such Loan Party’s respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Loan Party (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Loan Party, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any lawful Contractual Obligation of such Loan Party or any of its Restricted Subsidiaries, other than in the case of this clause (C) any such conflict, breach, default, termination or acceleration that could not reasonably be expected to have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of such Loan Party, other than those in favor of the Secured Parties pursuant to the Collateral Documents; and

do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than resolutions of the board of directors or other similar authority of each Loan Party that have been or will be, prior to the Effective Date (or such later date upon which such Loan Party becomes a Subsidiary Guarantor), obtained or made, copies of which have been or will be delivered to the Administrative Agent, and each of which on the Effective Date (or such later date upon which such Loan Party becomes a Subsidiary Guarantor) will be in full force and effect and, with respect to the Collateral, filings required to perfect the Liens created by the Collateral Documents.

This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Loan Party who is a party thereto. This Agreement is, and the other Loan Documents will be, when delivered, the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Ownership of Borrowers; Subsidiaries

All of the outstanding capital stock of the Parent is validly issued, fully paid and non-assessable.

Set forth on Schedule 4.3 is a complete and accurate list showing, as of the Effective Date, all Subsidiaries of the Parent and, as to each such Subsidiary, the jurisdiction of its organization, the number of shares of each class of Stock authorized (if applicable), the number outstanding on the Effective Date and the percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent. Except as set forth on Schedule 4.3, as of the Effective Date no Stock of any Restricted Subsidiary of the Parent is subject to any outstanding option, warrant, right of conversion or purchase of any similar right. Except as set forth on Schedule 4.3, all of the outstanding Stock of each Subsidiary of the Parent owned (directly or indirectly) by the Parent has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Parent or a Subsidiary of the Parent, free and clear of all Liens (other than the Lien in favor of the Secured Parties created pursuant to the Pledge and Security Agreement and Liens permitted under Section 8.2 securing Permitted Second Lien Debt), options, warrants, rights of conversion or purchase or any similar rights. As of the Effective Date, except as set forth on Schedule 4.3, neither the Parent nor any such Subsidiary is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any Stock of any such Subsidiary, other than the Loan Documents and, with respect to any Subsidiary that is not a Wholly-Owned Subsidiary, the governing documents of such Subsidiary. The Parent does not own or hold, directly or indirectly, any Stock of any Person other than such Subsidiaries and Investments permitted by Sections 8.3 or 8.5. The Term Borrower does not own or hold, directly or indirectly, any Stock of any Person.

Financial Statements

The audited financial statements comprising the Financial Statements for the Parent for the fiscal year ended December 31, 2013, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at such dates and the consolidated results of the operations of the Parent and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

The Projections have been prepared by the Parent taking into consideration past operations of its business, and reflect, as of the Effective Date, projections for the period beginning approximately January 1, 2014 and ending approximately December 31, 2015 on a Fiscal Year by Fiscal Year basis. The Projections are based upon estimates and assumptions stated therein, all of which the Parent believes, as of the Effective Date, to be reasonable in light of current conditions and current facts known to the Parent (other than any necessary adjustments due to fees payable in accordance herewith) and, as of the Effective Date, reflect the Parent’s good faith estimates of the future financial performance of the Parent and its Subsidiaries and of the other information projected therein for the periods set forth therein.

Neither the Parent nor any of its Subsidiaries has, as of the Effective Date, any material obligation, contingent liability or liability for taxes, long-term leases (other than operating leases) or unusual forward or long-term commitment that is not reflected in the financial statements referred to in clause (a) above and not otherwise permitted by this Agreement.

Material Adverse Effect

Since December 31, 2013, there has been no event or development that could reasonably be expected to have Material Adverse Effect.

Solvency

Both before and after giving effect to the Transactions, the Loan Parties, taken as a whole, are Solvent.

Litigation

Except as set forth on Schedule 4.7, there are no pending or, to the knowledge of the Borrowers, threatened actions, investigations or proceedings against the Parent or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.7 lists all litigation pending against any Loan Party as of the Effective Date that, if adversely determined, could be reasonably expected to have a Material Adverse Effect.

Taxes

All federal income and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by each Borrower or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all material taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof (whether or not shown on any Tax Return) except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of such Borrower or such Tax Affiliate in conformity with GAAP. Each Borrower and each of its Tax Affiliates have withheld and timely paid to the respective Governmental Authorities all material amounts required to be withheld.

Full Disclosure

The Information Memorandum and any other information prepared or furnished by or on behalf of any Loan Party and delivered to the Lenders in writing in connection with this Agreement or the consummation of the transactions contemplated hereunder or thereunder (in each case, taken as a whole) does not, as of the time of delivery of such information (with respect to the Information Memorandum, as of the Effective Date only), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading; provided, however, that, to the extent any such information was based upon, or constituted, a forecast or projection, such Loan Party represents only, in respect of such projection or forecast, that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.

Margin Regulations

No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of the Term Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

No Burdensome Restrictions; No Defaults

None of the Parent nor any of its Restricted Subsidiaries (i) is a party to any Contractual Obligation (x) the compliance with which could reasonably be expected to have a Material Adverse Effect or (y) the performance of which by any thereof would result in the creation of a Lien (other than a Lien permitted under Section 8.2) on the property or assets of any thereof or (ii) is subject to any charter restriction that could reasonably be expected to have a Material Adverse Effect.

Neither the Parent nor any of its Restricted Subsidiaries is in default under or with respect to any Contractual Obligation owed by it, other than, in either case, those defaults that could not reasonably be expected to have a Material Adverse Effect.

No Default or Event of Default has occurred and is continuing.

Investment Company Act

Neither the Parent nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Use of Proceeds

The (a) proceeds of the Term Loans are being used solely by the Term Borrower to refinance Indebtedness under the Existing Credit Agreement, to pay fees and expenses in connection with the Transactions, and for general corporate purposes of the Parent and its Subsidiaries (including, without limitation, Capital Expenditures and Investments not prohibited by this Agreement), and (b) Letters of Credit are being used solely by the LC Borrower to support warranties, bid bonds, payment or performance obligations and for other general corporate purposes by the Parent, its Subsidiaries, Joint Ventures and Affiliates. The Borrowers will not request any Borrowing or Letter of Credit, and the Borrowers shall not use, and shall procure that their Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in either case in violation of any Sanctions applicable to such Borrower and its Subsidiaries, or (iii) in any manner that would result in the violation of any Sanctions applicable to any Loan Party or, to the knowledge of either Borrower, any other party hereto.

Insurance

All policies of insurance of any kind or nature currently maintained by the Parent or any of its Restricted Subsidiaries, including policies of fire, theft, property damage, other commercial general liability, employee fidelity and workers’ compensation, are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by businesses of the size and character of such Person.

Labor Matters

There are no strikes, work stoppages, slowdowns or lockouts pending or, to the knowledge of either Borrower, threatened against or involving the Parent or any of its Subsidiaries, other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

There are no unfair labor practices, grievances or complaints pending, or, to the knowledge of either Borrower, threatened, against or involving the Parent or any of its Subsidiaries, nor, to the knowledge of either Borrower, are there any unfair labor practices, arbitrations or grievances threatened involving the Parent or any of its Subsidiaries, other than those that if resolved adversely to the Parent or any of its Subsidiaries, as applicable, could not reasonably be expected to have a Material Adverse Effect.

Except as set forth on Schedule 4.15, as of the Effective Date, there is no collective bargaining agreement covering any employee of the Parent or any of its Restricted Subsidiaries. Except as set forth on Schedule 4.15, with respect to employees of the Parent or any of its Restricted Subsidiaries not already covered by a collective bargaining agreement set forth on Schedule 4.15, as of the Effective Date no union representation question exists with respect to such employees and, to the knowledge of either Borrower, no union organization activity is taking place as of the Effective Date.

ERISA

Each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which could cause such Employee Benefit Plan to lose its qualified status. Any trust created under any Employee Benefit Plan is exempt from tax under the provisions of Section 501 of the Code, except where such failures could not reasonably be expected to have a Material Adverse Effect.

The Parent and its Restricted Subsidiaries, each Subsidiary Guarantor and each of their respective ERISA Affiliates is in material compliance with all applicable provisions and requirements of ERISA, the Code and applicable Employee Benefit Plan provisions with respect to each Employee Benefit Plan except for non-compliances that could not reasonably be expected to have a Material Adverse Effect.

With respect to each Title IV Plan and each Multiemployer Plan, the Parent and each of its Restricted Subsidiaries, and each of their respective ERISA Affiliates has made all contributions required under ERISA and the Code and are in material compliance with the minimum funding standard of Section 412 of the Code (in each case, whether or not waived in accordance with Section 412(c) of the Code).

There has not been, nor is there reasonably expected to occur, any ERISA Event other than those that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Except (i) to the extent required under Section 4980B of the Code or similar state laws, and (ii) with respect to which the aggregate liability, calculated on a FAS 106 basis as of December 31, 2013, does not exceed $25,000,000.00, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Parent, any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates. None of the Parent or any of its Restricted Subsidiaries or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any Withdrawal Liability with respect to any Multiemployer Plan. The Parent and each of its Restricted Subsidiaries and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Environmental Matters

The operations of the Parent and each of its Restricted Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

None of the Parent or any of its Restricted Subsidiaries or any Real Property currently or, to the knowledge of either Borrower, previously owned, operated or leased by or for the Parent or any of its Restricted Subsidiaries is subject to any pending or, to the knowledge of either Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those claims, orders, agreements, notices, proceedings or investigations that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

To the knowledge of each Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Parent or any of its Restricted Subsidiaries or of Real Property owned, operated or leased by the Parent or any of its Restricted Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Intellectual Property

Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, the Parent and its Restricted Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights (including all Intellectual Property as defined in the Pledge and Security Agreement) that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto. Except where the failure to do so could not, taken as a whole, reasonably be expected to have a Material Adverse Effect, no slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Parent or any of its Restricted Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

Title; Real Property

Each of the Parent and its Restricted Subsidiaries has valid and indefeasible title to, or valid leasehold interests in, all of its material properties and assets (including Real Property) and good title to, or valid leasehold interests in, all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Parent, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 8.2. The Parent and each of its Restricted Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Parent’s and each of its Restricted Subsidiaries’ right, title and interest in and to all such property, other than those that could not reasonably be expected to result in a Material Adverse Effect.

Set forth on Schedule 4.19 is a complete and accurate list, as of the Effective Date, of all (a) owned Real Property with a reasonably estimated Fair Market Value in excess of $3,000,000.00 showing, as of the Effective Date, the street address, county (or other relevant jurisdiction or state) and the record owner thereof and (b) leased Real Property with annual lease payments in excess of $1,000,000.00 showing, as of the Effective Date, the street address and county (or other relevant jurisdiction or state) thereof.

No portion of any Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition other than those that could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, no portion of any Mortgaged Property is located in a special flood hazard area as designated by any federal Governmental Authority.

Except as could not reasonably be expected to have a Material Adverse Effect, (a) each Loan Party has obtained and holds all Permits required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such Person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each Loan Party has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any Loan Party, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person, (e) each Loan Party reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) neither Borrower has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit.

None of the Parent or any of its Restricted Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property or any part thereof, except those that could not reasonably be expected to have a Material Adverse Effect.

Each of the Loan Parties, and, to the knowledge of each Borrower, each other party thereto, has complied with all obligations under all leases of Real Property to which it is a party other than those the failure with which to comply could not reasonably be expected to have a Material Adverse Effect and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms other than those the failure of which to so comply with the foregoing could not reasonably be expected to have a Material Adverse Effect. No landlord Lien has been filed, and, to the knowledge of each Borrower, no claim is being asserted, with respect to any lease payment under any lease of Real Property other than those that could not reasonably be expected to have a Material Adverse Effect.

There are no pending or, to the knowledge of either Borrower, proposed special or other assessments for public improvements or otherwise affecting any material portion of the owned Real Property, nor are there any contemplated improvements to such owned Real Property that may result in such special or other assessments, other than those that could not reasonably be expected to have a Material Adverse Effect.

Mortgaged Vessels

Each Mortgaged Vessel (i) is owned and operated by a Subsidiary Guarantor (other than the Term Borrower), (ii) that is operated, is operated in all material respects in compliance with all Requirements of Law (including, in the case of each Mortgaged Vessel that is in class on the Effective Date, compliance in all material respects with all requirements of such classification as required by the United States Coast Guard or other classification society of like standard approved by the Collateral Agent) and (iii) is maintained in all material respects in accordance with all requirements set forth in the Collateral Documents. Each Mortgaged Vessel is covered by all such insurance as is required by the respective Mortgage with respect to such Mortgaged Vessel.

Anti-Corruption Laws and Sanctions

The Parent has implemented and maintains in effect policies and procedures intended to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents (in their respective activities on behalf of the Parent and its Subsidiaries) with applicable Anti-Corruption Laws and applicable Sanctions, and the Parent and its Subsidiaries and to the knowledge of each Borrower its and their respective officers, employees, directors and agents (in their respective activities on behalf of the Parent and its Subsidiaries), are in compliance with applicable Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. None of (a) the Parent, any Subsidiary or to the knowledge of each Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each Borrower, any agent of the Parent or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person with whom the Parent or such Subsidiary, as applicable, is prohibited from transacting business pursuant to any applicable Sanction.

FINANCIAL COVENANTS

The Parent agrees with the Lenders, the Issuers and the Administrative Agent to each of the following as long as any Obligation or any Letter of Credit Facility Commitment or Term Commitment remains outstanding:

Minimum EBITDA

The Parent shall not permit EBITDA plus any applicable EBITDA Adjustment (a) for the Fiscal Quarter ending March 31, 2014 to be less than $0.00, (b) for the two Fiscal Quarter period ending June 30, 2014 to be less than $37,000,000.00, (c) for the three Fiscal Quarter period ending September 30, 2014 to be less than $70,000,000.00, (d) for the four Fiscal Quarters ending December 31, 2014 to be less than $127,000,000.00, (e) for the four Fiscal Quarters ending March 31, 2015 to be less than $169,000,000.00, (f) for the four Fiscal Quarters ending June 30, 2015 to be less than $170,000,000.00, (g) for the four Fiscal Quarters ending September 30, 2015 to be less than $227,000,000.00, and (h) for the four Fiscal Quarters ending December 31, 2015 and for each four Fiscal Quarter period ending thereafter prior to the Letter of Credit Facility Termination Date to be less than $251,000,000.00.

Minimum Liquidity

The Parent shall not permit, as of the last day of any Fiscal Quarter, Liquidity to be less than $200,000,000.00.

LC Facility Collateral Coverage Ratio

The Parent shall not permit, as of the last day of any Fiscal Quarter or as of the date that any Mortgaged Vessel is disposed of in accordance with the terms hereof (after giving effect thereto), the ratio of (a) the aggregate Fair Market Value of the Mortgaged Vessels to (b) the sum of (i) the aggregate principal amount of Term Loans plus (ii) the aggregate face value of each Financial Letter of Credit on such day plus (iii) the Reimbursement Obligations on such day (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof on such day) plus (iv) the mark-to-market foreign exchange exposure of the Parent and its Subsidiaries that is not secured by cash, as determined by Parent using market convention, to be less than 1.20:1.00.

Term Loan Facility Collateral Coverage Ratio

The Parent and the Term Borrower shall not permit, as of the last day of any Fiscal Quarter or as of the date that any marine vessel is disposed of in accordance with the terms hereof (after giving effect thereto), the Term Loan Facility Collateral Coverage Ratio to be less than 1.75:1.00.

REPORTING COVENANTS

The Borrowers agree with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Letter of Credit Facility Commitment or Term Commitment remains outstanding:

Financial Statements

The Parent shall furnish each of the following to the Administrative Agent, for delivery to (unless otherwise expressly provided herein) the LC Lenders and, except in the case of clause (e), the Term Lenders and Goldman Sachs:

Quarterly Reports. Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines), consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flow for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the Parent as fairly presenting in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

Annual Reports. Within 75 days after the end of each Fiscal Year (unless such period is extended pursuant to applicable U.S. securities laws, rules, or regulations or SEC guidelines), consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and related statements of income and cash flows of the Parent and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, without qualification as to the scope of the audit or as to the Parent being a going concern by the Parent’s Accountants, together with the report of such accounting firm stating that (i) such financial statements fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Parent’s Accountants shall concur and that shall have been disclosed in the notes to the financial statements) and (ii) the examination by the Parent’s Accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (a) or (b) above, a certificate of a Responsible Officer of the Parent substantially in the form of Exhibit H-1 for delivery to the LC Lenders only and Exhibit H-2 for delivery to the Term Lenders and Goldman Sachs only (each, a

“Compliance Certificate”) (i) demonstrating compliance with (A) in the case of Exhibit H-1 only, each of the financial covenants contained in Section 5.1, Section 5.2 and Section 5.3 in reasonable detail and (B) in the case of Exhibit H-2 only, the financial covenant contained in Section 5.4 in reasonable detail, (ii) identifying any Asset Sale permitted by clauses (h), (i), or (j) of Section 8.4 during the Fiscal Quarter as to which such Compliance Certificate relates (or, in the case of any Compliance Certificate delivered in connection with the financial statements delivered pursuant to clause (b) above, in the last Fiscal Quarter of such Fiscal Year to which such Compliance Certificate relates) and identifying the aggregate consideration received in connection with each such identified Asset Sale if the aggregate consideration received for such Asset Sale exceeds $2,500,000.00 and (iii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action which the Parent has taken or proposes to take with respect thereto.

Budget. Not later than 90 days after the end of each Fiscal Year, and containing substantially the types of financial information contained in the Projections, the annual budget of the Parent for the Fiscal Year next succeeding such Fiscal Year then ended reviewed by the Board of Directors of the Parent, including a projected year-end consolidated balance sheet and income statement and statement of cash flows.

Cash Forecast. In form and substance reasonably satisfactory to the Administrative Agent, (i) on or before the last Business Day of each week until May 31, 2014, a cash forecast for the Parent and its Subsidiaries covering the following six weeks and (ii) thereafter, (A) on or before the last Business Day of each month, a cash forecast for the following 13 weeks (a “13 Week Cash Forecast”) and (B) on or before the last Business Day of each week, a report comparing actual results to the results projected for such week in the most recently delivered 13 Weeks Cash Forecast, including a narrative explaining any significant variances. The information provided pursuant to this Section 6.1(e) shall be delivered by the Administrative Agent to the LC Lenders only.

The Parent, the Term Borrower and each Lender acknowledge that certain of the Lenders may be Public-Side Lenders and, if documents or notices required to be delivered pursuant to this Section 6.1 or otherwise are being distributed through IntraLinks, any document or notice that the Parent or the Term Borrower has indicated contains MNPI shall not be posted on the portion of IntraLinks that is designated for Public-Side Lenders. The Parent and the Term Borrower agree to clearly designate all information provided to the Administrative Agent by or on behalf of any Loan Party that is suitable to make available to Public-Side Lenders. If the Parent or the Term Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.1 contains MNPI, the Administrative Agent reserves the right to post such document or notice solely on the portion of IntraLinks that is designated for Lenders that wish to receive MNPI.

Information required to be delivered pursuant to this Section 6.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on IntraLinks or shall be available on the website of the SEC at http://www.sec.gov or on the website of the Parent (provided, in each case, that the Parent has notified the Administrative Agent that such information is available on such website and, if requested by the Administrative Agent, shall have provided hard copies to the Administrative Agent). Information required to be delivered pursuant to this Section 6.1 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

Collateral Reporting Requirements

The Parent shall furnish to the Administrative Agent each of the following:

Updated Corporate Chart. If requested by the Administrative Agent, together with each delivery of any financial statement pursuant to Section 6.1(b), a corporate organizational chart or other equivalent list, current as of the date of delivery, in form and substance reasonably acceptable to the Administrative Agent, setting forth, for each of the Loan Parties, all Persons subject to Section 7.11, all Subsidiaries of any of them and any Joint Ventures entered into by any of the foregoing, (i) its full legal name, (ii) its jurisdiction of organization and organizational number (if any) and (iii) the number of shares of each class of its Stock authorized (if applicable), the number outstanding as of the date of delivery, and the number and percentage of the outstanding shares of each such class owned (directly or indirectly) by the Parent.

Additional Information. (i) By the twentieth day of each calendar month before the Letter of Credit Facility Termination Date, an aging list of the accounts receivable included in the Collateral dated as of the last day of the previous calendar month in form and detail reasonably satisfactory to the Administrative Agent, (ii) for the first and second month of each Fiscal Quarter, by the twentieth day of each calendar month before the Letter of Credit Facility Termination Date (A) a jobs-in-progress report on a monthly basis, which report shall include information relating to change orders and cost overruns for material projects, (B) a report of financial and operating performance, including qualitative updates for key contracts identified by the Administrative Agent and (C) a report of actual financial results (including both profit and loss, working capital and cash flows) by reporting segment, each in form and detail reasonably satisfactory to the Administrative Agent in all respects, (iii) for the third month of each Fiscal Quarter, within 45 days after such quarter ending date, a report, including budget versus actual and by reporting segment where applicable, of profit and loss, working capital, and cash flows, capital expenditures, asset sales, and unapproved change orders, each in form and detail reasonably satisfactory to the Administrative Agent in all respects, and (iv) from time to time, other statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral, all as the Administrative Agent may reasonably request, and in reasonable detail. The information provided pursuant to this Section 6.2(b) shall be delivered by the Administrative Agent to the LC Lenders only.

Additional Filings. At any time and from time to time, upon the reasonable request of the Administrative Agent, and at the sole expense of the Loan Parties, duly executed, delivered and recorded instruments and documents for the purpose of obtaining or preserving the full benefits of this Agreement, the Pledge and Security

Agreement and each other Loan Document and of the rights and powers herein and therein granted (and each Loan Party shall take such further action as the Administrative Agent may reasonably request for such purpose), including the filing of any financing or continuation statement under the UCC or other similar Requirement of Law in effect in any domestic jurisdiction with respect to the security interest created by the Pledge and Security Agreement.

Mortgaged Vessels. If requested by the Administrative Agent, an operating report for the Mortgaged Vessels showing the current customers of such vessels and the current locations of such vessels. In addition, if requested by the Administrative Agent, the Parent shall give the Administrative Agent written notice of (i) any Mortgaged Vessel commencing a new contract or moving to a work site outside the U.S. Gulf of Mexico and (ii) any bareboat charters of any Mortgaged Vessel and copies of such charter.

Appraisals. On or before March 1 of each year, updated appraisals for each Mortgaged Vessel and for each other marine vessel of the Parent and its Subsidiaries (other than any marine vessel that is under construction) included in the determination of the Term Loan Facility Collateral Coverage Ratio, in each case, in form and scope similar to the 2014 Appraisals performed by an internationally recognized appraiser reasonably satisfactory to the Administrative Agent (and in any event an appraiser that is a member of the National Association of Marine Surveyors and the American Society of Appraisers).

The reporting requirements set forth in this Section 6.2 are in addition to, and shall not modify and are not in replacement of, any rights and other obligation set forth in any Loan Document (including notice and reporting requirements) and satisfaction of the reporting obligations in this Section 6.2 shall not, by itself, operate as an update of any Schedule or any schedule of any other Loan Document and shall not cure, or otherwise affect in any way, any Default or Event of Default, including any failure of any representation or warranty of any Loan Document to be correct in any respect when made.

Default Notices

Promptly and in any event within five Business Days after a Responsible Officer of either Borrower obtains actual knowledge of the existence thereof, such Borrower shall give the Administrative Agent notice:

of any Default or Event of Default specifying the details of the occurrence referred to therein, describing with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, the anticipated effect thereof, and stating what action such Borrower has taken and proposes to take with respect thereto; and

of any announcement by Moody’s or S&P of any change in a corporate rating or corporate family rating with respect to the Parent or with respect to the Term Loans under this Agreement that has not been publicly announced or is not otherwise publicly available.

Each notice pursuant to this Section 6.3, if given by telephone, shall be promptly confirmed in writing on or before the next Business Day.

Litigation

Promptly after a Responsible Officer of either Borrower obtains actual knowledge of the commencement thereof, such Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, regarding the Parent, any of its Subsidiaries or any Joint Venture that (i) seeks injunctive or similar relief that, in the reasonable judgment of such Borrower, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) in the reasonable judgment of such Borrower could expose the Parent, such Subsidiary or such Joint Venture to liability in an amount aggregating $35,000,000.00 or more or that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

Labor Relations

Promptly after a Responsible Officer of either Borrower has actual knowledge of the same, such Borrower shall give the Administrative Agent written notice of (a) any material labor dispute to which the Parent or any of its Subsidiaries is a party, including any strikes, lockouts or other material disputes relating to any of such Person’s plants and other facilities, provided that such dispute, strike or lockout involves a work stoppage exceeding 30 days, (b) any material Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of any such Person affecting 300 or more employees of the Parent and its Subsidiaries and (c) any union organization activity with respect to employees of the Parent or any of its Subsidiaries not covered by a collective bargaining agreement as of the Effective Date.

Tax Returns

Upon the reasonable request of any Lender through the Administrative Agent, the Parent shall provide copies of all federal, state, local and foreign tax returns and reports filed by the Parent, any of its Subsidiaries or any Joint Venture in respect of taxes measured by income (excluding sales, use and like taxes).

Insurance

As soon as is practicable and in any event within 90 days after the end of each Fiscal Year, the Parent shall furnish the Administrative Agent with a report on the standard “Acord” form outlining all material insurance coverage maintained as of the date of such report by the Parent and its Restricted Subsidiaries and the duration of such coverage.

ERISA Matters

The Parent shall furnish the Administrative Agent with each of the following:

promptly and in any event within 30 days after a Responsible Officer of the Parent knows, or has reason to know, that any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent, any Subsidiary of the Parent, any Subsidiary Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $15,000,000.00, written notice describing the nature thereof, what action the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known by such Responsible Officer, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect to such event;

promptly and in any event within 10 days after a Responsible Officer of the Parent knows, or has reason to know, that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan, a written statement of an Authorized Officer of the Parent describing such waiver request and the action, if any, the Parent, its Subsidiaries and their respective ERISA Affiliates propose to take with respect thereto and a copy of any notice filed with the PBGC or the IRS pertaining thereto;

simultaneously with the date that the Parent, any of its Subsidiaries or any ERISA Affiliate files with the PBGC a notice of intent to terminate any Title IV Plan, if, at the time of such filing, such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

promptly, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any of their respective ERISA Affiliates with the IRS with respect to each Title IV Plan; (ii) all notices received by the Parent, any of its Subsidiaries, any Subsidiary Guarantor or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Parent, any Subsidiary of the Parent, any Subsidiary Guarantor and/or any ERISA Affiliate in an aggregate amount exceeding $15,000,000.00; and (iii) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

Environmental Matters

Each Borrower shall provide the Administrative Agent promptly, and in any event within 10 Business Days after any Responsible Officer of such Borrower obtains actual knowledge of any of the following, written notice of each of the following:

that any Loan Party or any Mortgaged Vessel is or may be liable to any Person as a result of a Release or threatened Release that could reasonably be expected to subject such Loan Party to Environmental Liabilities and Costs of $10,000,000.00 or more;

the receipt by any Loan Party of notification that any material real or personal property or any Mortgaged Vessel of such Loan Party is or is reasonably likely to be subject to any Environmental Lien;

the receipt by any Loan Party of any notice of violation of or potential liability under, or knowledge by a Responsible Officer of either Borrower that there exists a condition that could reasonably be expected to result in a violation of or liability under, any Environmental Law, except for violations and liabilities the consequence of which, in the aggregate, could not reasonably be expected to subject the Loan Parties collectively to Environmental Liabilities and Costs of $10,000,000.00 or more; and

promptly following reasonable written request by any Lender through the Administrative Agent, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report delivered pursuant to this Section 6.9.

Patriot Act Information

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA Patriot Act. The Borrowers shall promptly, following a request by any Agent or any Lender, provide all documentation and other information that such Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act.

Other Information

The Borrowers shall promptly provide the Administrative Agent or any Lender with any information (including any work product) reasonably requested by the Administrative Agent or such Lender through the Administrative Agent relating to AlixPartners’ engagement by the Parent and/or its Subsidiaries (subject to the execution and delivery to AlixPartners of a customary non-reliance letter) and such other information respecting the business, properties, condition, financial or otherwise, or operations of the Parent, any of its Subsidiaries or any Joint Venture as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request. The Administrative Agent shall provide copies of any written information provided to it pursuant to this Article VI to any LC Lender requesting the same. The information provided pursuant to this Section 6.11 shall be delivered by the Administrative Agent to the LC Lenders only.

Babcock Guaranties

The Parent and its Subsidiaries shall have no Guaranty Obligations in respect of any obligations of any of the Babcock Entities.

AFFIRMATIVE COVENANTS

The Borrowers agree with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Letter of Credit Facility Commitment or Term Commitment remains outstanding:

Preservation of Corporate Existence, Etc.

The Parent shall, and shall cause each of its Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Sections 8.4, 8.5 and 8.6 and except if, in the reasonable business judgment of the Parent, it is in the business interest of the Parent or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Borrowers), rights (charter and statutory) and franchises, and such failure to preserve the same could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to materially affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Compliance with Laws, Etc.

The Parent shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.

The Parent will maintain in effect and enforce policies and procedures intended to ensure compliance by the Parent, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, in each case in all material respects.

Conduct of Business

The Parent shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course (except for non-material changes in the nature or conduct of its business as carried on as of the Effective Date) and (b) use its reasonable efforts, in the ordinary course, to preserve its business and the goodwill and business of the customers, suppliers and others having business relations with the Parent or any of its Subsidiaries, except where the failure to comply with the covenants in each of clauses (a) and (b) above could not reasonably be expected to have a Material Adverse Effect.

Payment of Taxes, Etc.

The Parent shall, and shall cause each of its Subsidiaries to, pay and discharge before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where (a) contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the Parent or the appropriate Subsidiary in conformity with GAAP or (b) the failure to so pay and discharge could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Maintenance of Insurance

The Parent shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as, in the reasonable determination of the Parent, is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Subsidiary operates; provided, that, with respect to the Mortgaged Vessels, the Parent shall be required to provide or cause to be provided only such insurance as is required by the Collateral Documents, and (b) cause all property and general liability insurance policies to name the Collateral Agent on behalf of the Secured Parties as additional insured (with respect to liability and property policies), loss payee (with respect to property policies) or lender’s loss payee (with respect to property policies), as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice thereof to the Administrative Agent. Subject to Section 2.9(b), so long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, agrees to promptly release, endorse and turn over to the Parent or the applicable Subsidiary any insurance proceeds received by the Collateral Agent.

Access

The Parent shall from time to time during normal business hours permit the Administrative Agent and the Lenders, or any agents or representatives thereof (including FTI Consulting, Inc. in connection with its ongoing periodic financial review (including limited field-level reviews for the benefit of the LC Lenders only) of the Parent and its Subsidiaries), within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (a) examine and make copies of and abstracts from the records and books of account of the Parent and each of its Subsidiaries, (b) visit the properties of the Parent and each of its Subsidiaries, (c) discuss the affairs, finances and accounts of the Parent and each of its Subsidiaries with any of their respective officers or directors (subject to their availability, taking into account business travel and vacations); provided, that the Parent will not be required to permit any examination or visit as set forth in clauses (a) and (b) above with respect to each of the Administrative Agent and the Lenders (or any agents or representatives thereof) unless such visit is coordinated through the Administrative Agent.

Keeping of Books

The Parent shall, and shall cause each of its Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made of the financial transactions and assets and business of the Parent and each of its Subsidiaries; provided that the consolidated books of the Parent and its Subsidiaries shall be in conformity with GAAP on a consolidated basis.

Maintenance of Properties, Etc.

The Parent shall, and shall cause each of its Subsidiaries to, maintain and preserve (a) in good working order and condition (ordinary wear and tear excepted) all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) necessary in the conduct of its business and (c) all Material Intellectual Property, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above could not reasonably be expected to have a Material Adverse Effect; provided, that, with respect to the Mortgaged Vessels, the Parent will, or will cause the Mortgaged Vessel Owning Subsidiaries to, maintain and keep such Mortgaged Vessels in such condition, repair and working order as is required by the Collateral Documents.

Application of Proceeds; Proceeds from Second Lien Notes

The Term Borrower shall use the entire amount of the proceeds of the Term Loans as provided in Section 4.13.

All proceeds of the Term Loans and Second Lien Notes that are not used on the Effective Date to refinance Indebtedness under the Existing Credit Agreement or to pay fees and expenses in connection with the Transactions shall be deposited into one or more Deposit Accounts or Securities Accounts (each as defined in the Pledge and Security Agreement) that are subject to a Control Agreement. Notwithstanding the foregoing, if the Parent and the Term Borrower shall have used commercially reasonable efforts to procure and deliver, but shall nevertheless be unable to deliver on the Effective Date the Control Agreement referred to in the immediately preceding sentence, such failure shall not give rise to a Default under this Section 7.9(b), but the Borrowers shall nonetheless be required to comply with the obligations set forth in Section 7.15.

The Parent and the Term Borrower shall reserve proceeds of the Term Loans and the Second Lien Notes in an aggregate amount equal to the amount required to be paid by the Parent and its Subsidiaries in connection with the exercise of the purchase option to acquire 100% of the Stock and Stock Equivalents of the Persons that own the NO 102 in accordance with the terms of such purchase option.

Environmental

The Parent shall, and shall cause each of its Subsidiaries to, exercise reasonable due diligence in order to comply in all material respects with all Environmental Laws.

The Parent agrees that the Administrative Agent may, from time to time, retain, at the expense of the Parent, an independent professional consultant reasonably acceptable to the Parent to review any report relating to Contaminants prepared by or for the Parent and to conduct its own investigation (the scope of which investigation shall be reasonable based upon the circumstances) of any property currently owned, leased, operated or used by the Parent or any of its Subsidiaries, if (x) a Default or an Event of Default shall have occurred and be continuing, or (y) the Administrative Agent reasonably believes (1) that an occurrence relating to such property is likely to give rise to any Environmental Liabilities and Costs or (2) that a violation of an Environmental Law on or around such property has occurred or is likely to occur, which could, in either such case, reasonably be expected to result in Environmental Liabilities and Costs in excess of $10,000,000.00, provided that, unless an Event of Default shall have occurred and be continuing, such consultant shall not drill on any property of the Parent or any of its Subsidiaries without the Parent’s prior written consent. The Parent shall use its reasonable efforts to obtain for the Administrative Agent and its agents, employees, consultants and contractors the right, upon reasonable notice to Parent, to enter into or on to the facilities or Mortgaged Vessels currently owned, leased, operated or used by the Parent or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any property shall be conducted, unless otherwise agreed to by the Parent and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at any such property or Mortgaged Vessel or to cause any damage or loss at such property or Mortgaged Vessel. The Parent and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection will be obtained and shall be used by the Administrative Agent and the Lenders for the purposes of the Lenders’ internal credit decisions, to monitor the Term Loans and Letter of Credit Exposure and to protect the Lenders’ security interests created by the Loan Documents, and the Administrative Agent and the Lenders hereby acknowledge and agree any such report will be kept confidential by them to the extent permitted by law except as provided in the following sentence. The Administrative Agent agrees to deliver a copy of any such report to the Parent with the understanding that the Parent acknowledges and agrees that (i) it will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Parent’s use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to the Parent, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

Promptly after a Responsible Officer of either Borrower obtains actual knowledge thereof, such Borrower shall advise the Administrative Agent in writing and in reasonable detail of (i) any Release or threatened Release of any Contaminants required to be reported by the Parent or its Subsidiaries, to any Governmental Authorities under any applicable Environmental Laws and which could reasonably be expected to have Environmental Liabilities and Costs in excess of $10,000,000.00, (ii) any and all written communications with respect to any pending or threatened claims under Environmental Law in each such case which, individually or in the aggregate, have a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $10,000,000.00, (iii) any Remedial Action performed by the Parent or any other Person in response to (x) any Contaminants on, under or about any property, the existence of which has a reasonable possibility of resulting in Environmental Liabilities and Costs in excess of $10,000,000.00, or (y) any other Environmental Liabilities and Costs in excess of $10,000,000.00 that could result in Environmental Liabilities and Costs in excess of $10,000,000.00, (iv) discovery by the Parent or its Subsidiaries of any occurrence or condition on any material property that could cause the Parent’s or its Subsidiaries’ interest in any such property to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any applicable Environmental Laws or Environmental Liens, and (v) any written request for information from any Governmental Authority that fairly suggests such Governmental Authority is investigating whether the Parent or any of its Subsidiaries may be potentially responsible for a Release or threatened Release of Contaminants which has a reasonable possibility of giving rise to Environmental Liabilities and Costs in excess of $10,000,000.00.

The Parent shall promptly notify the Administrative Agent of (i) any proposed acquisition of Stock, assets, or property by the Parent or any of its Subsidiaries that could reasonably be expected to expose the Parent or any of its Subsidiaries to, or result in, Environmental Liabilities and Costs in excess of $10,000,000.00 and (ii) any proposed action to be taken by the Parent or any of its Subsidiaries to commence manufacturing, industrial or other similar operations that could reasonably be expected to subject the Parent or any of its Subsidiaries to additional Environmental Laws, that are materially different from the Environmental Laws applicable to the operations of the Parent or any of its Subsidiaries as of the Effective Date.

The Parent shall, at its own expense, provide copies of such documents or information as the Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this Section 7.10.

To the extent required by Environmental Laws or Governmental Authorities under applicable Environmental Laws, the Parent shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary Remedial Action in connection with the presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants on, under or affecting any property in order to comply in all material respects with all applicable Environmental Laws and Governmental Authorizations. In the event the Parent or any of its Subsidiaries undertakes any Remedial Action with respect to the presence, Release or threatened Release of any Contaminants on or affecting any property, the Parent or any of its

Subsidiaries shall conduct and complete such Remedial Action in material compliance with all applicable Environmental Laws, and in material accordance with the applicable policies, orders and directives of all relevant Governmental Authorities except when, and only to the extent that, the Parent or any such Subsidiaries’ liability for such presence, handling, storage, use, disposal, transportation or Release or threatened Release of any Contaminants is being contested in good faith by Borrower or any of such Subsidiaries. In the event the Parent fails to take required actions to address such Release or threatened Release of Contaminants or to address a violation of or liability under Environmental Law, the Administrative Agent may, upon providing the Parent with 5 Business Days’ prior written notice, enter the property and, at the Parent’s sole expense, perform whatever action the Administrative Agent reasonably deems prudent to rectify the situation.

Additional Collateral and Guaranties

To the extent not delivered to the Administrative Agent on or before the Effective Date, the Borrowers agree to do promptly each of the following:

execute and deliver to the Administrative Agent such amendments to the Collateral Documents or enter into such new Collateral Documents as the Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, a perfected first-priority security interest in the Stock and Stock Equivalents and other debt Securities of any Subsidiary that are owned by the Parent or any Subsidiary Guarantor (it being understood that such actions shall be required in the United States of America and, at the reasonable request of the Administrative Agent, any other jurisdiction);

deliver to the Administrative Agent the certificates (if any) representing such Stock and Stock Equivalents and other debt Securities, together with (A) in the case of such certificated Stock and Stock Equivalents, undated stock powers or other instruments of transfer endorsed in blank and (B) in the case of such certificated debt Securities, endorsed in blank, in each case executed and delivered by a Responsible Officer of the Parent or such Subsidiary, as the case may be;

in the case of any Wholly-Owned Subsidiary of any Loan Party that is a Restricted Subsidiary that has satisfied the Threshold Amount, cause such Wholly-Owned Subsidiary, (A) to become a party to the Pledge and Security Agreement and the applicable Collateral Documents and (B) to take such actions necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected security interest in the Collateral described in the Collateral Documents with respect to such Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents or by law or as may be reasonably requested by the Administrative Agent (it being understood that such actions shall be required in the United States of America and, at the reasonable request of the Administrative Agent, any other jurisdiction);

if any Loan Party acquires any marine vessel with a Fair Market Value in excess of $5,000,000.00 (other than a marine vessel acquired with Indebtedness permitted by Section 8.1(d), (l) or (m)), then such Loan Party shall, within 20 Business Days of such acquisition, execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest;

if the Fair Market Value of any marine vessel owned by any Loan Party (other than a marine vessel acquired or improved with Indebtedness permitted by Section 8.1(d), (l) or (m)) increases to an amount in excess of $5,000,000.00 because of improvements to such marine vessel, then such Loan Party shall, within 20 Business Days of a Responsible Officer of the Parent learning of such increase in Fair Market Value, execute and deliver such mortgages and other security instruments as shall be necessary to cause such vessel to become a Mortgaged Vessel subject to a perfected first-priority security interest; and

if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent; provided that such legal opinions shall be no broader in form or scope than the legal opinions delivered on the Effective Date.

Real Property

With respect to any fee interest in any Real Property located in the U.S. with a reasonably estimated Fair Market Value of $3,000,000.00 or more, or any leasehold interest in any Real Property (other than an office lease) located in the U.S. leased for more than $1,000,000.00 annually, in each case acquired or leased after the Effective Date by the Parent or any other Loan Party (other than any such Real Property acquired with Indebtedness permitted by Section 8.1(d), or (m)), the Parent or the applicable Loan Party shall promptly (and, in any event, within five Business Days following the date of such acquisition or such later date permitted by the Administrative Agent in its sole discretion) (i) execute and deliver a first priority Mortgage (subject only to Liens permitted by this Agreement) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property and complying with the provisions herein and in the Collateral Documents, (ii) if requested by the Administrative Agent and available in such jurisdiction, provide the Secured Parties with title insurance in an amount at least equal to the purchase price of such Real Property (or such other amount as the Administrative Agent shall reasonably specify), and if applicable, flood insurance and lease estoppel certificates, all in form and substance reasonably satisfactory to the Administrative Agent, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent and the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided, that such legal opinions shall be no broader in form or scope than the legal opinions delivered on the Effective Date and (iv) if requested by the Administrative Agent, use commercially reasonable efforts to obtain Landlord Lien Waivers for each Real Property leasehold interest on which a manufacturing facility or warehouse or other facility (other than an office lease) where Collateral is stored or held; provided, however that no such Landlord Lien Waiver shall be required for any location at which Collateral is stored or located unless the aggregate value of Collateral stored or held at such location exceeds $1,000,000.00.

Rating of Term Loans

The Term Borrower shall use commercially reasonable efforts to maintain a rating of the Term Loans by each of S&P and Moody’s.

Section 1.4 Lender Meetings

The Parent and the Term Borrower will participate in a meeting or telephonic conference with the Administrative Agent and the Lenders once during each Fiscal Year to be held at such location and at such time as may be agreed to by the Parent, the Term Borrower and the Administrative Agent.

Additional Collateral Perfection Undertakings

The Borrowers shall (a) deliver to the Administrative Agent each of the agreements, documents, instruments or certificates described on Schedule 7.15 and (b) perform each of the actions described on Schedule 7.15, in each case within the time periods set forth opposite each such item or action on Schedule 7.15.

Undertakings With Respect to the Lay Vessel 108 and DLV 2000.

The Parent shall, and shall cause its Subsidiaries to: (a) promptly (but in no event later than 30 days) after taking delivery thereof, execute and deliver such mortgages and other security instruments as shall be necessary to cause each of (i) the Lay Vessel 108 and (ii) until such time as such vessel secures DLV 2000 Permitted Debt, the DLV 2000 to become a Mortgaged Vessel subject to a perfected first-priority security interest (in each case, which vessels shall not be subject to any other Liens securing Indebtedness for borrowed money) and (b) prior to taking delivery thereof, to use commercially reasonable efforts to cause the counterparties under the construction agreements relating to the Lay Vessel 108 and, until such time as such vessel secures DLV 2000 Permitted Debt, the DLV 2000, to consent to the assignment of all of the rights of the Loan Parties under such agreements to the Collateral Agent, pursuant to consents to assignment reasonably satisfactory to the Collateral Agent.

Certain Purchase Options.

The Parent shall, and shall cause its Subsidiaries to, take all such actions to (a)(i) exercise the purchase option to acquire 100% of the Stock and Stock Equivalents in the Persons that own the NO 102 and (ii) exercise the purchase option to acquire 100% of the Stock and Stock Equivalents in the Person that owns the NO 105, in each case in accordance with the terms of such purchase options as in effect on the Effective Date or as hereafter amended or modified to the extent permitted by Section 8.21 (including, without limitation, any such amendment or modification that allows for the Parent or a Guarantor to acquire 100% of the NO 102 or the NO 105, as applicable, instead of the Stock and Stock Equivalents of the Person that owns the NO 102 or the NO 105, as applicable) and (b) in each case, within thirty (30) days (or such longer period permitted by the Administrative Agent in its sole discretion) following such acquisition, execute and deliver such mortgages and other security instruments as shall be necessary to cause each of the NO 102 and the NO 105 to become a Mortgaged Vessel subject to a perfected first-priority security interest (in each case, which vessels shall not be subject to any other Liens securing Indebtedness for borrowed money).

NEGATIVE COVENANTS

The Borrowers agree with the Lenders and the Administrative Agent to each of the following, as long as any Obligation or any Letter of Credit Facility Commitment or Term Commitment remains outstanding:

Indebtedness

The Parent shall not (x) and shall not permit any Captive Insurance Subsidiary or any of the Parent’s Restricted Subsidiaries to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or (y) issue Disqualified Stock except for the following:

the Obligations;

Indebtedness existing on the Effective Date and disclosed on Schedule 8.1;

Guaranty Obligations incurred by any Loan Party in respect of Indebtedness of any Loan Party that is permitted by this Section 8.1;

secured Indebtedness of the Parent or any Restricted Subsidiary including Capital Lease Obligations and purchase money Indebtedness incurred by the Parent or a Restricted Subsidiary of the Parent to finance (concurrently with or within 90 days after) the acquisition of tangible property (including marine vessels) and Indebtedness in respect of sale and leaseback transactions permitted under Section 8.13, but excluding Indebtedness incurred or assumed in connection with an Acquisition, in an aggregate outstanding principal amount not to exceed $20,000,000.00 at any time;

Refinancing Indebtedness in respect of Indebtedness permitted by clause (b) above or this clause (e);

Indebtedness arising from intercompany loans that are Investments permitted under, or not prohibited by, Section 8.5 (i) from any Loan Party to any other Loan Party; (ii) from any Subsidiary of the Parent to any Loan Party; (iii) from any Subsidiary of the Parent that is not a Loan Party to any Restricted Subsidiary of the Parent that is not a Loan Party; or (iv) from any Loan Party to any Restricted Subsidiary of the Parent that is not a Loan Party; provided, however, that all such Indebtedness of the type described in clauses (i), (ii) and (iv) above is evidenced by promissory notes in the form of Exhibit G, subject to a first priority Lien pursuant to the Pledge and Security Agreement if the payee is a Loan Party, all such Indebtedness of the type described in clause (ii) above may not be paid when an Event of Default exists, unless such payment is being made to a Loan Party, and any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the applicable Borrower or to any of the other Loan Parties for whose benefit such payment is made;

(i) the Tangible Equity Units and (ii) other unsecured Indebtedness of the Parent and its Restricted Subsidiaries in an aggregate principal amount not to exceed $350,000,000.00, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

Indebtedness under or in respect of Hedging Contracts that are not speculative in nature;

Indebtedness in respect of Treasury Management Arrangements;

Indebtedness in respect of any insurance premium financing for insurance being acquired by the Parent or any Restricted Subsidiary under customary terms and conditions and not in connection with the borrowing of money;

Indebtedness secured with the North Ocean Equipment and listed on Schedule 8.1;

DLV 2000 Permitted Debt;

Indebtedness assumed in connection with an Acquisition permitted under Section 8.3;

Indebtedness in respect of matured or drawn Performance Guarantees, provided that such Indebtedness is reimbursed or extinguished within 5 Business Days of being matured or drawn;

Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $300,000,000.00;

Indebtedness arising from loans, advances or extensions of credit to BMD and/or BMDL that are permitted by Section 8.5(s);

Permitted Second Lien Debt; and

Refinancing Indebtedness in respect of the Letter of Credit Facility Commitments and the Term Loans.

Liens, Etc.

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, create or suffer to exist any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Restricted Subsidiaries to assign, any right to receive income, except for the following:

Liens created pursuant to the Loan Documents;

Liens existing on the Effective Date and disclosed on Schedule 8.2;

Customary Permitted Liens;

Liens securing Indebtedness permitted under Section 8.1(d) or (m):

in assets that are not Collateral (other than equipment);

in property subject to and acquired or constructed with the proceeds of a Capital Lease or purchase money Indebtedness (including any sale and leaseback transaction permitted under Section 8.13, in each case if (A) the Indebtedness secured thereby and is incurred within 90 days after the date of such acquisition or construction of such property and does not exceed the lesser of the cost or Fair Market Value of such property at the time of such acquisition or construction and (B) such Liens do not apply to any other property (other than proceeds of such acquired or constructed property) or assets of the Parent or any of its Subsidiaries; or

to which any property is subject at the time, on or after the Effective Date, of the Parent’s or a Restricted Subsidiary’s acquisition thereof in accordance with this Agreement if such Liens do not apply to any other property (other than proceeds of such acquired property) of the Parent or any of its Restricted Subsidiaries;

any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (b) or (d) above or this clause (e) without any material change in the assets subject to such Lien;

Liens in favor of lessors securing operating leases not prohibited hereunder;

Liens arising out of judgments or awards and not constituting an Event of Default under Section 9.1(g);

Liens encumbering inventory, work-in-process and related property in favor of customers or suppliers securing obligations and other liabilities (other than Indebtedness) to such customers or suppliers to the extent such Liens are granted in the ordinary course of business and are consistent with past business practices;

[Reserved];

Liens with respect to foreign exchange netting arrangements and other treasury or cash management arrangements to the extent incurred in the ordinary course of business and consistent with past business practices; provided, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $30,000,000.00 at any time;

Liens securing insurance premium financing permitted under Section 8.1(j) under customary terms and conditions; provided, that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto;

Liens not otherwise permitted by the foregoing clauses of this Section 8.2 securing obligations or other liabilities (other than Indebtedness for borrowed money) of the Parent or any Restricted Subsidiary of the Parent; provided, however, that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $30,000,000.00 at any time;

Liens on North Ocean Equipment securing Indebtedness of any North Ocean Entity; provided that neither the Parent nor any of its Restricted Subsidiaries is the primary obligor on such Indebtedness (it being understood that the Parent and its Restricted Subsidiaries may guarantee such Indebtedness to the extent otherwise permitted by this Agreement);

Liens securing reimbursement obligations in respect of Extended Letters of Credit;

Liens on the DLV 2000 (plus improvements, accessions and proceeds thereof) and the equity (plus proceeds thereof) of the SPV that owns the DLV 2000, in each case securing DLV 2000 Permitted Debt;

Liens on the assets of BMD and/or BMDL securing Indebtedness permitted by Section 8.1(p);

Liens on Collateral securing Permitted Second Lien Debt;

Liens on cash securing Indebtedness described in Section 8.1(h) and Section 8.1(o); provided that the aggregate amount of cash securing Indebtedness described in Section 8.1(h) shall not exceed $50,000,000.00 at any time; and

Subject to intercreditor arrangements on terms and conditions substantially the same as the terms and conditions of this Agreement and otherwise reasonably acceptable to the Administrative Agent, Liens on Collateral securing Refinancing Indebtedness in respect of the Letter of Credit Facility Commitments and Term Loans.

Acquisitions

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Acquisitions except any non-hostile Acquisition subject to the satisfaction of each of the following conditions:

(a) the aggregate consideration (excluding performance-based contingent consideration (including, without limitation, earn-out payments and royalty payments)) in respect of all such Acquisitions made after the Effective Date does not exceed (i) prior to the Scheduled Letter of Credit Facility Termination Date, $75,000,000.00 and (ii) after the Scheduled Letter of Credit Facility Termination Date, $150,000,000.00 (since the Effective Date);

(b) if any such Acquisition is in excess of $5,000,000.00, the Administrative Agent shall receive prior written notice of such Acquisition, which notice shall include, without limitation, a description of such Acquisition with such detail as the Administrative Agent shall reasonably require;

after giving effect to such Acquisition, Liquidity shall not be less than $200,000,000.00;

within 30 days (or, in respect of real estate matters, 45 days) after the closing of such Acquisition, the Parent (or the Restricted Subsidiary making such Acquisition) and the target of such Acquisition (unless it is a Subsidiary that has not satisfied the Threshold Amount) shall have executed such documents and taken such actions as may be required under Section 7.11 and Section 7.12;

if such Acquisition involves the acquisition of one or more marine vessels, in each case having a Fair Market Value in excess of $5,000,000.00, such vessel or vessels, except in the case where acquired using Indebtedness permitted by Section 8.1(m) that is the subject of a Lien permitted under Section 8.2 existing at the time of (but not incurred in anticipation of) any such acquisition, shall within 20 Business Days of such Acquisition, become Collateral pursuant to arrangements substantially similar to those made with respect to similar Mortgaged Vessels on the Effective Date; and

at the time of such Acquisition and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the statement set forth in Section 3.2(b)(i) shall be true.

Sale of Assets

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, sell, convey, transfer, lease or otherwise dispose of any of their respective assets or any interest therein (including the sale or factoring of any accounts) to any Person, or permit or suffer any other Person to acquire any interest in any of their respective assets or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Stock or Stock Equivalent (any such disposition in excess of $1,000,000.00 per transaction or series of related transactions, being an “Asset Sale”) except for the following:

the sale or disposition of inventory (including fabricated projects for customers, such as offshore production platforms and related components) in the ordinary course of business;

transfers resulting from any taking or condemnation of any property of the Parent or any of its Subsidiaries (or, as long as no Default or Event of Default has occurred and is continuing or would result therefrom, deed in lieu thereof);

as long as no Default or Event of Default is continuing or would result therefrom, the sale or disposition of equipment that the Parent reasonably determines is no longer useful in its or its Subsidiaries’ business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business;

as long as no Default or Event of Default is continuing or would result therefrom, the lease or sublease or chartering of property not constituting a sale and leaseback, to the extent not otherwise prohibited by this Agreement or the Mortgages;

as long as no Default or Event of Default is continuing or would result therefrom, non-exclusive assignments and licenses of intellectual property of the Parent and its Subsidiaries in the ordinary course of business;

as long as no Default or Event of Default is continuing or would result therefrom, discounts, adjustments, settlements and compromises of Accounts and contract claims in the ordinary course of business;

any Asset Sale (i) to the Parent or any Wholly-Owned Loan Party or (ii) by any Restricted Subsidiary that is not a Loan Party to the Parent or another Restricted Subsidiary of the Parent;

as long as (x) no Default or Event of Default is continuing or would result therefrom and (y) immediately before and after giving effect to the Asset Sale, the Parent and the Term Borrower shall be in pro forma compliance with Sections 5.3 and 5.4 as of the most recent date of determination, and subject to Section 2.9(a), (i) any other Asset Sale (other than an Asset Sale in respect of a Mortgaged Vessel or Stock in a Mortgaged Vessel Owning Subsidiary) for Fair Market Value, at least 75% of which is payable in cash or Cash Equivalents upon such sale and (ii) any other Asset Sale for Fair Market Value so long as the Non-cash Consideration from such Asset Sale and all other Asset Sales made in reliance upon this clause (h)(ii) after the Effective Date does not exceed $30,000,000.00;

any Asset Sale of one or more Mortgaged Properties or Mortgaged Vessels or Stock in a Mortgaged Vessel Owning Subsidiary or a Subsidiary which directly or indirectly owns a Mortgaged Vessel Owning Subsidiary, subject to Section 2.9(a), and so long as (i) no Default or Event of Default is continuing or would result therefrom, (ii) the Asset Sale is for Fair Market Value, (iii) except to the extent that a Loan Party receives one or more marine vessels from another Person in trade or exchange for such assets so disposed of, at least 75% of the consideration for such Asset Sale consists of cash or Cash Equivalents received at closing of such Asset Sale; provided that this clause (iii) shall not apply to any Asset Sale of the Mortgaged Vessel named McDermott Derrick Barge No. 16 if the Parent has provided the Administrative Agent with a summary of the terms of such Asset Sale at least 10 Business Days (or such shorter period of time permitted by the Administrative Agent in its sole discretion) before the date of such Asset Sale, (iv) any marine vessel received from another Person in trade or exchange for such assets so disposed of shall concurrently with its acquisition be added to the Collateral pursuant to arrangements substantially similar to those made with respect to the Mortgaged Vessels on the Effective Date, and (v) immediately before and after giving effect to the Asset Sale, the Parent and the Term Borrower shall be in pro forma compliance with Sections 5.3 and 5.4 as of the most recent date of determination;

as long as no Default or Event of Default is continuing or would result therefrom, any Asset Sale of the Stock of any Captive Insurance Subsidiary for Fair Market Value, at least 75% of which is payable in cash or Cash Equivalents upon such sale; and

Asset Sales permitted by Section 8.13.

Notwithstanding the foregoing, no Asset Sale shall be permitted hereunder if the assets being disposed of in such transaction or any series of related transactions would, in the aggregate, constitute a material portion of the business of the Parent and its Restricted Subsidiaries taken as a whole.

Restricted Payments

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, declare, order, pay or make any sum for any Restricted Payment except for:

Restricted Payments by the Parent to any other Loan Party;

Restricted Payments by (i) any Restricted Subsidiary of the Parent to any Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

Restricted Payments by any Restricted Subsidiary that is not a Wholly-Owned Subsidiary to any Loan Party and to any other direct or indirect holders of equity interests in such Restricted Subsidiary to the extent (i) such Restricted Payments are made pro rata among the holders of the equity interests in such Restricted Subsidiary or (ii) pursuant to the terms of the joint venture, charter, bylaws or other distribution agreement for such Restricted Subsidiary in form and substance approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed);

(i) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Stock or Stock Equivalents of the Parent or any of its Subsidiaries (x) made solely with the proceeds received from the exercise of any warrant or option or (y) that is deemed to occur upon the cashless exercise of stock options or warrants and (ii) the repurchase, redemption or other acquisition or retirement for value of any Stock or Stock Equivalents of the Parent or any Subsidiary held by any current or former officer, director or employee pursuant to any equity-based compensation plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement in an aggregate amount not to exceed $30,000,000.00;

so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, Restricted Payments made after the Effective Date in an aggregate amount not to exceed (i) prior to the Scheduled Letter of Credit Facility Termination Date, $25,000,000.00 during any Fiscal Year (plus the amount of Restricted Payments permitted to be made pursuant to this clause (e) in the prior Fiscal Year and not made in such prior Fiscal Year), and (ii) after the Scheduled Letter of Credit Facility Termination Date, $75,000,000.00;

Investments existing on the Effective Date and disclosed on Schedule 8.5, and any refinancings of such Investments to the extent constituting Indebtedness otherwise permitted under Section 8.1(b), provided such refinancing complies with the provisions of Section 8.1(e);

Investments in cash and Cash Equivalents;

Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Parent and its Subsidiaries;

Investments received in settlement of amounts due to the Parent or any Restricted Subsidiary of the Parent effected in the ordinary course of business;

Investments by (i) any Loan Party in any other Loan Party or (ii) a Restricted Subsidiary of the Parent that is not a Loan Party in the Parent or any other Restricted Subsidiary of the Parent;

loans or advances to employees of the Parent or any of its Subsidiaries (or guaranties of loans and advances made by a third party to employees of the Parent or any of its Subsidiaries) in the ordinary course of business in an aggregate outstanding principal amount not to exceed $1,000,000.00 at any time;

Guaranty Obligations permitted by Section 8.1;

other than those disclosed on Schedule 8.5, direct or indirect Investments, including Letters of Credit and other credit support obligations, in Subsidiaries that are not Loan Parties or Joint Ventures that are not Loan Parties, but in each case are engaged in an Eligible Line of Business, made after the Effective Date in an aggregate amount not to exceed (i)(A) prior to the Scheduled Letter of Credit Facility Termination Date, $150,000,000.00 and (B) after the Scheduled Letter of Credit Facility Termination Date, $300,000,000.00 (since the Effective Date) plus (ii) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash after the Effective Date in respect of Investments in Subsidiaries or Joint Ventures that are not Loan Parties (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

Investments constituting Acquisitions permitted by Section 8.3;

Investments to acquire the NO 102 or the Stock of one or more entities that directly or indirectly own an interest in the NO 102; provided that: (i) immediately after giving effect to such Investment, Liquidity shall not be less than $125,000,000.00; and (ii) immediately after giving effect to such Investment, (A) no Default or Event of Default shall have occurred and be continuing and (B) the statement set forth in Section 3.2(b)(i) shall be true; and (C) the aggregate amount of such Investments shall not exceed $50,000,000.00 (inclusive of the Parent’s pro rata portion of any Indebtedness (which, as of the Effective Date was approximately $15,700,000) of the entity that owns the NO 102 that will be repaid to a Subsidiary Guarantor in connection with such Investment);

Investments to acquire the NO 105 or the Stock of one or more entities that directly or indirectly own an interest in the NO 105; provided that: (i) if such Investment is made before the Scheduled Letter of Credit Facility Termination Date, immediately after giving effect to such Investment, Liquidity shall not be less than $125,000,000.00; and (ii) immediately after giving effect to such Investment, (A) no Default or Event of Default shall have occurred and be continuing and (B) the statement set forth in Section 3.2(b)(i) shall be true;

(i) contributions to Joint Ventures and Subsidiaries that are not Loan Parties of assets not constituting Collateral and not required to be Collateral (other than assets that are not Collateral or required to be Collateral under clause (i) of the definition of “Excluded Asset” in the Pledge and Security Agreement) and (ii) Hedging Contracts (and payments thereunder) that are not speculative in nature entered into on behalf of Joint Ventures and Subsidiaries, so long as any payment by the Parent or any Restricted Subsidiary under any such Hedging Contract is reimbursed by the applicable Joint Venture or Subsidiary in the ordinary course of business;

other than those disclosed on Schedule 8.5, direct or indirect Investments, including Letters of Credit and other credit support obligations, in Subsidiaries that are not Subsidiary Guarantors or Joint Ventures that are not Subsidiary Guarantors, but in each case are engaged in an Eligible Line of Business, in an aggregate amount not to exceed the lesser of (i) the Net Cash Proceeds received by the Parent and its Restricted Subsidiaries of Indebtedness permitted to be incurred hereunder (other than the Term Loans) and (ii) $200,000,000.00;

Investments constituting loans, advances or extensions of credit by the Parent and/or any of its Restricted Subsidiaries to BMD and/or BMDL in an aggregate outstanding principal amount not to exceed $30,000,000.00 at any time;

Investments resulting from any non-cash consideration received in an Asset Sale permitted by Section 8.4; and

repurchases, redemptions or other acquisitions or retirements for value of Stock of the Parent made in lieu of withholding taxes in connection with any vesting of restricted Stock or any exercise, vesting or exchange of stock options, warrants or other similar rights.

Restriction on Fundamental Changes

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, (a) merge or consolidate with any Person (provided that, if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (i) any Wholly-Owned Restricted Subsidiary may merge into the Parent so long as the Parent is the surviving company, (ii) any Wholly-Owned Restricted Subsidiary may merge into or consolidate with any other Wholly-Owned Restricted Subsidiary in a transaction in which the surviving entity is a Wholly-Owned Restricted Subsidiary and no Person other than the Parent or a Wholly-Owned Restricted Subsidiary receives any consideration (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iii) any Restricted Subsidiary of the Parent may merge with another Person in a transaction constituting an Asset Sale permitted hereunder, and (iv) any Person (other than the Parent or the Term Borrower) may merge or consolidate with or into any Restricted Subsidiary (other than the Term Borrower) in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Subsidiary Guarantor, is a Subsidiary Guarantor)) or (b) acquire or create any Subsidiary unless, after giving effect to such acquisition or creation, (i) the Parent is in compliance with Section 7.11 and (ii) the Investment in such Subsidiary is permitted under Section 8.5. Notwithstanding the foregoing, the Term Borrower shall not (a) merge or consolidate with any Person or (b) acquire or create any Subsidiary.

Change in Nature of Business

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Eligible Line of Business.

Transactions with Affiliates

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Restricted Subsidiary as would be obtainable by the Parent or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate except (a) transactions among the Borrower and its Restricted Subsidiaries, (b) Restricted Payments otherwise permitted by this Agreement, (c) the payment of the operating expenses and capital expenditures of a Subsidiary of the Parent, so long as such payment is in the ordinary course of business and consistent with past business practices with respect to such Subsidiary prior to the date hereof and (d) transactions in accordance with the agreements listed on Schedule 8.8 hereto.

Restrictions on Subsidiary Distributions; No New Negative Pledge

Other than (a) pursuant to the Loan Documents or (b) pursuant to any secured Indebtedness or Capital Lease Obligations permitted by Section 8.1(b), (d), (e), (l), (m), (p), (q), or (r) so long as any prohibition or limitation is only effective against the assets securing such Indebtedness, the Parent shall not, and shall not permit any Restricted Subsidiaries to, (i) except as in effect on the date hereof and other than for Joint Ventures and Subsidiaries that are not Guarantors, agree to enter into or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of such Subsidiary to pay dividends or make any other distribution or transfer of funds or assets or make loans or advances to or other Investments in, or pay any Indebtedness owed to, the Parent or any other Restricted Subsidiary of the Parent or (ii) other than customary non-assignment provisions in contracts entered into in the ordinary course of business, enter into or permit to exist or become effective any enforceable agreement prohibiting or limiting the ability of the Parent or any Restricted Subsidiary to create, incur, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, to secure the Obligations, including any agreement requiring any other Indebtedness or Contractual Obligation to be equally and ratably secured with the Obligations.

Modification of Constituent Documents

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, change its capital structure (including the terms of its outstanding Stock) or otherwise amend its Constituent Documents except those that do not materially and adversely affect the rights and privileges of the Parent or any of its Subsidiaries and do not materially and adversely affect the interests of the Secured Parties under the Loan Documents or the rights and interests of any of them in the Collateral.

Accounting Changes; Fiscal Year

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, (a) make any material change in its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirement of Law and disclosed to the Lenders and the Administrative Agent or (b) change its Fiscal Year.

Margin Regulations

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

Sale/Leasebacks

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction unless (a) the proceeds of such transaction received by the Loan Parties equal the Fair Market Value of the properties subject to such transaction, (b) such transaction does not involve a Mortgaged Vessel and (c) after giving effect to such sale and leaseback transaction, the aggregate Fair Market Value of all properties covered at any one time by all sale and leaseback transactions permitted hereunder (other than any sale and leaseback transaction of property entered into within 90 days of the acquisition of such property from a Person other than the Parent or any Affiliate thereof) does not exceed $10,000,000.00 in any Fiscal Year.

Capital Expenditures

The Parent shall not make or incur, or permit its Restricted Subsidiaries to make or incur, Capital Expenditures except that the Parent and its Restricted Subsidiaries may make or incur Capital Expenditures during (a) the Fiscal Year ending December 31, 2014 in excess of $400,000,000.00 in the aggregate, (b) the Fiscal Year ending December 31, 2015 in excess of an aggregate amount equal to (i) $450,000,000.00 plus (ii) the amount of Capital Expenditures permitted to be made pursuant to clause (a) in the prior Fiscal Year and not made in such prior Fiscal Year and (c) the Fiscal Year ending December 31, 2016 in excess of an aggregate amount equal to (i) $250,000,000.00 plus (ii) the amount of Capital Expenditures permitted to be made pursuant to clause (b) in the prior Fiscal Year and not made in such prior Fiscal Year.

Cancellation of Indebtedness Owed to It

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, cancel any material claim or Indebtedness owed to any of them except (a) in the ordinary course of business, or (b) if such Indebtedness is owed by a Guarantor to a Loan Party, and such Indebtedness is either (i) cancelled in exchange for Stock of such Guarantor, (ii) converted into Stock of such Guarantor or (iii) converted such that it increases the paid-in-capital of such Loan Party in such Guarantor.

No Speculative Transactions

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any material speculative transaction or in any material transaction involving the entry into of Hedging Contracts by such Person except for the sole purpose of hedging in the ordinary course of business.

Post-Termination Benefits

Except to the extent required under Section 4980B of the Code or similar state laws, the Parent shall not, and shall not permit any of its Restricted Subsidiaries to, adopt any Employee Benefit Plan that provides health or welfare benefits (through the purchase of insurance or otherwise) to any retired or former employees, consultants or directors (or their dependents) of the Parent or any of its Subsidiaries.

Activities in Panama

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, invest the proceeds of any Term Loan in any activity within the territory of the Republic of Panama if such activity will (i) generate taxable income under Panamanian tax laws that will have to be paid by the Parent or any of its Subsidiaries to a Panamanian Governmental Authority; or (ii) cause any payment to a Lender or the Administrative Agent to be subject to Panamanian tax, including withholding tax.

Vessel Flags

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, change the flag under which any Mortgaged Vessel is registered or register a Mortgaged Vessel under any flag unless (i) the Parent shall have provided at least 10 Business Days’ (or such shorter period permitted by the Administrative Agent in its sole discretion) advance notice to the Administrative Agent, (ii) the flag under which such Mortgaged Vessel is to be registered is listed on Schedule 8.19 or is otherwise acceptable to the Administrative Agent in its sole discretion and (iii) the Parent otherwise complies with the requirements contained in the Mortgage applicable to the Mortgaged Vessel in question with respect to changing the flag of a Mortgaged Vessel or registering a Mortgaged Vessel under any flag.

Payments of Junior Priority Indebtedness

The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment or prepayment (including any redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment) on account of principal of any Junior Priority Indebtedness, except (a) regularly scheduled principal payments as and when due in respect of any Junior Priority Indebtedness, (b) refinancings of Junior Priority Indebtedness with the proceeds of other Indebtedness permitted under Section 8.1 and (c) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, prepayments in an aggregate amount not to exceed (i) prior to the Scheduled Letter of Credit Facility Termination Date, $50,000,000.00 and (ii) after the Scheduled Letter of Credit Facility Termination Date, $150,000,000.00 (since the Effective Date). For the avoidance of doubt, the prepayment of any Indebtedness owed by a North Ocean Entity that is existing on the Effective Date shall not be restricted by this Section 8.20.

Amendments to Joint Venture Agreements.

The Parent shall not, and shall not permit any of its Subsidiaries to, amend (a) the purchase options contained in the joint venture agreements relating to Persons that own the NO 102 and the NO 105 or (b) any joint venture agreement in any manner, in either case if such amendment would be materially adverse to the interests of the Secured Parties.

Certain Matters Relating to the Term Borrower.

In addition to the restrictions set forth under Section 8.1 hereof, the Term Borrower will not incur any Indebtedness unless:

the LC Borrower is a co-obligor or guarantor of such Indebtedness, or the net proceeds of the Indebtedness are either lent to the LC Borrower, used to acquire outstanding Indebtedness of the LC Borrower, or used, directly or indirectly, to refinance or discharge Term Loans or Indebtedness permitted under the limitation of this Section 8.22.

The Term Borrower will not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the LC Borrower or own a direct or indirect interest in any other Person.

EVENTS OF DEFAULT

Events of Default

Each of the following events shall be an “Event of Default”:

either Borrower shall fail to pay any principal of any Term Loan or any Reimbursement Obligation when the same becomes due and payable; or

either Borrower shall fail to pay any interest on any Term Loan, any fee under any of the Loan Documents or any other Obligation (other than one referred to in clause (a) above) and such non-payment continues for a period of three Business Days after the due date therefor; or

any representation or warranty made or deemed made by any Loan Party in any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Article V, Section 6.3, Section 7.1, Section 7.6, Section 7.17, or Article VIII; provided that, (x) in the case of any failure to perform or observe the covenants set forth in Section 5.1, 5.2, 5.3, 6.1(e), 6.2(b), 6.11 or 8.14 (each a “Specified LC Lender Event of Default”), such Specified LC Lender Event of Default shall not constitute an Event of Default with respect to the Term Loans unless and until the Requisite LC Lenders have declared all Letter of Credit Obligations to be immediately due and payable and all outstanding Letter of Credit Facility Commitments to be immediately terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date, and (y) in the case of any failure to perform or observe the covenant set forth in Section 5.4 (a “Specified Term Lender Event of Default”), such Specified Term Lender Event of Default shall not constitute an Event of Default with respect to any Letter of Credit Obligations unless and until the Requisite Term Lenders have declared all Term Loans to be immediately due and payable and all outstanding Term Commitments to be immediately terminated, in each case in accordance with this Agreement and such declaration has not been rescinded on or before such date, or (ii) any other term, covenant or agreement contained in this Agreement or in any other Loan Document if such failure under this clause (ii) shall remain unremedied for 30 days after the earlier of (A) the date on which a Responsible Officer of either Borrower obtains actual knowledge of such failure and (B) the date on which written notice thereof shall have been given to the Parent by the Administrative Agent or any Lender; or

(i) either Borrower or any of the Parent’s Material Subsidiaries shall fail to make any payment on any recourse Indebtedness of such Borrower or any such Material Subsidiary (other than the Obligations) or any Guaranty Obligation in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $55,000,000.00 or more when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that clauses (ii) and (iii) above shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

(ii) either Borrower or any of the Parent’s Material Subsidiaries shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against either Borrower or any of the Parent’s Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against either Borrower or any of the Parent’s Material Subsidiaries (but not instituted by the Parent or any of its Subsidiaries), either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or an order or decree approving or ordering any of the foregoing shall be entered, or (iii) either Borrower or any of the Parent’s Material Subsidiaries shall take any corporate action to authorize any action set forth in clause (i) or (ii) above; or

one or more judgments, injunctions or orders (or other similar process) involving, in the case of a money judgment, an amount in excess of $50,000,000.00 in the aggregate (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage), shall be rendered against one or more of either Borrower and the Parent’s Material Subsidiaries and shall remain unpaid and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment, injunction or order or (y) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, injunction or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) one or more ERISA Events shall occur and the amount of all liabilities and deficiencies resulting therefrom imposed on or which could reasonably be expected to be imposed directly on the Parent, any of its Subsidiaries or any Subsidiary Guarantor, whether or not assessed, when taken together with amounts of all such liabilities and deficiencies for all other such ERISA Events exceeds $50,000,000.00 in the aggregate, or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430 of the Code or under ERISA; or

any provision of any Collateral Document or any other Loan Document shall for any reason, except as permitted by the Loan Documents, cease to be valid and binding on, or enforceable against, any Loan Party which is a party thereto, or any Loan Party shall so state in writing; or

any Collateral Document shall for any reason fail or cease to create a valid Lien on any Collateral with an aggregate value of $15,000,000.00 or more purported to be covered thereby or, except as permitted by the Loan Documents, such Lien shall fail or cease to be a perfected and first priority Lien or any Loan Party shall so state in writing;

there shall occur any Change of Control; or

the Parent or any of its Subsidiaries shall make payment or perform obligations under or in respect of any Guaranty Obligation in respect of the obligations of the Babcock Entities having an aggregate value for all such payments and performance on and after the Effective Date in excess of $15,000,000.00.

Remedies

During the continuance of any Event of Default, the Administrative Agent (a) may, and, at the request of the Requisite Lenders, shall, by notice to the Borrowers declare that all or any portion of the Letter of Credit Facility Commitments and Term Commitments be terminated, whereupon the obligation of each Term Lender to make any

Term Loan and each Issuer to Issue any Letter of Credit shall immediately terminate and (b) may and, at the request of the Requisite Lenders, shall, by notice to the Borrowers, declare the Term Loans, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Term Loans, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, if, on or after the 90th day after an Event of Default has occurred and is continuing, the Requisite Lenders have not directed the Administrative Agent to take the actions set forth in clause (a) or (b) of the immediately preceding sentence, then either the Requisite Term Lenders or the Requisite LC Lenders shall be entitled to so direct the Administrative Agent; provided, further, that upon the occurrence of any Event of Default specified in Section 9.1(f) with respect to either Borrower, (x) the Term Commitments of each Term Lender to make Term Loans and the commitments of each LC Lender and Issuer to Issue or participate in Letters of Credit shall each automatically be terminated and (y) the Term Loans, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers. In addition to the remedies set forth above, the Administrative Agent and the Collateral Agent may exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law.

Notwithstanding the foregoing, (a) no Term Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of an Event of Default if the only such Event of Default that shall have occurred and be continuing is a Specified LC Lender Event of Default and the Requisite LC Lenders have not declared all Letter of Credit Obligations to be immediately due and payable and all outstanding Letter of Credit Facility Commitments to be immediately terminated (and the Requisite LC Lenders shall be entitled to declare all Obligations hereunder to be immediately due and payable, terminate all outstanding Letter of Credit Facility Commitments and Term Commitments and direct the Administrative Agent to exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law upon the occurrence and during the continuance of a Specified LC Lender Event of Default), and (b) no LC Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of an Event of Default if the only such Event of Default that shall have occurred and be continuing is a Specified Term Lender Event of Default and the Requisite Term Lenders have not declared all Term Loans to be immediately due and payable and all outstanding Term Commitments to be immediately terminated (and the Requisite Term Lenders shall be entitled to declare all Obligations hereunder to be immediately due and payable, terminate all outstanding Term Commitments and Letter of Credit Facility Commitments and direct the Administrative Agent to exercise any remedies provided for by the Collateral Documents in accordance with the terms thereof or any other remedies provided by applicable law upon the occurrence and during the continuance of a Specified Term Lender Event of Default). For the avoidance of doubt, nothing in this paragraph shall in any way limit or restrict the rights or remedies of (x) the Term Lenders in connection with any Default or Event of Default other than a Specified LC Lender Event of Default (whether arising before or after the occurrence of such Specified LC Lender Event of Default) or (y) the LC Lenders in connection with any Default or Event of Default other than a Specified Term Lender Event of Default (whether arising before or after the occurrence of such Specified Term Lender Event of Default).

Actions in Respect of Letters of Credit

Upon the Letter of Credit Facility Termination Date, the LC Borrower shall pay to the Administrative Agent in immediately available funds at the Administrative Agent’s office referred to in Section 11.8, for deposit in the Cash Collateral Account in accordance with Section 2.19(b), an amount equal to 105% of the sum of all outstanding Letter of Credit Obligations. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account with respect to Letters of Credit (and while an Event of Default has occurred and is continuing or after the acceleration of the Obligations), apply funds then held in such Cash Collateral Account to the payment of any amounts as shall have become or shall become due and payable by the LC Borrower to the Issuers or Lenders in respect of the Letter of Credit Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

THE ADMINISTRATIVE AGENT AND OTHER AGENTS

Authorization and Action

Appointment and Authority. Each of the Lenders and each Issuer hereby irrevocably appoints CA CIB (i) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto and (ii) to act on behalf of each Lender, each Issuer and the other Secured Parties as the Collateral Agent hereunder and under the Collateral Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are solely for the benefit of the Administrative Agent, the Collateral Agent the Lenders and the Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions or any obligations with respect thereto.

Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Administrative Agent nor the Collateral Agent: (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing; (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Requisite Lenders or, if applicable, the Requisite Term Lenders or Requisite LC Lenders (or such other number or percentage of the Lenders, Term Lenders or LC Lenders, as applicable, as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any Affiliates of the foregoing in any capacity.

Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it (A) with the consent or at the request of the Requisite Lenders or, if applicable, the Requisite Term Lenders or Requisite LC Lenders (or such other number or percentage of the Lenders, Term Lenders or LC Lenders, as applicable, as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.1 and 9.2) or (B) in the absence of its own gross negligence or willful misconduct. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent or the Collateral Agent, as applicable, by a Borrower, a Lender or an Issuer.

Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (y) the value or the sufficiency of any Collateral, or (z) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

Delegation of Duties. The Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent, the Collateral Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable.

Administrative Agent’s Reliance, Etc.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuer prior to the making of such Term Loan or the Issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agents Individually

The Person serving as each Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Agents hereunder in such Person’s individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Lender Credit Decision

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Indemnification

Each Lender agrees to indemnify the Administrative Agent, the Collateral Agent and each Issuer and each of their respective Affiliates, and each of their respective Related Parties (to the extent not reimbursed by the Borrowers), from and against such Lender’s aggregate Ratable Portion (determined at the time such indemnity is made) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent, the Collateral Agent or such Issuer or any of their respective Related Parties in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent, the Collateral Agent, or such Issuer under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, Collateral Agent’s or such Issuer’s or such Related Party’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent, the Collateral Agent, or each Issuer as applicable, promptly upon demand for its Ratable Portion (determined at the time such reimbursement is made) of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent, the Collateral Agent, or such Issuer as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent, the Collateral Agent, or such Issuer, as applicable, is not reimbursed for such expenses by the Borrowers or any other Loan Party.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with any all expenses incurred.

Successor Agents

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

The Collateral Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States of America, or an Affiliate of any such bank with an office in the United States of America. If no successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Lenders and the Issuers, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Collateral Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Requisite Lenders appoint a successor Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Sections 11.3 and 11.4 shall continue in effect for the benefit of such retiring Collateral Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as Collateral Agent.

Concerning the Collateral and the Collateral Documents

Each Lender and each Issuer agrees that any action taken by the Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a different proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent, the Collateral Agent or the Requisite Lenders (or, where so required, such other proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be deemed authorized by and shall be binding upon all of the Lenders, Issuers and other Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent, as applicable, shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuers with respect to all payments and collections arising in connection herewith and with the Collateral Documents, (ii) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by the Parent or any of its Subsidiaries,

(iii) act as collateral agent for the Lenders, the Issuers and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to the Administrative Agent, the Collateral Agent, the Lenders, the Issuers and the other Secured Parties with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Collateral Agent’s release (or, in the case of clause (ii) below, release or subordination) of any Lien held by the Collateral Agent for the benefit of the Secured Parties against any of the following:

all of the Collateral, upon termination or expiration of the Letter of Credit Facility Commitments and Term Commitments and payment in full of all Term Loans, Reimbursement Obligations and all other Obligations, including the cash collateralization of any Letter of Credit Exposure to the extent required under this Agreement (other than contingent indemnification obligations for which no claims has been asserted, any Treasury Management Obligations and any Hedging Obligations) that the Collateral Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case on terms reasonably satisfactory to the Administrative Agent and the applicable Issuers);

any assets that are subject to a Lien permitted by Section 8.2(b), (d)(ii), (d)(iii) or (l) or any refinancings thereof permitted under Section 8.2(e); and

if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement), any Collateral sold or disposed of by a Loan Party and/or the guaranty of any Subsidiary Guarantor which has been voluntarily sold or disposed of by a Loan Party or otherwise ceases to be a Subsidiary of the Parent as a result of a transaction permitted by this Agreement.

Each of the Lenders and the Issuers hereby irrevocably consents, in accordance with the terms hereof, to the Administrative Agent’s release any Subsidiary Guarantor from its obligations under the Pledge and Security Agreement if such release is permitted by Section 11.1(a)(viii). Each of the Lenders and the Issuers hereby irrevocably consents to the Collateral Agent’s execution, delivery and filing of such termination and partial release statements and such other things as are necessary to release Liens and guaranties to be released pursuant to this Section 10.7 promptly upon the effectiveness of any such release.

The Administrative Agent and the Collateral Agent are hereby authorized to enter into intercreditor arrangements with holders of Permitted Second Lien Debt. A copy of any documents evidencing such intercreditor arrangements will be made available to each Secured Party upon request. Each Secured Party (by receiving the benefits thereunder) acknowledges and agrees to the terms of such intercreditor arrangements and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns as if it were a party thereto.

Collateral Matters Relating to Related Obligations

The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligation that is otherwise owed to Persons other than the Administrative Agent, the Collateral Agent, the Lenders and the Issuers (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Secured Parties, that (a) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Collateral Documents and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Collateral Agent is otherwise acting solely as agent for the Lenders and the Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (b) all matters, acts and omissions relating in any manner to the Collateral Documents, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Requisite Lenders or, if applicable, the Requisite Term Lenders or Requisite LC Lenders (or such other group of the Lenders, Term Lenders or LC Lenders, as applicable, as shall be expressly provided for herein or in the other Loan Documents), each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Letter of Credit Facility Commitment and/or Term Commitment and its own interest in the Term Loans, Letter of Credit Obligations and other Obligations arising under this Agreement or the other Loan Documents, without any duty or liability to any other Secured Party or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, and (d) no holder of Related Obligations and no other Secured Party (except the Administrative Agent, the Collateral Agent, the Lenders and the Issuers, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents. Notwithstanding any other provision of any Loan Document to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under

Treasury Management Agreements and Hedging Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Secured Party, as the case may be.

Other Agents

Anything herein to the contrary notwithstanding, none of the Syndication Agents, the Documentation Agent, the Arrangers or the Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuer hereunder.

MISCELLANEOUS

Amendments, Waivers, Etc.

Except as provided in Section 2.18 and Section 2.21, no amendment or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and, in the case of any amendment, by the Borrowers, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (or the Administrative Agent with the consent thereof), do any of the following:

waive any condition specified in Section 3.1 or 3.2(b), except with respect to a condition based upon another provision hereof, the waiver of which requires only the concurrence of the Requisite Lenders and, in the case of the conditions specified in Section 3.1, subject to the provisions of Section 3.3;

increase the Letter of Credit Facility Commitment or Term Commitment of such Lender;

extend the scheduled final maturity of any Term Loan owing to such Term Lender or any Reimbursement Obligation payable to such LC Lender, or waive, reduce or postpone any scheduled date fixed for the payment or reduction of principal of any such Term Loan or Reimbursement Obligation or for the reduction of such Lender’s Letter of Credit Facility Commitment or Term Commitment, as the case may be;

reduce the principal amount of any Term Loan owing to such Lender or any Reimbursement Obligation payable to such LC Lender (in each case, other than by the payment or prepayment thereof);

reduce the rate or amount of interest on any Term Loan outstanding to such Term Lender or any Reimbursement Obligations outstanding or any fee payable hereunder to such LC Lender; provided, however, that (A) only the consent of the Requisite LC Lenders shall be necessary to waive any obligation of the LC Borrower to pay interest on the Letter of Credit Obligations or Letter of Credit Participation Fees at the default rate set forth in Section 2.4(h) and Section 2.12(b)(ii), respectively, and (B) only the consent of the Requisite Term Lenders shall be necessary to waive any obligation of the Term Borrower to pay interest on the Obligations in respect of the Term Loans at the default rate set forth in Section 2.10(c);

postpone any scheduled date fixed for payment of such interest or fees owing to such Lender;

(x) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or (y) change the aggregate Ratable Portions of Lenders required for any or all Lenders to take any action hereunder;

release all or substantially all of the Collateral except as provided in Section 10.7(b) or release any Borrower from its payment obligation to such Lender under this Agreement or the Notes owing to such Lender (if any) or release any Guarantor from its obligations under the Pledge and Security Agreement except, in the case of a Subsidiary Guarantor (other than the Term Borrower) only, in connection with the sale or other disposition of such Subsidiary Guarantor (or all or substantially all of the assets thereof) permitted by this Agreement (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited by this Agreement); provided, however, that notwithstanding the foregoing, any Immaterial Guarantor may be released with the consent of the Administrative Agent; or

amend Section 2.13(e) or (f), Section 10.7(b), this Section 11.1, the sharing provisions of Section 11.7 or the definitions of the terms “Requisite Lenders”, “Requisite LC Lenders”, “Requisite Term Lenders” or “Ratable Portion”; and

provided, further, that notwithstanding the foregoing: (t) only the consent of the Requisite LC Lenders shall be required to waive, amend or modify Section 5.1, Section 5.2, Section 5.3, Section 6.1(e), Section 6.2(b), Section 6.11 or Section 8.14 or the definitions referenced therein to the extent solely affecting such Section or to waive any Specified LC Lender Event of Default, (u) only the consent of the Requisite Term Lenders shall be required to waive, amend or modify Section 5.4 or the definitions referenced therein to the extent solely affecting such Section or to waive any Specified Term Lender Event of Default, (v) no amendment shall be made to this clause (a) without the prior written consent of each Lender, (w) no amendment, waiver or consent shall, unless in writing and signed by any Special Purpose Vehicle that has been granted an option pursuant to Section 11.2(g), affect the grant or nature of such option or the right or duties of such

Special Purpose Vehicle hereunder, (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents, (y) no amendment, waiver or consent shall, unless in writing and signed by such Issuer, affect the rights or duties of any Issuer under this Agreement or the other Loan Documents and (z) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender), except that (x) the Letter of Credit Facility Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.

If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1(c) being referred to as a “Non-Consenting Lender”), then, at the Borrowers’ request, the Administrative Agent or an Eligible Assignee acceptable to the Administrative Agent shall have the right (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Letter of Credit Facility Commitments, Term Commitments and applicable Outstandings of such Non-Consenting Lender for an amount equal to the principal balance of all applicable Loans held by the Non-Consenting Lender and all accrued interest and fees with respect thereto and other amounts due and payable hereunder through the date of sale, such purchase and sale to be consummated pursuant to an Assignment and Acceptance, and the Assignee shall pay any processing and recordation fee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that the failure to execute such Assignment and Acceptance by the Non-Consenting Lender shall not invalidate such assignment, and such Assignment and Acceptance shall be deemed to be executed upon receipt by such Non-Consenting Lender of the proceeds of such sale and acceptance.

Without limiting Section 7.11, the Secured Parties agree that the Administrative Agent may release the Subsidiary Guarantor owning the DLV 2000 from its obligations under the Pledge and Security Agreement and the other Collateral Documents concurrently with the incurrence by such Subsidiary Guarantor of DLV 2000 Permitted Debt.

Assignments and Participations

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Arrangers, the Bookrunners, the Syndication Agents, the Documentation Agent, the Lenders, and the Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Letter of Credit Facility Commitment, Term Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Letter of Credit Facility Commitment or Term Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in clause (A) above, the aggregate amount of the Letter of Credit Facility Commitment (which for this purpose includes Letter of Credit Obligations outstanding thereunder) or, the Term Commitment or if the Term Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000.00 unless the Administrative Agent and, in the case of assignments of the Letter of Credit Facility Commitments or Letter of Credit Obligations, so long as no Event of Default has occurred and is continuing, the LC Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans (or Term Commitment) or the Letter of Credit Facility Commitment.

Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) above and, in addition, in the case of assignments of the Letter of Credit Facility Commitments or Letter of Credit Obligations only: (A) the consent of the LC Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an LC Lender, an Affiliate of an LC Lender or an Approved Fund with respect to an LC Lender; provided that the LC Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; (B) the consent of the Administrative Agent and each Issuer (such consent not to be unreasonably withheld or delayed) shall be required for assignments of any Letter of Credit Facility Commitment or Letter of Credit Obligations; and (C) the consent of each Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00 (except in the case of assignments of the Term Commitments or Term Loans made by or to Goldman Sachs), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

No Assignment to Borrower. No such assignment shall be made to either Borrower or any of the Parent’s Affiliates or Subsidiaries.

No Assignment to Natural Persons. No such assignment shall be made to a natural person.

No Assignment to Defaulting Lenders. In the case of an assignment of the Letter of Credit Facility Commitment or Letter of Credit Obligations only, no such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons.

No Assignment to Disqualified Term Lenders. In the case of an assignment of a Term Commitment or Term Loans only, no such assignment shall be made to any Disqualified Term Lender. Upon any Term Lender’s written request to the Administrative Agent, the Administrative Agent shall make available to such Term Lender the list of the Disqualified Term Lenders.

Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all participations in Letters of Credit in accordance with its Ratable Portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) below, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) below.

Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its address referred to in Section 11.8 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Letter of Credit Facility Commitments and Term Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the

Register information regarding the designation, and revocation of designation, of any LC Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Letter of Credit Facility Commitment, Term Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would (x) reduce the amount, or postpone any date fixed for any amount (whether of principal, interest or fees) payable to such Participant under the Loan Documents, to which such Participant would otherwise be entitled under such participation, (y) increase the commitment applicable to such Participant or (z) result in the release of all or substantially all of the Collateral or releasing any Guarantor that is not an Immaterial Guarantor other than pursuant to an exception described in Section 11.1(a)(viii). Subject to clause (e) below, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) above. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender, provided such Participant agrees to be subject to Section 11.7 as though it were a Lender.

Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.14(c), 2.15 and 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless, in the case of a participation of a Letter of Credit Facility Commitment or Letter of Credit Obligations, the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant shall be entitled to the benefits of Section 2.16 as if it were a Lender which received its interest pursuant to an assignment but only if the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) and (f) as though it were a Lender.

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

In addition to the other assignment rights provided in this Section 11.2, each Lender may (i) grant to a Special Purpose Vehicle the option to make all or any part of any Term Loan that such Term Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Term Loans pursuant thereto shall satisfy (once and to the extent that such Term Loans are made) the obligation of such Term Lender to make such Term Loans thereunder, provided, however, that nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Term Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Term Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement), and (ii) assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loans) to (y) any trustee for the benefit of the holders of such Lender’s Securities or any other holder of a Lender’s debt obligations or representative of such holder or (z) to any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above, in each case without notice to or consent of the Borrowers or the Administrative Agent; and provided, further, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above. The parties hereto acknowledge and agree that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, it will not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (g) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations).

Any Issuer may, with, unless an Event of Default has occurred and is continuing, the prior written consent of the LC Borrower (such consent not to be unreasonably withheld or delayed) at any time assign its rights and obligations hereunder to any other LC Lender that is not a Defaulting Lender by an instrument in form and substance satisfactory to the LC Borrower, the Administrative Agent, such Issuer and such LC Lender. If any Issuer ceases to be an LC Lender hereunder by virtue of any assignment made pursuant to this Section 11.2(h), then, as of the effective date of such cessation, such Issuer’s obligations to Issue Letters of Credit pursuant to Section 2.4 shall terminate and such Issuer shall be an Issuer hereunder only with respect to outstanding Letters of Credit issued prior to such date.

Term Loan Repurchases. Notwithstanding anything to the contrary contained in this Section 11.2 or any other provision of this Agreement, the Term Borrower may repurchase outstanding Term Loans, and each Term Lender shall have the right at any time to sell, assign or transfer all or a portion of its Term Loans to the Term Borrower, in each case, on the following basis:

Term Loan Repurchase Auctions. The Term Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans, provided that (1) the Term Borrower delivers a notice of such Auction to the Auction Manager and the Administrative Agent (for distribution to the Term Lenders) no later than 12:00 p.m. (New York City time) at least five Business Days in advance of a proposed commencement date of such Auction, which notice shall specify (x) the dates on which such Auction will commence and conclude, (y) the maximum principal amount of Term Loans that the Term Borrower desires to repurchase in such Auction and (z) the range of discounts to par at which the Term Borrower would be willing to repurchase the Term Loans, (2) the maximum dollar amount of such Auction shall be no less than an aggregate $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (3) such Auction shall be open for at least two Business Days after the date of the commencement thereof, (4) such Auction shall be open for participation by all the Term Lenders on a ratable basis, (5) a Term Lender that elects to participate in such Auction will be permitted to tender for repurchase all or a portion of such Term Lender’s Term Loans, (6) each repurchase of Term Loans shall be of a uniform, and not varying, percentage of all rights of the assigning Term Lender hereunder with respect thereto, (7) at the time of the commencement and conclusion of such Auction, no Event of Default shall have occurred and be continuing and (8) such Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, so long as such procedures are consistent with this Section 11.2(i) and are reasonably acceptable to the Administrative Agent and the Term Borrower. In connection with any Auction, the Auction Manager and the Administrative Agent may request one or more certificates of a Responsible Officer of the Parent and the Term Borrower as to the satisfaction of the conditions set forth in clause (7) above and in Section 11.2(i)(ii).

Representation as to MNPI. With respect to all Auctions commenced by the Term Borrower pursuant to this Section 11.2(i), the Parent and the Term Borrower shall represent that, as of the date of commencement of such Auction and the date of the conclusion thereof, the Parent and the Term Borrower are not aware of any information regarding the Parent and the Subsidiaries, their respective assets or the ability of any Loan Party to perform its Obligations, in each case, that (1) would reasonably be expected to be material to a decision by any Term Lender to participate in such Auction or to sell, assign and transfer its Term Loans pursuant thereto and (2) has not been previously disclosed in writing to the Administrative Agent and the Term Lenders (other than, as to any Term Lender, due solely to such Term Lender’s election not to receive any MNPI).

Concerning the Repurchased Term Loans. Repurchases by the Term Borrower of Term Loans pursuant to this Section 11.2(i) shall not constitute voluntary prepayments for purposes of Section 2.6 or 2.8. The aggregate principal amount of the Term Loans repurchased by the Term Borrower pursuant to this Section 11.2(i) shall be applied to reduce the subsequent Installments to be paid pursuant to Section 2.6 with respect to the Term Loans in an inverse order of maturity. Upon the repurchase by the Term Borrower pursuant to this Section 11.2(i) of any Term Loans, such Term Loans shall, without further action by any Person, be deemed cancelled and no longer outstanding (and may not be resold by the Term Borrower) for all purposes of this Agreement and the other Loan Documents, including with respect to (1) the making of, or the application of, any payments to the Term Lenders under this Agreement or any other Loan Document, (2) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (3) the determination of Requisite Lenders or Requisite Term Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. The Administrative Agent is authorized to make appropriate entries in the Register to reflect any cancellation of the Term Loans repurchased and cancelled pursuant to this Section 11.2(i). Any payment made by the Term Borrower in connection with a repurchase permitted by this Section 11.2(i) shall not be subject to the provisions of Section 2.13, Section 2.14(e) or Section 11.7. Failure by the Term Borrower to make any payment to a Term Lender required to be made in consideration of a repurchase of Term Loans permitted by this Section 11.2(i) shall not constitute a Default or an Event of Default under Section 9.1(a). Each Term Lender shall, to the extent that its Term Loans shall have been repurchased and assigned to the Term Borrower pursuant to this Section 11.2(i), relinquish its rights in respect thereof. Except as otherwise set forth in this Section 11.2(i), the provisions of this Section 11.2 shall not apply to any repurchase of Term Loans pursuant to this Section 11.2(i).

Costs and Expenses

The Borrowers jointly and severally agree upon demand to pay, or reimburse the Administrative Agent for all of the Administrative Agent’s reasonable external audit, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and all of the Administrative Agent’s reasonable out-of-pocket legal expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of the Administrative Agent’s counsel, Bracewell & Giuliani LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents, including any third party consultant engaged by the Administrative Agent to evaluate the Parent and its Subsidiaries) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of the Parent and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or, if an Event of Default has occurred and is continuing, the Administrative Agent’s periodic audits of the Parent or any of its Subsidiaries (which audit expenses shall be reimbursed only if conducted when an Event of Default has occurred and is continuing), as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III, any Loan Document or any proposal letter or engagement letter issued in connection therewith, or the making of the Term Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Term Loans and Letters of Credit, including consultation with attorneys in connection therewith and with respect to the Administrative Agent’s and the Collateral Agent’s rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Loan Party, any of the Parent’s Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation, and execution of the same; provided, however, that the Borrowers shall not have any obligation under clauses (vi) and (vii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). The LC Borrower also agrees upon demand to pay all reasonable out-of-pocket expenses incurred by an Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. The Borrowers also jointly and severally agree upon demand to pay, or reimburse FTI Consulting, Inc. for, its reasonable out-of-pocket costs and expenses incurred in connection with its ongoing periodic financial review (including limited field-level reviews) of the Parent and its Subsidiaries. The Borrowers also jointly and severally agree upon demand to pay, or reimburse Goldman Sachs for, all reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Goldman Sachs’s counsel, Milbank, Tweed, Hadley & McCloy LLP) incurred by Goldman Sachs in connection with the preparation, negotiation or execution of any Loan Document or the marketing or syndication of the Term Facility.

The Borrowers further jointly and severally agree to pay or reimburse each Agent and each of the Lenders and Issuers upon demand for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees (including allocated costs of internal counsel and costs of settlement), incurred by such Agent, such Lenders or Issuers in connection with any of the following: (i) in enforcing any Loan Document or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Loan Party, any of the Parent’s Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Borrowers shall not have any obligation under clause (iii) hereunder in connection with any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable).

Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 11.3 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Letter of Credit Facility Commitments and Term Commitments and the repayment, and the satisfaction or discharge of the Obligations

Indemnities

The Borrowers jointly and severally agree to and hereby do indemnify and hold harmless each Agent, each Lender and each Issuer and each of their respective Related Parties (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III) and each of their respective successors and assigns (each such Person being an “Indemnitee”) from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including reasonable and customary fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by a Borrower or any of its Affiliates, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation, any Letter of Credit or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Term Loans or Letters of Credit or in connection with any investigation of any potential matter covered hereby (collectively, the “Indemnified Matters”); provided, however, that the Borrowers shall not have any obligation under this Section 11.4 to an Indemnitee with respect to (i) any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or order of an arbitral tribunal and (ii) any action brought by one Secured Party against another Secured Party (except in its capacity as an Agent, if applicable). Without limiting the foregoing, “Indemnified Matters” include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of a Borrower or any of its Subsidiaries involving any property subject to a Collateral Document, or damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or any contiguous real estate, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning any Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien and (iv) any costs or liabilities incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to a Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of a Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure (or deed in lieu thereof) by the Administrative Agent, any Lender or any Issuer, or the Administrative Agent, any Lender or any Issuer having become the successor in interest to a Borrower or any of its Subsidiaries and (y) attributable solely to acts of the Administrative Agent, such Lender or such Issuer or any agent on behalf of the Administrative Agent, such Lender or such Issuer.

The Borrowers jointly and severally shall and do hereby indemnify each Agent, each Lender and each Issuer for, and hold each Agent, each Lender and each Issuer harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against any Agent, any Lender and any Issuer for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Promptly after receipt by an Indemnitee of service of any complaint or the commencement of any action or proceeding with respect to an Indemnified Matter, such Indemnitee will notify the Borrowers in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify the Borrowers will relieve the Borrowers from the obligation to indemnify such Indemnitee only if and only to the extent that such failure results in the forfeiture by the Borrowers of substantial rights and defenses that actually and materially prejudice the Borrowers, and will not in any event relieve the Borrowers from any other obligation or liability that the Borrowers may have to any Indemnitee otherwise than in accordance with the provisions hereof. If the Borrowers so elect following their acknowledgment of their obligations to indemnify the Indemnitee, or if requested by such Indemnitee, the Borrowers will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to such Indemnitee and the payment of the fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include an Indemnitee and either or both Borrowers and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to either or both Borrowers, or if the Borrowers fail to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee in a timely manner, then such Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrowers will pay the reasonable and customary fees and disbursements of such counsel; provided, however, that the Borrowers will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local counsel) for such Indemnitee in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Borrowers assume, the Indemnitee will have the right to participate in such litigation and to retain its own counsel at such Indemnitee’s own expense.

The Borrowers agree that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 11.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

Limitation of Liability

The Borrowers agree that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Loan Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct. Each Borrower hereby waives, releases and agrees (for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, each Lender and each Affiliate of any of them is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of their respective Affiliates to or for the credit or the account of either Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the applicable Borrower after any such set-off and application made by such Lender or its respective Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. In the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

Sharing of Payments, Etc.

Subject to Section 2.13(f):

(iii) If any Term Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Term Loans owing to it, any interest thereon, fees in respect thereof or other Obligations in respect of the Term Loans hereunder (other than payments pursuant to Section 2.14, 2.15 or 2.16) in excess of its Ratable Portion of all payments of such Obligations obtained by all the Term Lenders, such Term Lender (each, a “Purchasing Term Lender”) shall forthwith purchase from the other Term Lenders (each, a “Selling Term Lender”) such participations in their Term Loans as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

(ii) If any LC Lender obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) of the Letter of Credit Obligations owing to it, any interest thereon, fees in respect thereof or other Obligations (other than Obligations in respect of the Term Loans) hereunder (other than payments pursuant to Section 2.14, 2.15 or 2.16) in excess of its Ratable Portion of all payments of such Obligations obtained by all the LC Lenders, such LC Lender (each, a “Purchasing LC Lender” and, together with the Purchasing Term Lenders, the “Purchasing Lenders”) shall forthwith purchase from the other LC Lenders (each, a “Selling LC Lender” and, together with the Selling Term Lenders, the “Selling Lenders”) such participations in their Letter of Credit Obligations as shall be necessary to cause such Purchasing LC Lender to share the excess payment ratably with each of them.

If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each applicable

Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender’s ratable share (according to the proportion of (i) the amount of such Selling Lender’s required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Each Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 11.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Purchasing Lender were the direct creditor of such Borrower in the amount of such participation.

Notices, Etc.

All notices, demands, requests and other communications provided for in this Agreement shall be given in writing, or, if consented to by the Administrative Agent, by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

if to a Borrower:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: Treasurer

Telecopy No.: (281) 870-5125

with a copy to:

McDermott International, Inc.

757 North Eldridge Parkway

Houston, Texas 77079

Attention: General Counsel

Telecopy No.: (281) 870-5697

and

BAKER BOTTS L.L.P.

910 Louisiana Street

Houston, TX 77002

Attention: Ted Paris, Esq.

Telecopy No.: (713) 229-7738

E-Mail Address: ted.paris@bakerbotts.com

if to any Lender, at its Domestic Lending Office;

if to any Issuer, (i) at its Domestic Lending Office, if such Issuer is a Lender or (ii) otherwise, at the Domestic Lending Office of any Lender Affiliated therewith or, in each case at any other address set forth in a notice sent to the Administrative Agent and the Borrowers; and

if to the Administrative Agent:

CRÉDIT AGRICOLE CORPORATE

AND INVESTMENT BANK

1301 Avenue of the Americas

New York, NY 10019

Attention: Agnes Castillo

Telecopy No.: 917-849-5463 or 917-849-5456

or at such other address as shall be notified in writing (x) in the case of the Borrowers and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrowers and the Administrative Agent. All such notices and communications shall be effective upon personal delivery (if delivered by hand, including any overnight courier service), when deposited in the mails (if sent by mail), or when properly transmitted (if sent by a telecommunications device or through the Internet); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or X shall not be effective until received by the Administrative Agent (unless otherwise expressly provided hereunder).

Each Public-Side Lender agrees to cause at least one individual at or on behalf of such Public-Side Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of IntraLinks in order to enable such Public-Side Lender or its delegate, in accordance with such Public-Side Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of IntraLinks and that may contain MNPI. In the event that any Public-Side Lender has determined for itself to not access any information disclosed through IntraLinks or otherwise, such Public-Side Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither any Loan Party nor any Agent has any responsibility for such Public-Side Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

No Waiver; Remedies

No failure on the part of any Lender, any Issuer or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent in accordance with Section 9.2 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent) hereunder and under the other Loan Documents, (b) the Issuers from exercising the rights and remedies that inure to their respective benefit (solely in their capacity as Issuers) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.6 (subject to the terms of Section 11.7, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent or Collateral Agent hereunder and under the other Loan Documents, then (i) the Requisite Lenders (or the Requisite LC Lenders or Requisite Term Lenders, as applicable) shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) above and subject to Section 11.7, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Binding Effect

This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Governing Law

This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, without regard to its conflicts of laws provisions.

Submission to Jurisdiction; Service of Process

Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Agents, Issuers or Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to J. Ray McDermott Holdings, LLC (at 757 North Eldridge Parkway, Houston, Texas 77079) or such Borrower at its address specified in Section 11.8. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Nothing contained in this Section 11.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrowers or any other Loan Party in any other jurisdiction.

To the extent that either Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), such Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder.

Waiver of Jury Trial

EACH AGENT AND EACH OF THE LENDERS, THE ISSUERS AND EACH BORROWER WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

Marshaling; Payments Set Aside

None of the Administrative Agent, any Lender or any Issuer shall be under any obligation to marshal any assets in favor of either Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that a Borrower makes a payment or payments to the Administrative Agent, the Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference such section. If a numbered reference to a clause, sub-clause or subsection hereof is immediately followed by a reference in parenthesis to the title of a section hereof containing such clause, sub-clause or subsection, the reference is only to such clause, sub-clause or subsection and not to the section generally. If a numbered reference to a section hereof is immediately followed by a reference in parenthesis to a section hereof, the title reference shall govern in case of direct conflict.

Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

Entire Agreement

This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and the Administrative Agent.

Confidentiality

Each of the Administrative Agent, the Lenders and the Issuers agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations or (C) any Special Purpose Vehicle that is a grantee of any option described in Section 11.2(g) or to any pledgee referred to in Section 11.2(f) or 11.2(g), (vii) with the consent of the Borrowers or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.18 or (y) becomes available to the Administrative Agent, any Lender, any Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent and its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 11.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Judgment Currency

If, for the purposes of obtaining or enforcing any judgment or award in any court, or for making or filing a claim or proof, it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, Administrative Agent could purchase the Original Currency with such Other Currency in New York, New York on the Business Day immediately preceding the day on which any such judgment, or any relevant part thereof, is given.

The obligations of the Borrowers in respect of any sum due from it to any Agent or Lender hereunder shall, notwithstanding any judgment or award in such Other Currency, be discharged only to the extent that on the Business Day following receipt by such Agent or Lender of any sum adjudged to be so due in such Other Currency such Agent or Lender may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the Original Currency so purchased is less than the sum originally due such Agent or Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Agent or Lender against such loss, and if the Original Currency so purchased exceeds the sum originally due to such Agent or Lender in the Original Currency, such Agent or Lender shall remit such excess to the applicable Borrower.

Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.20, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

McDermott International, Inc. as Parent and LC Borrower

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham

Title:	Vice President, Treasurer and Investor Relations

McDermott Finance L.L.C. as Term Borrower

By:	/s/ STEVEN D. OLDHAM
Name:	Steven D. Oldham

Title:	Treasurer

Signature Page to Credit Agreement

Crédit Agricole Corporate and Investment Bank, as Administrative Agent, Collateral Agent, Issuer and Lender

By:	/s/ MICHAEL WILLIS
Name:	Michael Willis

Title:	Managing Director

By:	/s/ PAGE DILLEHUNT
Name:	Page Dillehunt

Title:	Managing Director

Signature Page to Credit Agreement

Wells Fargo Bank, N.A. as Issuer and Lender

By:	/s/ ROBERT CORDER
Name:	Robert Corder

Title:	Director

Signature Page to Credit Agreement

Compass Bank as Lender

By:	/s/ AARON LOYD
Name:	Aaron Loyd

Title:	Vice President

Signature Page to Credit Agreement

Whitney Bank as Lender

By:	/s/ PAUL W. COLE
Name:	Paul W. Cole

Title:	Senior Vice President

Signature Page to Credit Agreement

Goldman Sachs Lending Partners LLC as Lender

By:	/s/ ROBERT EHUDIN
Name:	Robert Ehudin

Title:	Authorized Signatory

Signature Page to Credit Agreement

Schedule I

to the Credit Agreement

LETTER OF CREDIT FACILITY COMMITMENTS

LC Lender	Letter of Credit Facility Commitment
Crédit Agricole Corporate and Investment Bank	$162,500,000
Wells Fargo Bank, N.A.	$162,500,000
Compass Bank	$50,000,000
Whitney Bank	$25,000,000

Total	$400,000,000.00

Schedule I-1

Schedule II

to the Credit Agreement

TERM COMMITMENTS

Term Lender	Term Commitment
Goldman Sachs Lending Partners LLC	$300,000,000.00

Total	$300,000,000.00

Schedule II-1

Schedule III

to the Credit Agreement

LETTER OF CREDIT ISSUER COMMITMENTS

Issuer	Commitment
Crédit Agricole Corporate and Investment Bank	$225,000,000.00
Wells Fargo Bank, N.A.	$225,000,000.00

Schedule III-1

Schedule IV

to the Credit Agreement

EXISTING LETTERS OF CREDIT

Letter of Credit No.	Issuer	Beneficiary/Customer	Applicant
116137034	Credit Agricole CIB	Nobel Energy EG Ltd.	McDermott, Inc.
406337009	Credit Agricole CIB	Perth Diocesan Trustees	McDermott Australia Pty Ltd
406337010	Credit Agricole CIB	Primewest Aus Pty Ltd	McDermott Australia Pty Ltd
406337007	Credit Agricole CIB	Primewest Aus Pty Ltd	McDermott Australia Pty Ltd
015337016	Credit Agricole CIB	ACE American Insurance	McDermott International Inc
015337013	Credit Agricole CIB	ACE American Insurance	McDermott International Inc
406537008	Credit Agricole CIB	Murphy Sabah Oil Co	Berlian McDermott Sdn Bhd
819137014	Credit Agricole CIB	Ministry Labor	McDermott Middle East Inc
235437020	Credit Agricole CIB	SAUDI ARAMCO	McDermott Middle East Inc
101237044	Credit Agricole CIB	Nobel Energy EG Ltd.	McDermott, Inc.
221537004	Credit Agricole CIB	Banco Bilbao Vizcaya Argentaria, S.A.	McDermott International Inc
124237025	Credit Agricole CIB	Oil & Natural Gas	McDermott Middle East Inc
623736029	Credit Agricole CIB	Citibank Dubai	McDermott Middle East Inc

Schedule IV-1

Letter of Credit No.	Issuer	Beneficiary/Customer	Applicant
118637033	Credit Agricole CIB	BHP Billiton	McDermott Australia Pty Ltd
625536002	Credit Agricole CIB	Adm Portuaria Int	J Ray McDermott de Mexico
330137016	Credit Agricole CIB	Abu Dhabi Marine	McDermott Middle East Inc
408737006	Credit Agricole CIB	Qatar Shell	McDermott Eastern Hemisphere Limited
835437005	Credit Agricole CIB	Qatar Shell	McDermott Eastern Hemisphere Limited
013737009	Credit Agricole CIB	Chevron Australia Pty Ltd	P T McDermott Indonesia
031637003	Credit Agricole CIB	Min. of Labour Abu Dhabi	McDermott Middle East Inc
408737007	Credit Agricole CIB	Petronas Carigali Sdn	Berlian McDermott Sdn Bhd
529136002	Credit Agricole CIB	Ministry of Economy	McDermott Middle East Inc
408737040	Credit Agricole CIB	PT. Rekayasa	P T McDermott Indonesia
400637028	Credit Agricole CIB	Abu Dhabi Marine	McDermott Middle East Inc
406337005	Credit Agricole CIB	Vetco Gray Australia	P T McDermott Indonesia
405137010	Credit Agricole CIB	Cerep Ashley S.A.RL	McDermott Marine Construction Limited
405537018	Credit Agricole CIB	Inpex Operations Aus	McDermott Australia Pty Ltd
405537017	Credit Agricole CIB	Inpex Operations Aus	McDermott Australia Pty Ltd

Schedule IV-2

Letter of Credit No.	Issuer	Beneficiary/Customer	Applicant
336036005	Credit Agricole CIB	U.S. Dept. Labor	McDermott International Inc
107537009	Credit Agricole CIB	Min. of Labour Abu Dhabi	McDermott Middle East Inc
328936003	Credit Agricole CIB	LA Workforce Commission	J. Ray McDermott Holdings LLC
210737008	Credit Agricole CIB	Petrobras N.B.V	J Ray McDermott S A
408537014	Credit Agricole CIB	Chevron USA	McDermott, Inc.
408737041	Credit Agricole CIB	PT. Rekayasa	P T McDermott Indonesia
206037024	Credit Agricole CIB	AGOC/KGOC	McDermott Arabia Company Limited
101237029	Credit Agricole CIB	Comm. of Central Excise	J. Ray McDermott Engineering Services Private Limited
S31412T	Compass Bank	BG Trinidad & Tobago Ltd	McDermott, Inc.
S31458T	Compass Bank	Discovery Gas Trans. LLC	McDermott, Inc.
S31241T	Compass Bank	BG Trinidad & Tobago Ltd	McDermott, Inc.

Schedule IV-3

Schedule V

to the Credit Agreement

SUBSIDIARY GUARANTORS

	Name	Jurisdiction of Organization
1.	Chartering Company (Singapore) Pte. Ltd.	Singapore
2.	DeepSea (Americas) LLC	Texas
3.	Deepsea (Europe) Limited	United Kingdom
4.	DeepSea (Holland) B.V.	Netherlands
5.	Deepsea (UK) Limited	United Kingdom
6.	Deepsea Group Limited	United Arab Emirates (Ras Al Kaimah Free Trade Zone)
7.	Deepsea (US) Incorporated	Texas
8.	Eastern Marine Services, Inc.	Panama
9.	Global Energy – McDermott Limited	British Virgin Islands
10.	Hydro Marine Services, Inc.	Panama
11.	J. Ray Holdings, Inc.	Delaware
12.	International Vessels Ltd	Mauritius
13.	J. Ray McDermott (Aust.) Holding Pty. Limited	Australia
14.	J. Ray McDermott Canada Holding, Ltd.	Nova Scotia
15.	J. Ray McDermott Canada, Ltd.	Nova Scotia
16.	J. Ray McDermott (Caspian), Inc.	Panama
17.	J. Ray McDermott Contractors, Inc.	Panama
18.	J. Ray McDermott de Mexico, S.A. de C.V.	Mexico
19.	J. Ray McDermott Engineering Services Private Limited	India
20.	J. Ray McDermott Far East, Inc.	Panama
21.	J. Ray McDermott Holdings, LLC	Delaware
22.	J. Ray McDermott, S.A.	Panama
23.	J. Ray McDermott International, Inc.	Panama
24.	J. Ray McDermott International Vessels, Ltd.	Cayman Islands
25.	J. Ray McDermott Investments B.V.	Netherlands
26.	J. Ray McDermott Kazakhstan Limited Liability Partnership	Kazakhstan
27.	J. Ray McDermott Logistic Services Private Limited	India
28.	J. Ray McDermott (Luxembourg) S.ar.l.	Luxembourg
29.	J. Ray McDermott (Nigeria) Limited	Nigeria
30.	J. Ray McDermott (Norway), AS	Norway
31.	J. Ray McDermott (Qingdao) Pte. Ltd.	Singapore
32.	J. Ray McDermott Solutions, Inc.	Delaware
33.	J. Ray McDermott Technology, Inc.	Delaware
34.	J. Ray McDermott Underwater Services, Inc.	Panama
35.	J. Ray McDermott West Africa Holdings, Inc.	Delaware

Schedule V - 1

36.	J. Ray McDermott West Africa, Inc.	Delaware
37.	Malmac Sdn. Bhd.	Malaysia
38.	McDermott Asia Pacific Pte. Ltd.	Singapore
39.	McDermott Australia Pty. Ltd.	Australia
40.	McDermott Caspian Contractors, Inc.	Panama
41.	McDermott Cayman Ltd.	Cayman Islands
42.	McDermott Eastern Hemisphere, Ltd.	Mauritius
43.	McDermott Engineering, LLC	Texas
44.	McDermott Far East Inc.	Panama
45.	McDermott Finance L.L.C.	Delaware
46.	McDermott Gulf Operating Company, Inc.	Panama
47.	McDermott Holdings (U.K.) Limited	United Kingdom
48.	McDermott, Inc.	Delaware
49.	McDermott International B.V.	Netherlands
50.	McDermott International Investments Co., Inc.	Panama
51.	McDermott Investments, LLC	Delaware
52.	Mc Dermott International Marine Investments N.V.	Netherlands Antilles
53.	McDermott International Management, S. de RL.	Panama
54.	McDermott International Trading Co., Inc.	Panama
55.	McDermott International Vessels, Inc.	Panama
56.	McDermott Marine Construction Limited	United Kingdom
57.	McDermott Marine Mexico, S.A. de C.V.	Mexico
58.	McDermott Middle East, Inc.	Panama
59.	McDermott Offshore Services Company, Inc.	Panama
60.	McDermott Old JV Office, Inc.	Panama
61.	McDermott Overseas, Inc.	Panama
62.	MC Dermott Overseas Investment Co. N.V.	Netherland Antilles
63.	McDermott Serviços Offshore do Brasil Ltda.	Brazil
64.	McDermott Subsea Engineering, Inc.	Delaware
65.	McDermott Trade Corporation	Delaware
66.	North Atlantic Vessel, Inc.	Panama
67.	Offshore Pipelines International, Ltd.	Cayman Islands
68.	OPI Vessels, Inc.	Delaware
69.	OPMI, Ltd.	Cayman Islands
70.	PT. Baja Wahana Indonesia	Indonesia
71.	Sabine River Realty, Inc.	Louisiana
72.	Servicios de Fabricacion de Altamira, S.A. de C.V.	Mexico
73.	Servicios Profesionales de Altamira, S.A. de C.V.	Mexico
74.	Singapore Huangdao Pte. Ltd.	Singapore
75.	SparTEC, Inc.	Delaware
76.	Varsy International N.V.	Netherlands Antilles

Schedule V - 2

Schedule 1.1

to the Credit Agreement

JOINT VENTURES

1. Deep Oil Technology, Inc.

2. Deepwater Marine Technology, L. L. C.

3. FloaTEC, LLC

4. FloaTEC Singapore Pte. Ltd.

5. FloaTEC de México, S.A. de C.V.

6. FloaTEC Offshore Servicos de Petroleo do Brasil Ltda.

7. McDermott Abu Dhabi Offshore Construction Company

8. Qingdao McDermott Wuchuan Offshore Engineering Co. Ltd.

9. Spars International, Inc.

10. WD 140 Platform LLC

11. CMO Construcao e Montagem Offshore S.A.1

12. THHE McDermott Engineering Sdn. Bhd.

13. THHE Fabricators Sdn. Bhd.

14. THHE McDermott Project Services Sdn. Bhd.

1 In process of being sold

Schedule 1.1- 1

Schedule 4.3

to the Credit Agreement

OWNERSHIP OF SUBSIDIARIES

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Parent (directly or indirectly)
Berlian McDermott (L) Limited	Malaysia	125,000 ordinary 375,000 preferred	125,000 ordinary 0 preferred	70%[2]
Berlian McDermott Sdn. Bhd.	Malaysia	Unknown ordinary 100,000 preferred	Unknown ordinary 100,000 preferred	70 100	%[3] %
Caspian Offshore Fabricators LLC	Azerbaijan	n/a	n/a	50%
Chartering Company (Singapore) Pte. Ltd.	Singapore	Unlimited	25,000	100%
DeepSea (America) LLC	Texas	N/A	N/A	100%
DeepSea (Asia Pacific) Limited	Malaysia	11,200 Class A 2,100 Class B 700 Class C	900 Class A 100 Class B 0 Class C	100 100 N/A	% %
DeepSea (Europe) Limited	United Kingdom	1,000	102	100%
DeepSea (Holland) B.V.	Netherlands	9,000	1,800	100%
DeepSea (UK) Limited	United Kingdom	100	100	100%
DeepSea (US) Incorporated	Texas	1,000	1,000	100%
DeepSea Engineering (Thailand) Limited	Thailand	2,000	2,000	100%
DeepSea Engineering Malaysia Sendirian Berhad	Malaysia	100,000	2	100%
DeepSea Group Limited	United Arab Emirates	1,758 Class A 242 Class B	1,758 Class A 242 Class B	100 100	% %
Delta Catalytic (Holland) B.V.	Netherlands	3,000,000	600,000	100%
DHEC Corporation	Texas	8,000 Common 48,000 Preferred	1,750 Common 48,000 Preferred	100 100	% %
Eldridge Pte. Ltd.	Singapore	100	100	50%
Eastern Marine Services, Inc.	Panama	100,000	100,000	100%
Global Energy – McDermott Limited	British Virgin Islands	500 Series A 500 Series B	500 Series A 500 Series B	100 100	% %
Hudson Engineering (Canada), Ltd.	Canada	Unlimited	1,000	100%
Hydro Marine Services, Inc.	Panama	100,000	100,000	100%

[2]	Wholly-owned Subsidiary of Barmada McDermott Sdn. Bhd.
[3]	25% is owned directly or indirectly by the Parent and 45% is owned by a trust for the benefit of the Parent.

Schedule 4.1- 1

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Parent (directly or indirectly)
International Vessels Ltd.	Mauritius	2	2	100%
J. Ray Holdings, Inc.	Delaware	1,000	1,000	100%
J. Ray McDermott (Aust.) Holding Pty. Limited	Australia	1,000,000	1,000,000	100%
J. Ray McDermott (Caspian), Inc.	Panama	100,000	100,000	100%
J. Ray McDermott (Luxembourg) S.ar.l.	Luxembourg	12,500	12,500	100%
J. Ray McDermott (Nigeria) Ltd.	Nigeria	5,000,000	5,000,000	100%
J. Ray McDermott (Norway), AS	Norway	100,000	100,000	100%
J. Ray McDermott (Qingdao) Pte. Ltd.	Singapore	Unlimited	1	100%
McDermott Asia Pacific Pte. Ltd.	Singapore	Unlimited	7,450,000	100%
J. Ray McDermott Canada Holding, Ltd.	Nova Scotia	100,000,000	3,868,301	100%
J. Ray McDermott Canada, Ltd	Nova Scotia	100,000	100,000	100%
J. Ray McDermott Contractors, Inc.	Panama	100,000	100,000	100%
J. Ray McDermott de Mexico, S.A. de C.V.	Mexico	1,116,000,000 com 1,957,778,141 var	1,116,000,000 com 1,957,778,141 var	100 100	% %
McDermott Eastern Hemisphere, Ltd.	Mauritius	7,000	6,502	100%
J. Ray McDermott Engineering Services Private Limited	India	50,000	10,000	100%
J. Ray McDermott Far East, Inc.	Panama	100,000	1,000	100%
J. Ray McDermott Holdings, LLC.	Delaware	N/A	N/A	100%
J. Ray McDermott International, Inc.	Panama	100,000	1,000	100%
J. Ray McDermott Investments B.V.	Netherlands	1,360,000	272,268	100%
J. Ray McDermott International Vessels, Ltd.	Cayman Islands	100,000	100	100%
J. Ray McDermott Kazakhstan Limited Liability Partnership	Kazakhstan	N/A	N/A	100%
J. Ray McDermott Logistic Services Private Limited	India	50,000	10,000	100%
McDermott Middle East, Inc.	Panama	1,000,000	10,000	100%
J. Ray McDermott Solutions, Inc.	Delaware	1,000	1,000	100%
J. Ray McDermott Technology, Inc.	Delaware	1,000	1,000	100%
J. Ray McDermott Underwater Services, Inc.	Panama	100,000	1,000	100%
J. Ray McDermott West Africa Holdings, Inc.	Delaware	1,000	1,000	100%
J. Ray McDermott West Africa, Inc.	Delaware	1,000	1,000	100%
J. Ray McDermott, S.A.	Delaware	500	500	100%
Boudin Insurance Company, Ltd.	Bermuda	120,000	120,000	100%
Malmac Sdn. Bhd.	Malaysia	5,000,000	5,000,000	100%
McDermott Arabia Company Limited	Saudi Arabia	2020	2020	34%[4]
McDermott Arabia Holdings, Inc.	Panama	1,000	1,000	5.7%
McDermott Australia Pty. Ltd.	Australia	1,000,000	1,000,000	100%
McDermott Azerbaijan Marine Construction, Inc.	Panama	125,000	125,000	80%
McDermott Capital Malaysia Sdn. Bhd.	Malaysia	25,000,000	1,000	48%
McDermott Caspian Contractors, Inc.	Panama	100,000	100,000	100%
McDermott Cayman Ltd.	Cayman Islands	5,000,000	1,000	100%
McDermott Engineering L.L.C. and Khalid Suhail Al Shoaibi for Engineering Consultancy	Saudi Arabia	100	100	75%
McDermott Engineering, LLC	Texas	n/a	n/a	100%
McDermott Far East Inc.	Panama	50,000	50,000	100%
McDermott Finance L.L.C.	Delaware	N/A	N/A	100%

[4]	Consolidated for purposes of GAAP due to control.

Schedule 4.1- 2

Name	Jurisdiction of Organization	Number of Shares Authorized	Number of Shares Outstanding	% of Shares Outstanding held by Parent (directly or indirectly)
McDermott Gulf Operating Company, Inc.	Panama	100,000	100,000	100%
McDermott Holdings (M) Sdn. Bhd.	Malaysia	100,000	100	1%
McDermott Holdings (U.K.) Limited	United Kingdom	50,000,000	29,005,333	100%
McDermott International B.V.	Netherlands	2,000,000	400,000	100%
McDermott International Investments Co., Inc.	Panama	100,000	100,000	100%
McDermott International Management, S. de RL.	Panama	10,000	1,000	100%
Mc Dermott International Marine Investments N.V.	Netherlands Antilles	6,000 pref. 24,000 common	6,000 pref. 24,000 common	100 100	% %
McDermott International Marketing, Inc.	Panama	100,000	1,000	100%
McDermott International Trading Co., Inc.	Panama	100,000	100,000	100%
McDermott International Vessels, Inc.	Panama	100,000	1,000	100%
McDermott Investments, LLC	Delaware	N/A	N/A	100%
McDermott Marine Construction Limited	United Kingdom	10,000,000	10,000,000	100%
McDermott Marine Mexico, S.A. de C.V.	Mexico	Unlimited	130,050,000	100%
McDermott Offshore Services Company, Inc.	Panama	100,000	100,000	100%
McDermott Old JV Office, Inc.	Panama	1,000,000	1,000	100%
McDermott Oversea Investment Co. N.V.	Netherlands Antilles	6,000 Pref. A 24,000 Common B	6,000 Pref. A 24,000 Common B	100 100	% %
McDermott Overseas, Inc.	Panama	10,000	10,000	100%
McDermott Serviços Offshore do Brasil Ltda.	Brazil	7,000,000	7,000,000	100%
McDermott Subsea Engineering, Inc.	Delaware	1,000	1,000	100%
McDermott Trade Corporation	Delaware	1,000	1,000	100%
McDermott, Inc.	Delaware	2,000	2,000	100%
North Atlantic Vessel, Inc.	Panama	100,000	100,000	100%
North Ocean II AS	Norway	17,863,000	10,065,800	50%
North Ocean II KS	Norway	177,730	177,730	50.003%
North Ocean 105 AS	Norway	100,000	100,000	75%
Offshore Pipelines International, Ltd.	Cayman Islands	100,000	1,100	100%
Offshore Pipelines Nigeria Limited	Nigeria	500,000	500,000	60%
OPI Vessels, Inc.	Delaware	1,000	20	100%
OPMI, Ltd.	Cayman Islands	900,000	1,000	100%
P. T. McDermott Indonesia	Indonesia	17,340	17,340	75%
PT. Baja Wahana Indonesia	Indonesia	17,000	10,600	100%
PT. J. Ray McDermott Indonesia	Indonesia	1,000,000	1,000,000	75%
Sabine River Realty, Inc.	Louisiana	1,000	1,000	100%
Servicios de Fabricacion de Altamira, S.A. de C.V.	Mexico	Unlimited	50,000	100%
Servicios Profesionales de Altamira, S.A. de C.V.	Mexico	Unlimited	50,000	100%
Singapore Huangdao Pte. Ltd.	Singapore	Unlimited	1	100%
SparTEC, Inc.	Delaware	1,000	1,000	100%
Varsy International N.V.	Netherlands Antilles	6,000 pref. 24,000 common	6,000 pref. 1 common	100 100	% %

Schedule 4.1- 3

Schedule 4.7

to the Credit Agreement

LITIGATION

1. Certain Underwriters at Lloyd’s London, et al. v. J. Ray McDermott, Inc., et al.

2. Boudreaux, et al. v. McDermott, Inc., et al.

3. Antoine et al. v. McDermott, Inc. et al.

4. In Re McDermott Class Action Securities Litigation

For further description on the above referenced matters, reference is hereby made to the Parent’s annual report on Form 10-K for the year ended December 31, 2013.

Schedule 4.7- 1

Schedule 4.15

to the Credit Agreement

LABOR MATTERS

1.	J. Ray McDermott, Inc. - International Union of Operating Engineers Local No. 406 (Morgan City Fabrication Yard) – Expired June 4, 2006. Collective bargaining negotiations are not ongoing.

2.	Collective Labour Agreement between PT. McDermott Indonesia and the All Indonesia Workers Union, dated October 26, 2012, expiring on October 26, 2014.

3.	Labour Agreement between McDermott Australia Pty. Ltd. and the AMWU, AWU, and CEPU (the “McDermott Australia Pty Ltd Western Australia and Northern Territory Offshore Construction Project Agreement 2012-2015 Agreement”) dated August 17, 2012, expiring on August 19, 2015.

4.	J. Ray McDermott de Mexico, S.A. de C.V. – Convenio de Revisión Salarial del Contrato Colectivo de Trabajo with the Sindicato Progresista de Trabajadores de la Industria de Construcción de la República Mexicana and the Sindicato Progresista Justo Sierra de Trabajadores de Servicios de la República Mexicana.

5.	Servicios de Fabricación de Altamira, S.A. de C.V. – Contrato Colectivo de Trabajo en Revisión Integral with the Sindicato Progresista “Justo Sierra” de Trabajadores de Servicios de la República Mexicana and the Sindicato Progresista Justo Sierra de Trabajadores de Servicios de la República Mexicana.

6.	Servicios Profesionales de Altamira, S.A. de C.V. – Contrato Colectivo de Trabajo en Revisión Integral with the Sindicato Progresista “Justo Sierra” de Trabajadores de Servicios de la República Mexicana and the Sindicato Progresista Justo Sierra de Trabajadores de Servicios de la República Mexicana.

7.	McDermott Serviços Offshore do Brasil Ltda– Acordo Coletivo de Trabalho with the SINDITOB – Sindicato Trabalhadores Offshore do Brasil.

Schedule 4.15- 1

Schedule 4.19

to the Credit Agreement

REAL PROPERTY

A)	Owned

1.	Fabrication yard owned by J. Ray McDermott de Mexico, S.A. de C.V., located at Polygon 1 “D” which is 232, 511.663 square meters, located in the Port of Altamira, Tamaulipas, Mexico.

B)	Leased

1.	Leased corporate offices at 757 N. Eldridge Parkway, Houston, Harris County, Texas. Lessor is Behringer Harvard Eldridge Place LP as successor to S.V. Eldridge, L.P.; lessee is McDermott, Inc.

2.	Leased fabrication facility occupying Berths 54, 55 and 56 in Jebel Ali Port in the Jebel Ali Free Trade Zone, Dubai, United Arab Emirates. Lessor is The Government of Dubai.

3.	Leased corporate office space at 11 Lorong 3 Toa Payoh, Singapore, under a total of five separate leases. Lessor is Jackson International Pte. Ltd.; lessee is J. Ray McDermott Asia Pacific Pte. Ltd.

4.	Leased corporate office space at 15-17 William Street, Perth, Western Australia, under a total of two separate leases. Lessor is PrimeWest; lessee is McDermott Australia Pty. Ltd.

Schedule 4.19 -1

Schedule 7.15

to the Credit Agreement

ADDITIONAL COLLATERAL PERFECTION UNDERTAKINGS

1.	The Parent shall cause legal opinions, each in form and substance reasonably satisfactory to the Administrative Agent, from special counsel (“Local Counsel”) in each of the jurisdictions identified in the table below (each, a “Local Counsel Legal Opinion”) to be delivered to the Administrative Agent by the deadline specified therefor in the table below (or a later date agreed to by the Administrative Agent in its sole discretion).

Jurisdiction	Deadline
Australia	June 15, 2014
Barbados	April 30, 2014
Canada	May 15, 2014
Cayman Islands	June 15, 2014
Indonesia	June 30, 2014
Malaysia	June 30, 2014
Mexico	June 15, 2014
Norway	June 15, 2014
Panama	April 30, 2014
Singapore	June 30, 2014

2.	Within 30 days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), the Parent shall cause those steps necessary or desirable for the perfection or protection of the security interests in the pledged equity of the designated entities listed below, to occur in the manner so designated below:

a.

J. Ray McDermott (Aust.) Holding Pty. Limited, McDermott Australia Pty. Ltd., and each other issuer of pledged equity organized in Australia, by (i) causing J. Ray McDermott (Aust.) Holding Pty. Limited (and/or the applicable Loan Party(ies)) to grant an Australian specific security agreement in respect of the security interest and (ii) causing any other steps to be taken as may be reasonably required for perfection and enforceability (including, without limitation, the

Schedule 7.15 -1

payment of stamp duty and, to the extent not already in the possession of the Collateral Agent, delivery of share transfers and share certificates in J. Ray McDermott (Aust.) Holding Pty Ltd and McDermott Australia Pty Ltd to the Collateral Agent) under applicable law.

b.	J. Ray McDermott Canada Holding, Ltd., J. Ray McDermott Canada, Ltd., and each other issuer of pledged equity organized in Canada, by ensuring that the pledges of equity in such entities are perfected in the jurisdiction where the Collateral Agent holds the pledged equity certificates by (i) delivering any pledged equity certificates that the Collateral Agent does not currently possess to the Collateral Agent, (ii) making any UCC filings that are necessary or desirable to perfect the equity pledges under the laws of the jurisdiction where the Collateral Agent holds the pledged equity certificates and (iii) causing any other steps to be taken as may be reasonably required for perfection under applicable law.

c.	J. Ray McDermott International Vessels, Ltd., McDermott Cayman Ltd., Offshore Pipelines International, Ltd., OPMI, Ltd., and any other issuer of pledged equity organized in the Cayman Islands, by (i) delivering to the Collateral Agent any share certificates or other certificates of title in respect of such pledged equity; (ii) delivering to the Collateral Agent in respect of such pledged equity (A) a duly executed but undated share transfer form, (B) a proxy form to vote such pledged equity, (C) a notice to that issuer of such pledged equity, and (D) an acknowledgement of that notice signed by that issuer; (iii) to the extent the Grantor is incorporated in the Cayman Islands, causing the particulars of such security to be entered in such Grantor’s Register of Mortgages and Charges; (iv) causing particulars of such security to be noted in the Register of Members of each Cayman entity; and (v) causing any other steps to be taken as are reasonably required for perfection under applicable law.

d.	P.T. J. Ray McDermott Indonesia, P.T. McDermott Indonesia, PT. Baja Wahana Indonesia (f/k/a P. T. Babcock & Wilcox Indonesia), and each other issuer of pledged equity organized in Indonesia, by (i) causing each Indonesian entity to execute Indonesian security documents in respect of the security interest, to include a notarized deed and notice to the obligor, (ii) effecting registration of the security interest via the fiducia registration office in Indonesia and (iii) causing any other steps to be taken as are reasonably required for perfection under applicable law.

e.	Berlian McDermott Sdn. Bhd., DeepSea (AsiaPacific) Limited, DeepSea Engineering Malaysia Sendirian Berhad, Malmac Sdn. Bhd., and McDermott

Schedule 7.15 -2

Capital Malaysia Sdn. Bhd., and each other issuer of pledged equity organized in Malaysia, by (i) confirming that the Collateral Agent holds the applicable certificates, stock transfers and related resolutions, (ii) causing the Pledge and Security Agreement to be stamped and registered, (iii) collaterally assigning the equity of Berlian McDermott Sdn. Bhd. that has been pledged to a Loan Party by McDermott Holdings (M) Sdn. Bhd. and (iv) causing any other steps, including without limitation executing Malaysian law-governed pledge and/or assignment agreements, to be taken as may be reasonably required for perfection under applicable law.

f.	J. Ray McDermott de Mexico, S.A. de C.V., Servicios de Fabricación de Altamira, S.A. de C.V., McDermott Marine Mexico, S.A. de C.V., and each other issuer of pledged equity organized in Mexico, by (i) executing a pledge agreement pledging the pledged shares to the Collateral Agent, delivering the certificates evidencing the pledged shares to the Collateral Agent endorsed in guaranty in favor of the Collateral Agent, recording the pledge of pledged shares in the issuers’ share registries, and obtaining a certificate from the secretaries of the issuers certifying that the pledged share pledges have been duly registered in the issuers’ share registries and (ii) causing any other steps to be taken as may be reasonably required for perfection under applicable law.

g.	J. Ray McDermott (Norway) AS (“JRMA”), North Ocean II AS, North Ocean II KS and each other issuer of pledged equity organized in Norway, by (i) causing JRMA to execute the Pledge & Security Agreement as Guarantor, pledging its shares (or partnership shares) in each of North Ocean II AS and North Ocean II KS, (ii) causing JRMA to serve notice on North Ocean II AS of the pledge of its shares, (iii) causing North Ocean II AS to include a reference to the shares being pledged in its shareholder registry, (iv) causing JRMA to serve notice on North Ocean II KS and North Ocean II AS (as general partner) of the pledge of the partnership shares of North Ocean II KS, (v) causing the North Ocean II KS partnership share certificates (in original) to be physically handed over to the Collateral Agent, (vi) causing a statement that the shares are pledged, (vii) causing notice to be served on JRMA that J. Ray McDermott International Inc. has pledged its shares in JRMA and (vii) causing JRMA to include a reference to its shares being pledged in its shareholder registry, and (viii) causing any other steps to be taken as may be reasonably required for perfection under applicable law.

h.

Chartering Company (Singapore) Pte. Ltd., Eldridge Pte. Ltd., FloaTEC Singapore Pte. Ltd., J. Ray McDermott (Qingdao) Pte. Ltd., McDermott Asia Pacific Pte. Ltd. (f/k/a J. Ray McDermott South East Asia Pte. Ltd.), Singapore

Schedule 7.15 -3

Huangdao Pte. Ltd., and each other issuer of charged shares (or other pledged equity) organized in Singapore (i) causing the relevant chargor to enter into a Singapore charge document over its shares in each relevant Singapore entity, (ii) causing each Singapore chargor to timely register such Singaporean law governed charge document with the Accounting and Corporate Regulatory Authority in Singapore, (iii) causing each Singaporean entity to pass any necessary corporate approvals to effect such charge, including amendments to its articles of association, (iv) causing each chargor to pass any necessary corporate approvals to authorize its entry into such charge document, (v) causing each Singapore charge document to be duly stamped in Singapore, (vi) causing the original share certificate(s) and the executed but unsigned share transfer form(s) in relation to the charged shares to be delivered to the chargee and (vii) causing any other steps to be taken as may be reasonably required for perfection under applicable law.

3.	Within 30 days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), the Parent shall cause those steps necessary or desirable for the perfection and enforceability (including, without limitation, the payment of stamp duty) of the security interests in the Inpex accounts receivable of McDermott Australia Pty. Ltd. (an Australian entity), by (a) causing McDermott Australia Pty. Ltd. to grant an Australian Specific Security Agreement in respect of such security interest and (b) effecting registration of the security interest on the Australian Personal Property Security Register.

4.	Within 45 days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), the Parent shall cause each Deposit Account that is a Material Account (as such terms are defined in the Pledge and Security Agreement) listed on Schedule 4.13 to the Pledge and Security Agreement to be subject to an agreement of the type described in Section 5.13 of the Pledge and Security Agreement.

5.	Within 45 days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), the Parent shall cause each Securities Account that is a Material Account (as such terms are defined in the Pledge and Security Agreement) listed on Schedule 4.13 to the Pledge and Security Agreement to be subject to an agreement of the type described in Section 5.14 of the Pledge and Security Agreement.

6.

Within 60 days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), J. Ray McDermott de Mexico, S.A. de C.V., Servicios de Fabricación de Altamira, S.A. de C.V., McDermott Marine Mexico, S.A. de C.V., Servicios Profesionales de Altamira, S.A. de C.V. and the Parent, as applicable, shall execute and deliver any documents or instruments necessary or desirable to perfect or protect the Collateral Agent’s security interest in substantially all equipment and related

Schedule 7.15 -4

collateral located on the fabrication yards located in Altamira, Mexico, and Batam, Indonesia, it being understood that such steps shall not require the establishment of a collateral trust.

7.	Within 30 days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), the Parent shall execute and deliver any documents or instruments necessary or desirable to perfect or protect the Collateral Agent’s security interest (and the Parent shall cause any other steps necessary or desirable for the perfection or protection of the Collateral Agent’s security interest) in all right, title and interest of J. Ray McDermott, S.A. (“JRMSA”) in and to the Credit and Guarantee Facility Agreement dated as of January 21, 2014 (as amended, restated, supplemented or otherwise modified, the “NO 102 Facility Agreement”), among North Ocean II KS, Oceanteam Shipping ASA and JRMSA and the other Finance Documents referred to in the NO 102 Facility Agreement.

8.	The Parent shall promptly cause all such reasonable actions to be taken as may be necessary or desirable in order for Local Counsel to deliver the Local Counsel Legal Opinions in form and substance reasonably acceptable to Administrative Agent.

9.	Within 5 Business Days of the Effective Date (or a later date agreed to by the Administrative Agent in its sole discretion), the Parent shall cause the execution and delivery of a Control Agreement over one or more Deposit Accounts or Securities Accounts (each as defined in the Pledge and Security Agreement) into which all proceeds of the Term Loans and Second Lien Notes that were not used on the Effective Date to refinance Indebtedness under the Existing Credit Agreement or to pay fees and expenses in connection with the Transactions are then deposited.

Notwithstanding anything to the contrary contained herein, the Administrative Agent may waive any of the foregoing requirements if (a) such action would be unlawful under the laws of the applicable jurisdiction or (b) the Administrative Agent, in consultation with the Parent, makes a commercially reasonable determination that (i) the overall cost of such requirement (taking into account any adverse tax or other consequences to the Parent and its Affiliates (including the imposition of withholding, documentary, stamp or other material taxes)) is excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) such action would require the consent of a third party that cannot be obtained after using commercially reasonable efforts to obtain such consent.

Schedule 7.15 -5

Schedule 8.1

to the Credit Agreement

EXISTING INDEBTEDNESS

1.	Indebtedness in the principal amount of $53,103,544 owed by North Ocean 105 AS and guaranteed by the Parent, such Indebtedness incurred to acquire the NO 105, which Indebtedness is secured by the NO 105, certain North Ocean Equipment, and the equity of North Ocean 105 AS.

2.	Indebtedness in the principal amount of $990,000 owed by McDermott, Inc. to CIT Finance LLC, such Indebtedness incurred as a capital lease for software.

3.	Indebtedness in the principal amount of $466,666.66 owed by the Parent to Key Equipment Finance, Inc., such Indebtedness incurred as a capital lease for software.

Schedule 8.1 -1

Schedule 8.2

to the Credit Agreement

EXISTING LIENS

1.	Liens granted by J. Ray McDermott (Norway), AS encumbering the equity of North Ocean 105 AS to secure the indebtedness of North Ocean 105 AS as described in item 1 of Schedule 8.1.

2.	Liens granted by McDermott, Inc. to secure software in connection with the Indebtedness described in item 2 of Schedule 8.1.

3.	Liens granted by the Parent to secure software in connection with the Indebtedness described in item 3 of Schedule 8.1.

Schedule 8.2 -1

Schedule 8.5

to the Credit Agreement

EXISTING INVESTMENTS

1.	Investments in Subsidiaries and Joint Ventures of the Parent existing on the Effective Date.

2.	Loan in the principal amount of $41,750,000, made by J. Ray McDermott, S.A. to P.T. McDermott Indonesia.

3.	Loan in the principal amount of $8,500,000, made by McDermott Asia Pacific Pte. Ltd. to P.T. J. Ray McDermott Indonesia.

4.	Loan in the principal amount of $31,373,265, made by J. Ray McDermott, S.A. to North Ocean II KS.

5.	Loan in the principal amount of $489,909.90, made by J. Ray McDermott, S.A. to DeepSea Engineering (Thailand) Limited.

6.	Loan in the principal amount of MYR 65,772,700, made by J. Ray McDermott, S.A. to McDermott Holdings (M) Sdn. Bhd.

Schedule 8.5-1

Schedule 8.8

to the Credit Agreement

AFFILIATE AGREEMENTS

1.	Support Services Agreement dated as of January 2, 2000 among McDermott Incorporated, J. Ray McDermott, S.A. and certain Affiliates of J. Ray McDermott, S.A.

2.	Omnibus Restructuring Agreement

3.	Master Separation Agreement between McDermott International, Inc. and The Babcock & Wilcox Company

4.	Transition Services Agreement between McDermott International, Inc. (as service provider) and The Babcock & Wilcox Company (as service receiver)

5.	Transition Services Agreement between The Babcock & Wilcox Company (as service provider) and McDermott International, Inc. (as service receiver)

6.	Transition Services Agreement for Hyperion Financial Consolidation System between McDermott International, Inc. (as service provider) and The Babcock & Wilcox Company (as service receiver)

7.	Transition Services Agreement for SAP-HCM between The Babcock & Wilcox Company (as service provider) and McDermott International, Inc. (as service receiver)

8.	Tax Sharing Agreement between J. Ray Holdings, Inc. and Babcock & Wilcox Holdings, Inc.

9.	Employee Matters Agreement among McDermott International, Inc., McDermott Incorporated, The Babcock & Wilcox Company and Babcock & Wilcox Investment Company

10.	Assignment and Loss Allocation Agreement by and among ACE American Insurance Company, acting for itself and the ACE Affiliates, McDermott International, Inc. and The Babcock & Wilcox Company

Schedule 8.8 -1

Schedule 8.19

to the Credit Agreement

PERMITTED FLAGS

1.	The Republic of Liberia

2.	The Republic of the Marshall Islands

3.	The Republic of Vanuatu

4.	The Commonwealth of the Bahamas

5.	The Republic of Panama

6.	The United States of America

7.	Canada

8.	Barbados

9.	Isle of Man

10.	Malta

Schedule 8.19-1

EXHIBIT A

TO CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

Assignor:

Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

Borrower(s):	[McDermott International, Inc.] [McDermott Finance L.L.C.]

Administrative Agent:	Crédit Agricole Corporate and Investment Bank, as the administrative agent under the Credit Agreement

[1]	If applicable.

A-1

Credit Agreement:	the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation, McDermott Finance L.L.C., a Delaware limited liability company, the Lenders (as defined in the Credit Agreement), the Issuers (as defined in the Credit Agreement) and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors pursuant to Section 10.6(a) of the Credit Agreement, the “Administrative Agent”) and collateral agent for the Lenders and the Issuers.

Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Term/ Letter of Credit Facility Commitments/Obligations for all Term/LC Lenders [3]	Amount of Term/Letter of Credit Facility Commitments/Obligations Assigned	Percentage Assigned of Term/Letter of Credit Facility Commitments/ Obligations[4]
	$	$		%
	$	$		%

[Trade Date:	[5]

Effective Date:                  , 201    6

[2]	Fill in appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this assignment (e.g., “Term Loan” or “Letter of Credit”).
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Term Commitments and Term Loans of all Term Lenders, or Letter of Credit Facility Commitments and Letter of Credit Obligations of all LC Lenders, as applicable, thereunder.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[6]	To be inserted by Administrative Agent following receipt of a processing and recordation fee of $3,500 (except in the case of assignments of the Term Commitments or Term Loans made by or to Goldman Sachs) and an administrative questionnaire (if it is not a Lender), and which shall be the Effective Date of recordation of transfer in the register therefor.

Schedule 8.19-1

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to:
[CREDIT AGRICOLE CORPORATE
AND INVESTMENT BANK, as Administrative Agent

By:
Title:][7]

[Consented to:
MCDERMOTT INTERNATIONAL, INC.

By:
Title:][8]

[NAME OF ISSUER

By:
Title:][9]

[7]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the LC Borrower is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Issuers is required by the terms of the Credit Agreement. Duplicate Issuer signature blocks as needed.

Schedule 8.19-1

Annex 1

to Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

SECTION 1. REPRESENTATIONS AND WARRANTIES.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender or Issuer (as applicable) under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender or Issuer (as applicable) thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender or Issuer (as applicable) thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, Issuer or any of their Related Parties, (v) attached to this Assignment and Acceptance is the documentation referred to in Section 2.16(e) or (f) (as applicable) of the Credit Agreement and any other documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi) it is not a Borrower nor is it an Affiliate or Subsidiary of the Parent, (vii) it is not a natural person, (viii) in the case of an assignment of Letter of Credit Facility Commitments or Letter of Credit Obligations, it is not a Defaulting Lender or a Subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender under the Credit Agreement, would constitute any of the foregoing Persons and (ix) in the case of an assignment of Term Commitments or Term Loans, it is not a Disqualified Term Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, Issuer or their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender or Issuer (as applicable).

SECTION 2. PAYMENTS. FROM AND AFTER THE EFFECTIVE DATE, THE ADMINISTRATIVE AGENT SHALL MAKE ALL PAYMENTS IN RESPECT OF THE ASSIGNED INTEREST (INCLUDING PAYMENTS OF PRINCIPAL, INTEREST, FEES AND OTHER AMOUNTS) TO THE ASSIGNOR FOR AMOUNTS WHICH HAVE ACCRUED TO BUT EXCLUDING THE EFFECTIVE DATE AND TO THE ASSIGNEE FOR AMOUNTS WHICH HAVE ACCRUED FROM AND AFTER THE EFFECTIVE DATE.

SECTION 3. GENERAL PROVISIONS. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE BINDING UPON, AND INURE TO THE BENEFIT OF, THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS. THIS ASSIGNMENT AND ACCEPTANCE MAY BE EXECUTED IN ANY NUMBER OF COUNTERPARTS AND BY DIFFERENT PARTIES IN SEPARATE COUNTERPARTS, EACH OF WHICH WHEN SO EXECUTED SHALL BE DEEMED TO BE AN ORIGINAL AND ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE ONE AND THE SAME AGREEMENT. SIGNATURE PAGES MAY BE DETACHED FROM MULTIPLE SEPARATE COUNTERPARTS AND ATTACHED TO A SINGLE COUNTERPART SO THAT ALL SIGNATURE PAGES ARE ATTACHED TO THE SAME DOCUMENT. DELIVERY OF AN EXECUTED COUNTERPART OF A SIGNATURE PAGE OF THIS ASSIGNMENT AND ACCEPTANCE BY TELECOPY OR BY OTHER ELECTRONIC IMAGING MEANS SHALL BE EFFECTIVE AS DELIVERY OF A MANUALLY EXECUTED COUNTERPART THEREOF. THIS ASSIGNMENT AND ACCEPTANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

EXHIBIT B

TO CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[        ]

New York, NY

[            ]

FOR VALUE RECEIVED, the Term Borrower (as hereinafter defined) hereby unconditionally promises to pay to [                    ] (the “Term Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Term Maturity Date the principal amount of (a) [            ] DOLLARS ($[            ]), or, if less, (b) the aggregate unpaid principal amount of all Term Loans made by the Term Lender to the Term Borrower pursuant to the Credit Agreement. The Term Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.10 of the Credit Agreement.

The registered holder of this Note (this “Note”) is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof, which shall be attached hereto and made a part hereof, the date, type and amount of each Term Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Term Borrower in respect of any Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation, McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Lenders and the Issuers, (b) is subject to the provisions of the Credit Agreement and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the registered holder of this Note in respect thereof. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Documents.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

The Term Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Term Borrower and its successors or assigns hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.2 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

MCDERMOTT FINANCE L.L.C.

By:
Name:
Title:

Schedule A

to Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal of Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Rate Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B

to Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR RATE LOANS

Date	Amount of Eurodollar Rate Loans	Amount Converted to Eurodollar Rate Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Rate Loans Repaid	Amount of Eurodollar Rate Loans Converted to Base Rate Loans	Unpaid Principal Balance of Eurodollar Rate Loans	Notation Made By

EXHIBIT C

TO CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

Crédit Agricole Corporate and Investment Bank,

as Administrative Agent for

the Lenders referred to below,

1301 Avenue of the Americas

New York, NY 10019

[Date]

Attention of: [    ]

Ladies and Gentlemen:

The undersigned, McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), refers to the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein having the meanings attributed thereto in the Credit Agreement) among McDermott International, Inc., the Term Borrower, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Lenders and the Issuers, and hereby gives you irrevocable notice pursuant to Section 2.2(a) of the Credit Agreement that the undersigned hereby requests a Borrowing of Term Loans, and in connection with that request sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

(i) Date of Proposed Borrowing[1]:

(ii) Proposed Borrowing will be composed of:	[Base][Eurodollar] Rate Loans

(iii) Aggregate amount of Proposed Borrowing:	$

(iv) Initial Interest Period[2]:

(v) Funds are requested to be disbursed to the Term Borrower’s account with                      (Account No.     ).

[1]	Notice of Borrowing must be received by the Administrative Agent not later than 1:00 p.m. (New York time) (i) on the Effective Date, in the case of a Borrowing of Base Rate Loans and (ii) three Business Days prior to the Effective Date in the case of a Borrowing of Eurodollar Rate Loans.
[2]	Which shall be subject to the definition of “Interest Period” and Sections 2.10 and 2.11 of the Credit Agreement and end not later than the Scheduled Term Maturity Date (applicable for Eurodollar Rate Loans only).

C-1

The Term Borrower hereby certifies that the following statements will be true on the date of the Proposed Borrowing, both before and after giving effect thereto and to any application of the proceeds therefrom on such date:

(A) (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

(B) No Default or Event of Default has occurred and is continuing.

Very truly yours,

MCDERMOTT FINANCE L.L.C.

By:
Name:
Title:

C-2

EXHIBIT D

TO CREDIT AGREEMENT

FORM OF PLEDGE AND SECURITY AGREEMENT

D-1

EXECUTION VERSION

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

made by

MCDERMOTT INTERNATIONAL, INC.

and certain of its Subsidiaries

in favor of

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent and Collateral Agent

Dated April 16, 2014

i

(CONTINUED)

5.12.	Commercial Tort Claims	29
5.13.	Deposit Accounts	29
5.14.	Financial Assets	29

SECTION 6.	REMEDIAL PROVISIONS	30

6.1.	Certain Matters Relating to Receivables	30
6.2.	Communications with Obligors; Grantors Remain Liable	30
6.3.	Pledged Securities	31
6.4.	Proceeds to be Turned Over to Collateral Agent	32
6.5.	Application of Proceeds	32
6.6.	Code and Other Remedies	33
6.7.	Private Sales, etc.	34
6.8.	Deficiency	35
6.9.	Deposit Accounts/Securities Accounts	35

SECTION 7.	THE COLLATERAL AGENT	35

7.1.	Collateral Agent’s Appointment as Attorney-in-Fact, etc.	35
7.2.	Duty of Collateral Agent	37
7.3.	Execution of Financing Statements	37
7.4.	Authority of Collateral Agent	38
7.5.	Appointment of Co-Collateral Agents	38

SECTION 8.	MISCELLANEOUS	38

8.1.	Amendments in Writing	38
8.2.	Notices	38
8.3.	No Waiver by Course of Conduct; Cumulative Remedies	38
8.4.	Enforcement Expenses; Indemnification	39
8.5.	Successors and Assigns	39
8.6.	Set-Off	39
8.7.	Counterparts	40
8.8.	Severability	40
8.9.	Section Headings	40
8.10.	Integration	40
8.11.	APPLICABLE LAW	40
8.12.	Submission to Jurisdiction; Waivers	41
8.13.	Acknowledgments	41
8.14.	Additional Grantors	42
8.15.	Releases	42
8.16.	WAIVER OF JURY TRIAL	43
8.17.	Riders for Non-U.S. Jurisdictions	43

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(CONTINUED)

SCHEDULE 4.3 — PERFECTED FIRST PRIORITY LIENS

SCHEDULE 4.4 — NAME; JURISDICTION OF ORGANIZATION, ETC.

SCHEDULE 4.5 — INVENTORY

SCHEDULE 4.7 — INVESTMENT PROPERTY

SCHEDULE 4.9 — INTELLECTUAL PROPERTY

SCHEDULE 4.11 — COMMERCIAL TORT CLAIMS

SCHEDULE 4.12 — EXCLUDED PLEDGED COLLATERAL

SCHEDULE 4.13 — DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

SCHEDULE 8.2 — NOTICES

EXHIBIT A — ACKNOWLEDGEMENT AND CONSENT

EXHIBIT B — FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

ANNEX 1 — FORM OF ASSUMPTION AGREEMENT

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This First Lien Pledge and Security Agreement dated as of April 16, 2014 is made by each of the signatories hereto (together with any other grantor that may become a party hereto as provided herein, the “Grantors”), in favor of Crédit Agricole Corporate and Investment Bank (“CA CIB”), acting through one or more of its branches or affiliates, as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”) for (i) the Lenders and the Issuers from time to time parties to the Credit Agreement, dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among McDermott International, Inc., a Panamanian corporation (the “LC Borrower”), McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower” and, together with the LC Borrower, the “Borrowers”), the Administrative Agent, the Collateral Agent, the Lenders and the Issuers from time to time parties thereto, and (ii) the other Secured Parties.

Each Grantor hereby agrees with the Administrative Agent and Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 4. DEFINED TERMS.

4.1. Definitions.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC, such terms have the meanings given in Article 9 thereof): Accounts, Account Debtor, As-Extracted Collateral, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Documents, Deposit Account, Electronic Chattel Paper, Equipment, Farm Products, Financial Asset, Fixtures, General Intangibles, Goods, Instruments, Inventory, Money, Payment Intangibles, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 5.10(i).

“Agreement” means this First Lien Pledge and Security Agreement.

“Borrowers” has the meaning assigned to such term in the preamble to this Agreement.

“Collateral” has the meaning assigned to such term in Section 3.

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“Collateral Account” means any collateral account established by the Collateral Agent as provided in Sections 6.1 or 6.4.

“Collateral Account Funds” means, collectively, the following: all funds (including all trust monies) and investments (including all cash equivalents) credited to, or purchased with funds from, any Collateral Account and all certificates and instruments from time to time representing or evidencing such investments; all Money, notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of any Grantor in substitution for, or in addition to, any or all of the Collateral; and all interest, dividends, cash, instruments and other property from time to time received in, receivable or otherwise distributed to the Collateral Account in respect of or in exchange for any or all of the items constituting Collateral.

“Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contracts” means all contracts and agreements between any Grantor and any other Person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Copyright Licenses” means any agreement, whether written or oral, naming any Grantor as licensor or licensee (including those listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time)), granting any right in, to or under any Copyright, including the grant of rights to publicly perform, display, copy, prepare derivative works or distribute under any Copyright. This term shall exclude implied licenses and any rights obtained or granted under a copyright pursuant to the doctrines of first sale or estoppel.

“Copyrights” means (i) all copyrights arising under applicable Laws, whether registered or unregistered and whether published or unpublished (including those listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and all mask works (as defined in 17 USC 901), (ii) the right to, and to obtain, all extensions and renewals thereof, and the right to sue for past, present and future infringements of any of the foregoing, (iii) all proceeds of the foregoing, including license, royalties, income, payments, claims, damages, and proceeds of suit and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

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“Credit Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Excluded Accounts” means: (i) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Grantor’s employees (including, without limitation, pension fund accounts and 401(k) accounts); (ii) Deposit Accounts exclusively used for taxes (including, without limitation, sales taxes); (iii) Special Purpose Escrow Accounts, (iv) Restricted Cash Collateral Accounts; and (v) Fiduciary Accounts.

“Excluded Assets” means: (i) any lease, license, contract, property right (including, without limitation, interests in Inventory) or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Laws or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above; (ii) all Excluded Accounts; (iii) all Stock and Stock Equivalents of each Captive Insurance Subsidiary; (iv) all Stock and Stock Equivalents of any SPV that has incurred DLV 2000 Permitted Debt that is secured by the Stock or Stock Equivalents of such SPV; and (v) all Stock and Stock Equivalents of North Ocean 105 AS to the extent that, and only for so long as, such Stock and Stock Equivalents are pledged to secure indebtedness (other than the Obligations) of North Ocean 105 AS.

“Fiduciary Account” means any fiduciary or trust account held by a Grantor which is not a Material Account (other than as a result of clause (iv) of the definition thereof).

“Grantors” has the meaning assigned to such term in the preamble to this Agreement.

“Guarantors” means the collective reference to each Grantor herein other than (i) the Term Borrower with respect to the Obligations in respect of the Term Loans and (ii) the LC Borrower with respect to the Obligations in respect of the LC Facility.

“Insurance” means all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is named as additional insured or loss payee thereof).

“Intellectual Property” means the collective reference to all intellectual property rights arising under applicable Laws, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all other intellectual property of any type, including mask works and industrial designs.

“Intellectual Property Security Agreement” means an Intellectual Property Security Agreement in substantially the form of Exhibit B or such other form as may be approved by the Collateral Agent.

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“Intercompany Note” means any promissory note evidencing Indebtedness permitted to be incurred pursuant to Section 8.1(f) (Indebtedness) of the Credit Agreement with respect to any outstanding intercompany obligations and advances owed by or to a Loan Party.

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC, including all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Commodity Contracts and all Commodity Accounts and (ii) whether or not otherwise constituting “investment property,” all Pledged Notes, all Pledged Equity Interests and all Pledged Commodity Contracts.

“Laws” means, collectively, all international (including any union of countries, or any political subdivision thereof), foreign (including for the avoidance of doubt the laws of any jurisdiction in which any Guarantor is incorporated or registered), federal, state or other political subdivision (including the District of Columbia and any territory or possession of the United States, including those specified in Section 5.2), county, municipal and local constitutions, statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Licensed Intellectual Property” has the meaning assigned to such term in Section 4.9(a).

“Material Account” means any Deposit Account (other than Excluded Accounts) or Securities Account of a Grantor (i) listed as such on Schedule 4.13, (ii) that serves as the functional replacement of a Deposit Account or Securities Account listed as a “Material Account” on Schedule 4.13, (iii) that regularly receives payments from customers on any material contract that are not transferred to another account that constitutes a Material Account within one Business Day of receipt thereof or (iv) with a minimum daily average balance of at least $5,000,000 (other than any disbursement account that is primarily used to make vendor or other third party payments and which does not receive payments from customers on any material contracts).

“Material Contract” means any Contract the termination of which could reasonably be expected to have a Material Adverse Effect.

“Material Intellectual Property” has the meaning assigned to such term in Section 4.9(b).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Owned Intellectual Property” has the meaning assigned to such term in Section 4.9(a).

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to make, use, import, offer for sale, or sell any invention covered in whole or in part by a Patent, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a patent pursuant to the doctrines of exhaustion or estoppel.

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“Patents” means (i) all United States patents, patents issued by any other country, union of countries or any political subdivision of any of the foregoing, and all reissues and extensions thereof, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time), (ii) all patent applications pending in the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time), (iii) all rights to, and to obtain, any reissues or extensions of the foregoing and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Pledged Alternative Equity Interests” means all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests or Pledged Trust Interests.

“Pledged Commodity Contracts” means all commodity contracts listed on Schedule 4.7 (as such schedule may be amended from time to time) and all other Commodity Contracts to which any Grantor is party from time to time.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests” means all interests of any Grantor now owned or hereafter acquired in any limited liability company, including all limited liability company interests listed on Schedule 4.7 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Notes” means all promissory notes now owned or hereafter acquired by any Grantor, including those listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time) and all Intercompany Notes at any time issued to or held by any Grantor (other than (i) promissory notes in an aggregate principal amount not to exceed $1,000,000 at any time outstanding issued in connection with extensions of trade credit by any Grantor in the ordinary course of business and (ii) promissory notes constituting Cash Equivalents that are held by any Grantor).

“Pledged Partnership Interests” means all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or

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other partnership, including all partnership interests listed on Schedule 4.7 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Securities” means the collective reference to the Pledged Notes and the Pledged Equity Interests.

“Pledged Stock” means all shares of capital stock now owned or hereafter acquired by any Grantor, including all shares of capital stock listed on Schedule 4.7 hereto under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing.

“Pledged Trust Interests” means all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust, including all trust interests listed on Schedule 4.7 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any Securities Intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable” means all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

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“Restricted Cash Collateral Accounts” means any restricted cash collateral account held by a Grantor where the deposits or proceeds of such account are used primarily to support letters of credit and exposure from Swap Obligations, and which is not a Material Account (other than as a result of clause (iv) of the definition thereof).

“Securities Act” means the Securities Act of 1933, as amended.

“Special Purpose Escrow Account” means any escrow account held by a Grantor in connection with holdbacks for acquisitions or similar matters, and which is not a Material Account (other than as a result of clause (iv) of the definition thereof).

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trademark, including any of the foregoing referred to in Schedule 4.9 (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a trademark pursuant to the doctrines of first sale or estoppel.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time), (ii) the right to, and to obtain, all renewals thereof, (iii) the goodwill of the business symbolized by the foregoing and (iv) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

“Trade Secret License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right in, to or under any Trade Secret, including any of the foregoing listed in Schedule 4.9 (as such schedule may be amended or supplemented from time to time). This term shall exclude implied licenses and any rights obtained or granted under a trade secret pursuant to the doctrine of estoppel.

“Trade Secrets” means (i) all trade secrets and all other confidential or proprietary information and know-how whether or not reduced to a writing or other tangible form, (ii) all documents and things embodying, incorporating or describing such Trade Secrets, and (iii) the right to sue for past, present and future misappropriations of any Trade Secret, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit.

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“UCC Letter of Credit” means “Letter of Credit” (and in plural, “Letters of Credit”) as defined in the New York UCC.

“UCC Letter of Credit Rights” means “Letter-of-Credit Rights” as defined in the New York UCC.

“UETA” has the meaning assigned to such term in Section 4.3.

4.2. Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereto” and “hereunder” and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of this Agreement, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to the property or assets such Grantor has granted as Collateral or the relevant part thereof.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations means the unconditional, final and irrevocable payment in full, in immediately available funds, of all of the Obligations, unless otherwise specified, other than indemnification and other contingent obligations not then due and payable.

(e) Each agreement defined in this Section 1 shall include all appendices, exhibits and schedules thereto. References in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified, unless (i) the prior written consent of the Requisite Lenders is required under the Credit Agreement for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained or (ii) it is otherwise specified that such reference refers to such agreement as of a particular date.

(f) References in this Agreement to any statute shall be to such statute as amended or modified, together with any successor legislation, in each case in effect at the time any such reference is operative unless it is otherwise specified that such reference refers to such statute as of a particular date.

(g) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods. The phrase “in the aggregate”, when used in any Loan Document, means “individually or in the aggregate,” unless otherwise expressly noted. All references to the Lenders herein shall, where appropriate, include any Secured Party.

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SECTION 5. GUARANTEE.

5.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Borrowers’ Obligations.

(b) If and to the extent required in order for the Obligations of any Guarantor to be enforceable under applicable Laws relating to the insolvency or winding up of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such Laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 2.2. Each Guarantor acknowledges and agrees that, to the extent not prohibited by applicable Laws, (i) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right under such Laws to reduce, or request any judicial relief that has the effect of reducing, the amount of its liability under this Agreement, (ii) such Guarantor (as opposed to its creditors, representatives of creditors or bankruptcy trustee, including such Guarantor in its capacity as debtor in possession exercising any powers of a bankruptcy trustee) has no personal right to enforce the limitation set forth in this Section 2.1(b) or to reduce, or request judicial relief reducing, the amount of its liability under this Agreement, and (iii) the limitation set forth in this Section 2.1(b) may be enforced only to the extent required under such Laws in order for the obligations of such Guarantor under this Agreement to be enforceable under such Laws and only by or for the benefit of a creditor, representative of creditors or bankruptcy trustee of such Guarantor or other Person entitled, under such Laws, to enforce the provisions thereof.

(c) Each Guarantor agrees that the Borrowers’ Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.1(b) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until payment in full of the Obligations, subject to the provisions of clause (e) below, notwithstanding that from time to time during the term of the Credit Agreement the Borrowers may be free from any Obligations.

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(e) No payment made by any Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from any Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrowers’ Obligations or any payment received or collected from such Guarantor in respect of the Borrowers’ Obligations), remain liable for the Borrowers’ Obligations up to the maximum liability of such Guarantor hereunder until the Borrowers’ Obligations (other than Obligations in respect of any Hedging Contracts and any Treasury Management Arrangements) are paid in full, no Letter of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized or otherwise secured in accordance with the terms of the Credit Agreement) under the Credit Agreement and all commitments to extend credit under the Credit Agreement shall have been terminated or have expired.

5.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:

(a) If such payment is made by any Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan or other extension of credit made to the Borrowers or a Letter of Credit issued for the account of the Borrowers, the Borrowers shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (ii) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property.

(b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrowers and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor that has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction.

(c) If and whenever (after payment in full of the Obligations) any right of reimbursement or contribution becomes enforceable by any Grantor against any other Grantor under Sections 2.2(a) and 2.2(b), such Grantor shall be entitled, subject to and upon payment in full of the Obligations, to be subrogated (equally and ratably with all other Grantors entitled to reimbursement or contribution from any other Grantor as set forth in this Section 2.2) to any security interest that may then be held by the Collateral

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Agent upon any Collateral granted to it in this Agreement. Such right of subrogation shall be enforceable solely against the Grantors, and not against the Secured Parties, and neither the Collateral Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Grantor, then (after payment in full of the Obligations) the Collateral Agent shall deliver to the Grantors making such demand, or to a representative of such Grantors or of the Grantors generally, an instrument reasonably satisfactory to the Collateral Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Collateral Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Collateral Agent.

(d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Grantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Grantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Collateral Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Grantor, it shall be held by such Grantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Collateral Agent, in the exact form received and, if necessary, duly endorsed.

(e) The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Guarantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(f) Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Collateral Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).

(g) All references to “payment in full of the Obligations” in this Section 2.2 shall be deemed to refer to such payment after the Commitments have expired or are terminated.

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5.3. Amendments, etc. with respect to the Borrowers’ Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrowers’ Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Borrowers’ Obligations continued, and the Borrowers’ Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the parties thereto may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Borrowers’ Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrowers’ Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

5.4. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrowers’ Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrowers’ Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Guarantors, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Borrowers’ Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance, not of collection, without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrowers’ Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by any Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of such Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of such Borrower for any of the Borrowers’ Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any other Guarantor or any other Person or against any

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collateral security or guarantee for the Borrowers’ Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5.5. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrowers’ Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

5.6. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in Dollars in immediately available funds at the office of the Collateral Agent as specified in the Credit Agreement.

5.7. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Section 2 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.7, or otherwise under this Agreement, voidable under applicable Laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until this Agreement is terminated in accordance with Section 8.15. Each Qualified ECP Guarantor intends that this Section 2.7 constitute, and this Section 2.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 6. GRANT OF SECURITY INTEREST; CONTINUING LIABILITY UNDER COLLATERAL.

(a) Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(i) all Accounts;

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(ii) all As-Extracted Collateral;

(iii) all cash and Cash Equivalents;

(iv) all Chattel Paper;

(v) all Collateral Accounts and all Collateral Account Funds;

(vi) all Commercial Tort Claims, including those from time to time specifically described on Schedule 4.11;

(vii) all Contracts;

(viii) all Documents;

(ix) all Equipment;

(x) all General Intangibles;

(xi) all Goods;

(xii) all Instruments;

(xiii) all Insurance;

(xiv) all Intellectual Property;

(xv) all Inventory;

(xvi) all Investment Property (it being understood that, to the extent such Investment Property constitutes shares issued by a company incorporated in the Cayman Islands, each Grantor holding such Investment Property hereby mortgages by way of first legal mortgage its right, title and interest in such Investment Property in favor of the Collateral Agent);

(xvii) all UCC Letters of Credit and UCC Letter of Credit Rights;

(xviii) all Financial Assets;

(xix) all Deposit Accounts;

(xx) all Securities Accounts;

(xxi) all Security Entitlements;

(xxii) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer

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printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time pertain to or evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

(xxiii) all Proceeds, goodwill, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding any other provision set forth in this Section 3, this Agreement shall not, at any time, constitute a grant of a security interest in any property that is, at such time, an Excluded Asset, and the term “Collateral” and each of the defined terms incorporated therein shall exclude the Excluded Assets.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under and in respect of the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related hereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to any Receivables, any Contracts or any agreements relating to Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, including any agreements relating to any Receivables, any Contracts and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests.

SECTION 7. REPRESENTATIONS AND WARRANTIES.

To induce the Agents, the Lenders, and the Issuers to enter into the Credit Agreement and to induce (i) the Lenders to make their respective extensions of credit thereunder and (ii) the Issuers to issue their respective Letters of Credit thereunder, each Grantor hereby represents and warrants to the Secured Parties that:

7.1. Representations in Credit Agreement. In the case of each Guarantor, the statement set forth in Section 3.2(b)(i) of the Credit Agreement is true as it relates to such Guarantor or to the Loan Documents to which such Guarantor is a party, provided that any reference therein to the Borrowers’ knowledge shall, for the purposes of this Section 4.1 be deemed to be a reference to such Guarantor’s knowledge.

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7.2. Title; No Other Liens. Such Grantor owns or licenses or otherwise has the right to use each item of the Collateral free and clear of any and all Liens, including Liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as grantor under a security agreement entered into by another Person, except for Liens expressly permitted by Section 8.2 (Liens, Etc.) of the Credit Agreement. No effective financing statement, mortgage or other public notice indicating the existence of a Lien with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or as are expressly permitted by the Credit Agreement.

7.3. Perfected First Priority Liens. The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 4.3 (all of which, in the case of all filings and other documents referred to on Schedule 4.3, have been (or shall be) delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by the Collateral Agent at any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof, to the extent such security interest in such Collateral can be perfected by (i) the filing of a financing statement under the Uniform Commercial Code of any jurisdiction, (ii) the filing with the United States Patent and Trademark Office or the United States Copyright Office of an Intellectual Property Security Agreement or other filing, (iii) the possession of such Collateral under applicable Laws of the United States and of any state (including the District of Columbia) thereof or (iv) execution and delivery by the applicable Grantor, the applicable Securities Intermediary or depositary institution, as applicable, and the Collateral Agent of an agreement granting control to the Collateral Agent over such Collateral that is a Material Account, and (b) are prior to all other Liens on the Collateral, except for Liens expressly permitted by Section 8.2 (Liens, Etc.) of the Credit Agreement. Without limiting the foregoing, within the time periods and to the extent required by the Credit Agreement (including, without limitation, Section 7.15 of the Credit Agreement) or this Agreement, each Grantor has taken, or shall take, all actions necessary or desirable under (x) the applicable Laws of the United States and any state (including the District of Columbia) thereof, (y) applicable Laws as required by Section 7.15 of the Credit Agreement and (z) such other applicable Laws as reasonably requested by the Administrative Agent in accordance with the Credit Agreement to establish (i) the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the New York UCC or any analogous provision of the UCC) over any Securities Accounts included in the Collateral and over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities or Security Entitlements, in each case to the extent constituting a Material Account or a “financial asset” that is credited to a Material Account, (ii) the Collateral Agent’s “control” (within the meaning of Section 9-107 of the New York UCC or any analogous provision of the UCC) over all UCC Letter of Credit Rights, (iii) the Collateral Agent’s “control” (within the meaning of Section 9-105 of the New York UCC or any analogous provision of the UCC) over all Electronic Chattel Paper (iv) the Collateral Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transaction Act (as in effect in the applicable jurisdiction, the “UETA”)) over all “transferable records” (as defined in UETA), (v) the Collateral Agent’s “control” (within the meaning of Section 9-104 of the New York UCC or any analogous provision of the UCC) over all Deposit Accounts included in the Collateral to the extent constituting a Material Account.

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7.4. Name; Jurisdiction of Organization, etc. On the Effective Date, such Grantor’s exact legal name (as indicated on the public record of such Grantor’s jurisdiction of formation or organization), jurisdiction of organization, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business are specified on Schedule 4.4. Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Except as otherwise indicated on Schedule 4.4, for each Grantor organized or formed under the laws of any political subdivision of the United States, the jurisdiction of each such Grantor’s organization of formation is required to maintain a public record showing the Grantor to have been organized or formed. Except as specified on Schedule 4.4, as of the Effective Date no such Grantor has changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five years and has not within the last five years become bound (whether as a result of merger or otherwise) as a grantor under a security agreement entered into by another Person, which has not heretofore been terminated.

7.5. Inventory.

(a) On the Effective Date, the Inventory of each Grantor (other than Inventory in transit, Inventory located outside the United States and Inventory which in the aggregate does not constitute a material portion of the Inventory included in the Collateral) is kept only at the locations listed on Schedule 4.5.

(b) Any Inventory now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance in all material respects with the requirements of all applicable Laws, including the Fair Labor Standards Act, as amended.

(c) No material portion of the Inventory included in the Collateral is in the possession of an issuer of a negotiable document (as determined by Section 7-104 of the New York UCC) therefor or is otherwise in the possession of any bailee or warehouseman.

7.6. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

7.7. Investment Property.

(a) Schedule 4.7 hereto sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor as of the Effective Date, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such schedule. Schedule 4.7 sets forth under the heading “Pledged Notes” all of the Pledged Notes owned by any Grantor as of the Effective Date, and all of such Pledged Notes have been duly authorized, authenticated or issued, and delivered and are the legal, valid and

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binding obligation of the issuers thereof enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, and constitute all of the issued and outstanding inter-company indebtedness evidenced by an Instrument or Certificated Security of the respective issuers thereof owing to such Grantor.

(b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of Stock owned by such Grantor in each issuer thereof.

(c) The Pledged Equity Interests have been duly and validly issued and, except as set forth on Schedule 4.7 hereto, are fully paid and nonassessable (to the extent applicable).

(d) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Liens expressly permitted by Section 8.2 (Liens, Etc.) of the Credit Agreement, and except as set forth on Schedule 4.7, as of the Effective Date there are no outstanding warrants, options or other rights to purchase, or shareholder, equityholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests.

7.8. Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable that is included in the Collateral in excess of $1,000,000 is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Collateral Agent or constitutes Electronic Chattel Paper that has not been subjected to the “control” (within the meaning of Section 9-105 of the New York UCC) of the Collateral Agent.

(b) Each Receivable that is included in the Collateral (i) is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (ii) is and will be enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law, (iii) is not and will not be subject to any setoffs, defenses, taxes or counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (iv) is and will be in compliance with all applicable Laws, except where the failure to comply with this Section 4.8(b) with respect to each Receivable could not reasonably be expected to have a Material Adverse Effect.

7.9. Intellectual Property.

(a) Schedule 4.9 lists all Copyrights, Patents, and Trademarks which are registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office or are

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the subject of an application for registration with any such Governmental Authority, in each case which is owned by such Grantor in its own name on the Effective Date (collectively, the “Owned Intellectual Property”). Except as set forth in Schedule 4.9, such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to all material Owned Intellectual Property and is otherwise entitled to grant to others the right to use (and, where applicable, itself use) all such material Owned Intellectual Property. Such Grantor has a valid and enforceable right to use all Intellectual Property used by, or licensed to others by, such Grantor which is not Owned Intellectual Property (collectively, the “Licensed Intellectual Property”), in each case, which is material to such Grantor’s business, pursuant to one of the written material Copyright Licenses, Patent Licenses, Trademark Licenses, and/or Trade Secret Licenses listed on Schedule 4.9 and subject to the terms thereof.

(b) On the Effective Date, all Owned Intellectual Property and all Licensed Intellectual Property, in each case, which is material to such Grantor’s business (collectively, the “Material Intellectual Property”), is valid, subsisting, unexpired and enforceable and has not been abandoned. The operation of such Grantor’s business as currently conducted or as contemplated to be conducted does not infringe, constitute a misappropriation of, dilute, or otherwise violate the Intellectual Property of any other Person where the same could reasonably be expected to have a Material Adverse Effect.

(c) No claim has been asserted that the use of the Material Intellectual Property does or may infringe upon or constitute a misappropriation of the rights of any other Person.

(d) To such Grantor’s knowledge, no decision or judgment has been rendered by any Governmental Authority or arbitrator in the United States or outside the United States which would materially limit or cancel the validity or enforceability of, or such Grantor’s rights in, any Material Intellectual Property. Such Grantor is not aware of any uses of any item of Material Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable including unauthorized trademark uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses.

(e) No action or proceeding is pending, or, to such Grantor’s knowledge, threatened, on the Effective Date (i) seeking to limit, cancel or invalidate any Owned Intellectual Property, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor infringe any patent, trademark, copyright, or misappropriate any trade secret or violate any other right of any other Person, or (iii) alleging that any Material Intellectual Property is being licensed or sublicensed in violation of any intellectual property or any other right of any other Person, in each case, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. To such Grantor’s knowledge, no Person is engaging in any activity that infringes upon or misappropriates, or is otherwise an unauthorized use of, any Material Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination of any of the Material Intellectual Property.

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(f) With respect to each Copyright License, Trademark License, Trade Secret License and Patent License which license constitutes Material Intellectual Property or the loss of which could otherwise have a Material Adverse Effect: (i) such license is binding and enforceable against the other party thereto; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein (including, but not limited to, the enforceability of such rights and interests with respect to each such license), nor will the grant of such rights and interests (or the enforceability thereof) constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; and (v) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(g) Except as set forth on Schedule 4.9, such Grantor has made all filings and recordations and paid all required fees and taxes to maintain each and every item of registered Material Intellectual Property in full force and effect and to protect and maintain its interest therein.

(h) To the knowledge of such Grantor, (i) none of the Trade Secrets that constitute Material Intellectual Property have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person without permission of such Grantor; and (ii) no employee, independent contractor or agent of such Grantor has misappropriated any Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor where the same could reasonably be expected to have a Material Adverse Effect.

(i) Such Grantor has taken commercially reasonable steps to exercise quality control over any licensee of such Grantor’s Trademarks.

7.10. UCC Letters of Credit and UCC Letter of Credit Rights. With respect to any UCC Letters of Credit that are by their terms transferable, each Grantor will, upon receipt of a written request from the Collateral Agent, use commercially reasonable efforts to cause all issuers and nominated Persons under UCC Letters of Credit in which the Grantor is the beneficiary or assignee to (a) consent to the assignment of such UCC Letter of Credit to the Collateral Agent and (b) agree that, upon receipt of written notice received from the Collateral Agent that an Event of Default has occurred and so long as such Event of Default is continuing, it shall cause all payments thereunder to be made to the Collateral Account. With respect to any UCC Letters of Credit that are not transferable, each Grantor shall, upon receipt of a written request from the Collateral Agent, use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of such released UCC Letter of Credit to the Collateral Agent in accordance with Section 5-114(c) of the New York UCC.

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7.11. Commercial Tort Claims. As of the Effective Date, Schedule 4.11 hereto sets forth all Commercial Tort Claims of each Grantor that, to each such Grantor’s knowledge, has a value, individually or in the aggregate, in excess of $1,000,000.

7.12. Contracts. No amount payable to such Grantor under or in connection with any Contract that is included in the Collateral which has a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is evidenced by any Instrument or Tangible Chattel Paper which has not been delivered to the Collateral Agent or constitutes Electronic Chattel Paper that is not under the “control” (within the meaning of Section 9-105 of the New York UCC) of the Collateral Agent. Notwithstanding any representation, warranty, covenant or other provision contained herein to the contrary, the failure of any Grantor to deliver to the Collateral Agent the original Certificated Securities, Instruments and Tangible Chattel Paper described on Schedule 4.12 shall not constitute a breach, Default or an Event of Default hereunder.

7.13. Deposit Accounts; Securities Accounts. Set forth on Schedule 4.13, as of the Effective Date is a description of all Deposit Accounts and Securities Accounts of the Grantors, including the name of (A) the applicable Grantor, (B) in the case of a Deposit Account, the depository institution and whether such account is a Material Account or an Excluded Account, (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable, and whether such account is a Material Account and (D) the jurisdiction where such account is located.

SECTION 8. COVENANTS.

Each Grantor covenants and agrees with the Secured Parties that, as of the Effective Date and until the termination of this Agreement in accordance with its terms:

8.1. Covenants in Credit Agreement.

Each Grantor shall take, or shall refrain from taking, as the case may be, each action that is within its control and is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

8.2. Delivery and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property.

(a) If any of the Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become evidenced or represented by any Instrument, Certificated Security, Negotiable Document or Tangible Chattel Paper, such Instrument (other than checks received in the ordinary course of business), Certificated Security, Negotiable Documents or Tangible Chattel Paper shall be promptly delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement. Without limiting the generality of the foregoing, all of such property owned by any Grantor as of the Effective Date and represented in such form shall be delivered on or before the Effective Date.

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(b) If any of the Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become Electronic Chattel Paper such Grantor shall ensure that (i) a single authoritative copy shall exist which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Collateral Agent as the assignee and is communicated to and maintained by the Collateral Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Collateral Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

(c) If any Collateral having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate is or shall become an Uncertificated Security, such Grantor shall cause the issuer thereof, if such issuer is a Subsidiary of any Borrower, either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such Uncertificated Security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit A, and such actions shall be taken on or prior to the Effective Date with respect to any such Uncertificated Securities owned as of the Effective Date by any Grantor.

(d) If any of the Collateral is or shall become evidenced or represented by a Commodity Contract having a value in excess of $1,000,000 individually or $5,000,000 in the aggregate, such Grantor shall, upon receipt of written request from the Collateral Agent, cause the Commodity Intermediary with respect to such Commodity Contract to agree in writing with such Grantor and the Collateral Agent that such Commodity Intermediary will apply any value distributed on account of such Commodity Contract as directed by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent.

(e) In addition to and not in lieu of the foregoing, if any issuer of any Investment Property is a Mortgaged Vessel Owning Subsidiary of any Borrower and is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including causing such issuer to register the pledge on its books and records, as may be reasonably requested by the Collateral Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Notwithstanding anything herein to the contrary, each interest in any limited liability company or limited partnership that is a Subsidiary (other than any such Subsidiary that is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States) and pledged hereunder shall either (a) be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC, or (b) not be represented by a certificate, in which case, no Grantor shall take any action to cause such interest to be or become a “security” within the meaning of, or to be governed by, Article 8 of the UCC as in effect under the laws of any state having jurisdiction and shall not cause or permit any such limited liability company or limited partnership to “opt in” or to take any other action seeking to establish any interest in such limited liability

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company or limited partnership comprising the Collateral as a “security” or to become certificated, in each case, without promptly delivering all certificates evidencing such interest to the Collateral Agent in accordance with Section 5.2(a).

(f) In the case of any transferable UCC Letters of Credit in excess of $1,000,000 individually or $5,000,000 in the aggregate, each Grantor shall use commercially reasonable efforts to obtain the consent of any issuer thereof to the transfer of such UCC Letters of Credit to the Collateral Agent. In the case of any other UCC Letter of Credit Rights in excess of $1,000,000 individually or $5,000,000 in the aggregate, each Grantor shall use commercially reasonable efforts to obtain the consent of the issuer thereof and any nominated Person thereon to the assignment of the proceeds of the related UCC Letter of Credit in accordance with Section 5-114(c) of the New York UCC.

8.3. Maintenance of Insurance.

(a) Such Grantor will maintain insurance in accordance with Section 7.5 (Maintenance of Insurance) of the Credit Agreement, and furnish to the Collateral Agent, upon written request, with a copy of such insurance policies.

(b) Such Grantor will deliver to the Collateral Agent on behalf of the Secured Parties, (i) on the Effective Date, a certificate dated as of a recent date showing the amount and types of insurance coverage as of such date, (ii) upon reasonable request of the Collateral Agent from time to time, reasonably detailed information as to the insurance carried, (iii) promptly following receipt of notice from any insurer, a copy of any notice of cancellation or material change in coverage from that existing on the Effective Date and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by such Grantor. To the extent applicable, the Collateral Agent shall be named as additional insured on all such liability insurance policies of such Grantor and the Collateral Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor.

8.4. Payment of Obligations.

Such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such tax, assessment or charge need be paid if (i) the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein, or (ii) the failure to so pay and discharge would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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8.5. Maintenance of Perfected Security Interest; Further Documentation.

(a) Except as otherwise expressly permitted by the Credit Agreement, such Grantor shall maintain each of the security interests created by this Agreement as a perfected security interest under (x) applicable Laws of the United States and of any state thereof, (y) applicable Laws as required by Section 7.15 of the Credit Agreement and (z) other applicable Laws to the extent otherwise reasonably required by the Administrative Agent in accordance with the Credit Agreement, having at least the priority described in Section 4.3 and shall defend such security interest against any claims and demands of any Persons (other than the Secured Parties), subject to the provisions of Section 8.15.

(b) Such Grantor shall furnish to the Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request to be taken, whether in the United States or outside the United States, for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, the filing of any financing or continuation statements under the UCC (or other similar Laws) in effect in any jurisdiction within or without the United States with respect to the security interests created hereby and in the case of Investment Property and any other relevant Collateral, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the UCC) with respect thereto.

8.6. Changes in Locations, Name, Jurisdiction of Incorporation, etc. Such Grantor shall not, except upon at least 10 days’ prior written notice (or such shorter period consented to by the Collateral Agent in writing) to the Collateral Agent and delivery to the Collateral Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a) change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

(b) change its legal name, identity or structure to such an extent that any financing statement filed by the Collateral Agent in connection with this Agreement would become misleading.

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8.7. Notices. Such Grantor shall advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien on any of the Collateral (other than any Lien expressly permitted by Section 8.2 of the Credit Agreement) which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event of which such Grantor becomes aware that could reasonably be expected to have a Material Adverse Effect or a material adverse effect upon the aggregate value of the Collateral or on the security interests created hereby.

8.8. Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of Pledged Equity Interests in any issuer thereof, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and promptly deliver the same to the Collateral Agent in the exact form received, duly endorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power or similar instrument of transfer covering such certificate duly executed in blank by such Grantor and with, if the Collateral Agent so requests, signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any issuer thereof shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations if an Event of Default then exists, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any issuer thereof or pursuant to the reorganization thereof, the property so distributed shall, if an Event of Default then exists, and unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor in violation of the immediately preceding sentence, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor shall not (i) vote to enable, or take any other action to permit, any Subsidiary of any Borrower that is an issuer of Pledged Securities to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities

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of any nature of any such issuer (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or any Lien expressly permitted thereon pursuant to Section 8.2 (Liens, Etc.) of the Credit Agreement, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (v) without the prior written consent of the Collateral Agent, cause or permit any Subsidiary of any Borrower that is an issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the New York UCC) on the Effective Date to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the New York UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the provisions in this clause (v) or any non-Subsidiary of any Borrower that is an issuer takes any of the foregoing actions, such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof.

(c) In the case of each Grantor which is an issuer of Pledged Securities, such Grantor agrees that (i) it shall be bound by the terms of this Agreement relating to the Pledged Securities issued by it and shall comply with such terms insofar as such terms are applicable to it, (ii) it shall notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Collateral Agent and to the transfer of any Pledged Security to the Collateral Agent or its nominee following the occurrence and during the continuance of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner, member, shareholder or other equityholder of the issuer of the related Pledged Security.

8.9. Receivables. Other than in the ordinary course of business, such Grantor shall not, with respect to Receivables that constitute Collateral (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

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8.10. Intellectual Property.

(a) Such Grantor (either itself or through licensees) shall, in the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, (i) continue to use each owned Trademark material to its business, (ii) maintain commercially reasonable quality of products and services offered under such Trademarks and take all necessary steps to ensure that all licensed users of such Trademarks comply with such Grantor’s quality control requirements and maintain reasonable quality, (iii) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademarks unless the Collateral Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and the Intellectual Property Security Agreement, and (iv) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not do any act, or omit to do any act, whereby any Patent owned by such Grantor material to its business may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not (and shall not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of Copyrights owned by such Grantor and material to its business may become invalidated or otherwise impaired. Such Grantor shall not (either itself or through licensees) do any act whereby any material portion of such Copyrights may fall into the public domain.

(d) Such Grantor shall notify the Collateral Agent promptly if it knows or suspects that any application or registration relating to any Material Intellectual Property owned by a Grantor may become forfeited, abandoned or dedicated to the public, or of any adverse determination (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any such Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(e) Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in any Copyright, Patent, Trademark or other Intellectual Property of such Grantor.

(f) Such Grantor, subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall take reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and

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pursue each application (and to obtain the relevant registration) and to maintain each registration of Material Intellectual Property, including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(g) Such Grantor (either itself or through licensees), subject to the exercise of its reasonable business judgment, taking into account the Secured Parties’ interests under this Agreement, shall not, without the prior written consent of the Collateral Agent, discontinue use of or otherwise abandon any of its registered Owned Intellectual Property, or abandon any application or any right to file an application for any patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(h) In the event that any Material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) promptly notify the Collateral Agent after it learns thereof and sue for infringement, misappropriation or dilution, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation or dilution.

(i) Such Grantor agrees that, should it obtain an ownership interest in any item of intellectual property which is not, as of the Effective Date, a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property, and in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Collateral.

(j) Such Grantor shall furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor reasonably detailed statements and amended schedules further identifying and describing the Owned Intellectual Property and Licensed Intellectual Property and such other materials evidencing, or reports pertaining to, the Owned Intellectual Property and Licensed Intellectual Property as the Collateral Agent may from time to time reasonably request.

8.11. Contracts.

(a) Such Grantor shall perform and comply in all material respects with all its obligations under the Contracts that constitute Collateral, except where the failure to so perform and comply could not reasonably be expected to have a Material Adverse Effect.

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(b) Such Grantor shall not amend, modify, terminate, waive or fail to enforce any provision of any Contract that constitutes Collateral in any manner which could reasonably be expected to have a Material Adverse Effect.

(c) Such Grantor shall exercise promptly and diligently each and every material right which it may have under each Material Contract that constitutes Collateral (other than any right of termination), except where the failure to so exercise could not reasonably be expected to have a Material Adverse Effect.

(d) Such Grantor shall not permit to become effective in any document creating, governing or providing for any permit, lease, license or Material Contract that constitutes Collateral, a provision that would limit the creation, perfection or scope of, or exercise or enforcement of remedies in connection with, a Lien on such permit, lease, license or Material Contract in favor of the Collateral Agent for the ratable benefit of the Secured Parties unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

8.12. Commercial Tort Claims. Such Grantor shall advise the Collateral Agent promptly after such Grantor becomes aware of any Commercial Tort Claim held by such Grantor individually or in the aggregate in excess of $1,000,000 and shall promptly execute and deliver to the Collateral Agent a supplement to Schedule 4.11 in form and substance reasonably satisfactory to the Collateral Agent listing such Commercial Tort Claim, which supplement shall take effect without further action on the part of any party hereto or beneficiary hereof and shall make such Commercial Tort Claim collateral security subject to this Agreement.

8.13. Deposit Accounts. For each Deposit Account that is a Material Account, such Grantor shall (a) if such Grantor opens a Deposit Account that is reasonably expected to be (or at any time becomes or replaces) a Material Account, promptly notify the Collateral Agent thereof and (b) pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use commercially reasonable efforts to cause the depositary bank to comply at any time with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor. The Collateral Agent agrees not to provide any such depositary bank any such instructions unless an Event of Default has occurred and is continuing.

8.14. Financial Assets. If any Securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary in a Securities Account that is a Material Account, such Grantor shall (a) if such Grantor opens a Securities Account that is reasonably expected to be (or at any time becomes) a Material Account, promptly notify the Collateral Agent thereof and (b) pursuant to an agreement in form and substance satisfactory to the Collateral Agent use commercially reasonable efforts to cause such Securities Intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such Securities Intermediary as to such Securities or other Investment Property without further consent of such Grantor. The Collateral Agent agrees not to provide any such Securities Intermediary any such entitlement orders or other instructions unless an Event of Default has occurred and is continuing.

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SECTION 9. REMEDIAL PROVISIONS.

9.1. Certain Matters Relating to Receivables.

(a) The Collateral Agent shall have the right (but shall in no way be obligated), at its own expense if an Event of Default does not then exist, to make test verifications of the Receivables that are included in the Collateral in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications.

(b) Each Grantor hereby agrees to use its commercially reasonable efforts to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be promptly (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 6.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s request but subject to the confidentiality provisions set forth in the Credit Agreement, during the continuance of an Event of Default each Grantor shall make available to the Collateral Agent original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are included in the Collateral, including original orders, invoices and shipping receipts.

9.2. Communications with Obligors; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables and parties to the Contracts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables or Contracts that constitute Collateral

(b) The Collateral Agent may at any time after the occurrence and during the continuance of an Event of Default notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable or Contract that constitutes Collateral of the security interest of the Collateral Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Collateral Agent may upon written

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notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under such Receivables and Contracts directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables and Contracts that constitutes Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

9.3. Pledged Securities.

(a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, to the extent not prohibited by the Credit Agreement, and to exercise all voting and corporate and other ownership (or other similar) rights with respect to the Pledged Securities; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its rights pursuant to this Section 6.3(b): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights; (ii) the Collateral Agent shall have the right, without notice to any Grantor (where permitted by applicable Laws), any such notice being expressly waived by each Grantor, to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent; and (iii) the Collateral Agent shall have the right, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Collateral Agent to exercise the voting and other

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consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth herein.

(c) Each Grantor hereby authorizes and instructs each issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each such issuer shall be fully protected in so complying, and (ii) upon any such instruction following the occurrence and during the continuance of an Event of Default, pay any dividends or other payments with respect to the Investment Property, including Pledged Securities, directly to the Collateral Agent.

9.4. Proceeds to be Turned Over to Collateral Agent.

In addition to the rights of the Secured Parties specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, cash equivalents, checks and other near-cash items shall, if requested in writing by the Collateral Agent, be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

9.5. Application of Proceeds. At such intervals as may be agreed upon by any Borrower and the Collateral Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of the net Proceeds (after deducting fees and reasonable out-of-pocket expenses as provided in Section 6.6) constituting Collateral realized through the exercise by the Collateral Agent of its remedies hereunder, whether or not held in any Collateral Account, and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations in the following order:

First, to the Collateral Agent, to pay incurred and unpaid fees and expenses of the Secured Parties under the Loan Documents;

Second, as set forth in Section 2.13(f) (Payments and Computations) of the Credit Agreement.

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9.6. Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable Laws or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by applicable Laws referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by applicable Laws, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Laws) all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any Laws now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by applicable Laws, at least ten days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. To the extent permitted by applicable Laws, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the

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Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. To the extent permitted by applicable Laws, and so long as an Event of Default is continuing, the Collateral Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b) The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Collateral Agent of any other amounts required by any provision of law, including Section 9-615(a) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable Laws, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by any Secured Party of any rights hereunder.

(c) In the event of any disposition of any of the Intellectual Property, the goodwill of the business connected with and symbolized by any Trademarks subject to such disposition shall be included, and the applicable Grantor shall, to the extent commercially reasonable and feasible under the circumstances, supply the Collateral Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to any Intellectual Property subject to such disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

9.7. Private Sales, etc.

(a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Equity Interests, by reason of certain prohibitions contained in the Securities Act, applicable state securities laws or other applicable Laws, and may be compelled to resort to one or more private sales thereof, including, without limitation, to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Equity

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Interests for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act, under applicable state securities laws or other applicable Laws, even if such issuer would agree to do so.

(b) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment.

9.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any outside attorneys employed by any Secured Party to collect such deficiency.

9.9. Deposit Accounts/Securities Accounts. Upon the occurrence of an Event of Default and during continuation thereof, the Administrative Agent may prevent withdrawals or other dispositions of funds in Deposit Accounts and Securities Accounts subject to control agreements or held with any Secured Party.

SECTION 10. THE COLLATERAL AGENT.

10.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

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(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless an Event of Default has occurred and is continuing or time is of the essence, the Collateral Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to promptly comply therewith.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

10.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except to the extent that any such act or failure to act is found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from their own gross negligence or willful misconduct in breach of a duty owed to such Grantor.

10.3. Execution of Financing Statements. Each Grantor acknowledges that pursuant to Section 9-509(b) of the New York UCC and any other applicable Laws, each Grantor authorizes the Collateral Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, without the signature of such Grantor, in such form and in such offices as the Collateral Agent

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reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Collateral Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in this Agreement or as “all assets,” “all personal property” or words of similar effect, regardless of whether or not the Collateral includes all assets or all personal property of such Grantor, or such other description as the Collateral Agent, in its sole judgment, determines is necessary or advisable that is of an equal or lesser scope or with greater detail. A photographic or other reproduction of this Agreement shall, where permitted by applicable Laws, be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

10.4. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

10.5. Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any applicable requirement of law, the Collateral Agent may appoint another bank or trust company or one of more other Persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Collateral Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

SECTION 11. MISCELLANEOUS.

11.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Grantor and the Collateral Agent or the Administrative Agent, as applicable, subject to any consents required under Section 11.1 (Amendments, Waivers, Etc.) of the Credit Agreement; provided that any provision of this Agreement imposing obligations on any Grantor may be waived by the Collateral Agent or Administrative Agent, as applicable, in a written instrument executed by such Agent.

11.2. Notices. All notices, requests and demands to or upon the Collateral Agent, Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.8 (Notices, Etc.) of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 8.2.

11.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission

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or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

11.4. Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each Secured Party for its reasonable out-of-pocket costs and expenses incurred in collecting against such Grantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Grantor is a party, including the reasonable fees and disbursements of outside counsel to each Secured Party and outside counsel to the Collateral Agent and the Administrative Agent.

(b) Each Grantor agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or Other Taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to hold the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent any Borrower would be required to do so pursuant to Section 11.4 (Indemnities) of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

11.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their permitted successors and assigns; provided that, except as otherwise permitted by the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent or the Administrative Agent, as applicable, and any attempted assignment without such consent shall be null and void.

11.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time, while an Event of Default shall have occurred and be continuing,

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without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement or under any other Loan Document, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of set-off) which such Secured Party may have.

11.7. Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart hereof.

11.8. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

11.10. Integration. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. Delivery of an executed signature page of this Agreement shall be as effective as delivery of a manually executed counterpart hereof.

11.11. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

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11.12. Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) agrees that any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that the Collateral Agent or any of the Secured Parties may, in their sole discretion, bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights with respect to the Collateral. Each Grantor hereby irrevocably waives any right to any other jurisdiction to which it may be entitled on account of domicile, residence or otherwise and waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that such Grantor may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions;

(b) consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to such Grantor at its address referred to in Section 8.2 or to the Borrowers at their addresses specified in Section 8.2. Each Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws;

(c) agrees that nothing contained in this Section 8.12 shall affect the right of the Collateral Agent or any Secured Party to serve process in any other manner permitted by applicable Laws or commence legal proceedings or otherwise proceed against any Grantor in any other jurisdiction;

(d) to the extent that such Grantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), hereby irrevocably waives such immunity in respect of its obligations hereunder; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

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(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

11.14. Additional Grantors. Each Subsidiary of a Borrower that is required to become a party to this Agreement pursuant to Section 7.11 (Additional Collateral and Guaranties) of the Credit Agreement shall become a Grantor and a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

11.15. Releases

(a) At such time as the Loans and the other Obligations that the Collateral Agent has been notified in writing are then due and payable shall have been paid in full, the Commitments under the Credit Agreement have been terminated or expired and each Letter of Credit issued under the Credit Agreement has been cash collateralized, back-stopped or secured to the satisfaction of the applicable Issuers or no longer outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrowers, a Guarantor shall be released from its obligations hereunder in the event that all the Pledged Equity Interests in such Guarantor shall be sold or otherwise disposed of in a transaction permitted by the Credit Agreement; provided that the Borrowers shall have delivered to the Collateral Agent, at least three Business Days (or such lesser period permitted in writing by the Collateral Agent) prior to the date of the proposed release, a written request for such release identifying the relevant Guarantor and the terms of the relevant sale or other disposition in reasonable detail, including the price thereof and any expenses incurred in connection therewith, together with a certification by the Borrowers stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Collateral Agent, subject to such Grantor’s rights under Sections 9-509(d)(2) and 9-518 of the New York UCC.

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11.16. WAIVER OF JURY TRIAL. EACH GRANTOR, THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

11.17. Riders for Non-U.S. Jurisdictions.

(a) Notwithstanding anything set out to the contrary in this Agreement or any other Loan Document to the contrary, the obligations and liabilities of J. Ray McDermott (Norway) AS under any provision of this Agreement or any other Loan Document to which it is a party shall not include any obligations or liabilities to the extent they would constitute unlawful financial assistance within the meaning of Section 8-7 and/or 8-10, cfr. Section 1-4, of the Norwegian Companies Act of 13 June 1997 no. 44, and the obligations and liabilities of J. Ray McDermott (Norway) AS under this Agreement or any other Loan Document only apply to the extent permitted by those provisions of the Norwegian Companies Act of 13 June 1997 no. 44.

(b) The total liability of J. Ray McDermott (Norway) AS under this Agreement or any other Loan Document to which it is a party shall never exceed $1,000,000,000 plus interest thereon and fees, costs and expenses as set out in this Agreement or any other Loan Document.

(c) Each Grantor of a security interest over Pledged Stock issued by a company incorporated in the Cayman Islands shall deliver to the Collateral Agent a duly executed and undated instrument of transfer in respect of such Pledged Stock at the times and in the manner stipulated in Schedule 7.15 to the Credit Agreement.

(d) Regarding the guarantee contained in Section 2, each Guarantor hereby irrevocably waives any right to require a proceeding first against any Borrower or any other Person, any right to request the division of their payment obligation among the Guarantors and any right to request that collateral be foreclosed upon, however such rights may be denominated under the laws of any jurisdiction.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

McDermott International, Inc. as Parent and LC Borrower

By:
Name:	Steven D. Oldham

Title:	Vice President, Treasurer and Investor Relations

McDermott Finance, L.L.C. as Term Borrower

By:
Name:	Steven D. Oldham

Title:	Treasurer

Signature Page to Pledge and Security Agreement

Chartering Company (Singapore) Pte. Ltd.	J. Ray McDermott West Africa Holdings, Inc.
DeepSea (Americas) LLC	J. Ray McDermott West Africa, Inc.
Deepsea (Europe) Limited	Malmac Sdn. Bhd.
Deepsea Group Limited	McDermott Asia Pacific Pte. Ltd.
Deepsea (UK) Limited	McDermott Australia Pty. Ltd.
Deepsea (US) Incorporated	McDermott Caspian Contractors, Inc.
Eastern Marine Services, Inc.	McDermott Eastern Hemisphere, Ltd.
Global Energy - McDermott Limited	McDermott Engineering, LLC
Hydro Marine Services, Inc.	McDermott Far East Inc.
International Vessels Ltd	McDermott Gulf Operating Company, Inc.
J. Ray Holdings, Inc.	McDermott International Investments Co., Inc.
J. Ray McDermott (Aust.) Holding Pty. Limited	McDermott International Trading Co., Inc.
J. Ray McDermott (Caspian), Inc.	McDermott International Vessels, Inc.
J. Ray McDermott Canada Holding, Ltd.	McDermott Marine Construction Limited
J. Ray McDermott Canada, Ltd.
J. Ray McDermott Contractors, Inc.	McDermott Middle East, Inc.
McDermott Offshore Services Company, Inc.
J. Ray McDermott Engineering Services Private Limited	McDermott Old JV Office, Inc.
J. Ray McDermott Far East, Inc.	McDermott Overseas, Inc.
J. Ray McDermott International, Inc.	McDermott Subsea Engineering, Inc.
J. Ray McDermott Kazakhstan Limited Liability Partnership	McDermott Trade Corporation
J. Ray McDermott Logistic Services Private Limited	North Atlantic Vessel, Inc.
J. Ray McDermott (Norway), AS	OPI Vessels, Inc.
J. Ray McDermott (Qingdao) Pte. Ltd.	Sabine River Realty, Inc.
J. Ray McDermott Solutions, Inc.
J. Ray McDermott Technology, Inc.
J. Ray McDermott Underwater Services, Inc.	SparTEC, Inc.

By:
	Name:	Steven D. Oldham

	Title:	Treasurer

Signature Page to Pledge and Security Agreement

J. Ray McDermott Holdings, LLC
J. Ray McDermott, S.A.
McDermott, Inc.
McDermott Investments, LLC
McDermott International Management, S. de RL.

By:
Name:	Steven D. Oldham

Title:	Vice President and Treasurer

DeepSea (Holland) B.V.
J. Ray McDermott (Luxembourg) S.ar.l.
J. Ray McDermott (Nigeria) Limited
J. Ray McDermott Investments B.V.
McDermott Overseas Investment Co. N.V.
McDermott Holdings (U.K.) Limited
McDermott International B.V.
Mc Dermott International Marine Investments N.V.
McDermott Serviços Offshore do Brasil Ltda.
PT. Baja Wahana Indonesia
Singapore Huangdao Pte. Ltd.
Varsy International N.V.

By:
Name:	Steven D. Oldham

Title:	Authorized Person

Signature Page to Pledge and Security Agreement

J. Ray McDermott de Mexico, S.A. de C.V.
McDermott Marine Mexico, S.A. de C.V.
Servicios de Fabrication de Altimira, S.A. de C.V.
Servicios Profesionales de Altimira, S.A. de C.V.

By:
Name:	Ana L. Mendez Burkart

Title:	Attorney-in-fact

Signature Page to Pledge and Security Agreement

Executed as a Deed by
J. Ray McDermott International Vessels, Ltd.

By:
Name:	Steven D. Oldham

Title:	Treasurer

Witnessed

By:
Name:	R.E. Stumph

Title:	Assistant Secretary

Executed as a Deed by
McDermott Cayman Ltd.

By:
Name:	Steven D. Oldham

Title:	Treasurer

Witnessed

By:
Name:	R.E. Stumph

Title:	Assistant Secretary

Executed as a Deed by
Offshore Pipelines International, Ltd.

By:
Name:	Steven D. Oldham

Title:	Treasurer

Witnessed

By:
Name:	R.E. Stumph

Title:	Assistant Secretary

Signature Page to Pledge and Security Agreement

Executed as a Deed by
OPMI, Ltd.

By:
Name:	Steven D. Oldham

Title:	Treasurer

Witnessed

By:
Name:	R.E. Stumph

Title:	Assistant Secretary

Signature Page to Pledge and Security Agreement

Crédit Agricole Corporate and Investment Bank, as Administrative Agent and Collateral Agent

By:
Name:	Michael Willis

Title:	Managing Director

By:
Name:	Page Dillehunt

Title:	Managing Director

Signature Page to Pledge and Security Agreement

SCHEDULE 4.3

TO PLEDGE AND SECURITY AGREEMENT

PERFECTED FIRST PRIORITY LIENS

UCC Filings

A UCC1 Financing Statement listing each Grantor, as debtor, and the Collateral Agent, as secured party, should be filed in the applicable governmental offices set forth below. Each such UCC1 Financing Statement will need to include a description of the Collateral that complies with Section 9-504 of the Uniform Commercial Code.

To perfect the Lien in Commercial Tort Claims, a UCC1 Financing Statement listing the applicable Grantor, as debtor, and the Collateral Agent, as secured party, should be filed in the applicable governmental offices set forth above. Each such UCC1 Financing Statement will need to include a description of the Commercial Tort Claims that complies with Section 9-108 of the Uniform Commercial Code.

To perfect the Lien in As-Extracted Collateral, a UCC1 Financing Statement listing the applicable Grantor, as debtor, and the Collateral Agent, as secured party, should be filed in the real property records of the county in which such As-Extracted Collateral is located. Each such UCC1 Financing Statement will need to include a legal description of the real property upon (or under) which such As-Extracted Collateral is located.

Actions with respect to Pledged Securities

The original of all Pledged Securities evidenced by either a Certificated Security or Instrument should be delivered to the Collateral Agent, together with an undated stock or note power, as applicable, duly executed in blank by the applicable Grantor.

At the Collateral Agent’s request, Grantors shall provide copies of documents relating to pledges underlying the Pledged Equity Interests, such as a pledged entity’s organizational documents and share registry. Grantors shall make any revisions or execute any additional documents required to ensure the pledges are enforceable under applicable local laws.

Actions with respect to Patents and Trademarks

For Collateral consisting of Patents and Trademarks, the applicable Grantors should execute an Intellectual Property Security Agreement, and such agreement should be recorded with the United States Patent and Trademark Office.

Actions with respect to Copyrights

For Collateral consisting of Copyrights, the applicable Grantors should execute an Intellectual Property Security Agreement, and such agreement should be recorded with the United States Copyright Office.

Schedule 4.3 – 1

SCHEDULE 4.4

TO PLEDGE AND SECURITY AGREEMENT

NAME; JURISDICTION OF ORGANIZATION, ETC.

Exact Legal Name of Grantor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Chief Executive Office

Prior Names during last 5 years:

Schedule 4.4 – Page 1

SCHEDULE 4.5

TO PLEDGE AND SECURITY AGREEMENT

INVENTORY

Schedule 4.5 – 1

SCHEDULE 4.7

TO PLEDGE AND SECURITY AGREEMENT

INVESTMENT PROPERTY

Pledged Stock:

Legend:

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest [1][6] Pledged	Certificate No.	Par Value

Pledged LLC Interests:

Pledged Partnership Interests:

Pledged Trust Interests:

Pledged Notes:

Pledged Commodities Contracts:

[1][6]	This value represents the percentage interest of the Issuer being pledged by the specific Grantor.

Schedule 4.7 – 1

SCHEDULE 4.9

TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

(A)	Material Copyright Licenses

(B)	Copyrights

(C)	Material Patent Licenses

(D)	Patents

(E)	Material Trademark Licenses

(F)	Trademarks

(G)	Material Trade Secret Licenses

Schedule 8.2

EXHIBIT A TO SCHEDULE 4.9

COPYRIGHTS

EXHIBIT B TO SCHEDULE 4.9

PATENTS

EXHIBIT C TO SCHEDULE 4.9

TRADEMARKS

SCHEDULE 4.11

TO PLEDGE AND SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

SCHEDULE 4.12

TO PLEDGE AND SECURITY AGREEMENT

EXCLUDED PLEDGED COLLATERAL

Schedule 4.12 – 1

SCHEDULE 4.13

TO PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Schedule 4.13 – 1

SCHEDULE 8.2

TO PLEDGE AND SECURITY AGREEMENT

NOTICES

Schedule 8.2

Exhibit A

to First Lien Pledge and Security Agreement

FORM OF ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the First Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), made by the Grantors and Guarantors parties thereto for the benefit of Crédit Agricole Corporate and Investment Bank (“CA CIB”), as administrative agent and collateral agent (in its capacity as collateral agent and together with its successors, the “Collateral Agent”); capitalized terms used but not defined herein have the meanings given such terms therein. The undersigned agrees for the benefit of the Collateral Agent and the other Secured Parties as follows:

The undersigned will be bound by the terms of the Agreement applicable to issuers of Pledged Securities and will comply with such terms insofar as such terms are applicable to the undersigned.

The undersigned confirms the statements made in the Agreement with respect to the undersigned including, without limitation, in Section 4.7 and Schedule 4.7.

The undersigned will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.8 of the Agreement.

The undersigned acknowledges Section 6.3(c) of the Agreement and agrees that it will comply with the instructions of each Grantor as set forth therein.

The undersigned agrees that Section 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

A-1

Exhibit B

to First Lien Pledge and Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement dated as of [                 ], 201    ] (as amended, supplemented or otherwise modified from time to time, the “Intellectual Property Security Agreement”) is made by each of the signatories hereto (collectively, the “Grantors”) in favor of Crédit Agricole Corporate and Investment Bank (“CA CIB”), as collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Pledge and Security Agreement).

WHEREAS, McDermott International, Inc. (the “LC Borrower”) and McDermott Finance, L.L.C. (the “Term Borrower”) have entered into the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders, the Issuers and CA CIB, as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Lenders and the Issuers. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement; and

WHEREAS, in connection with the Credit Agreement, the LC Borrower, the Term Borrower and certain Subsidiaries of the LC Borrower have entered into the First Lien Pledge and Security Agreement, dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”) in favor of the Collateral Agent and the Administrative Agent for the benefit of the Secured Parties.

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following property, in each case, wherever located and whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, as security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(a) (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country, union of countries, or any political subdivision of any of the foregoing, or otherwise, and all common-law rights related thereto, including any of the foregoing listed in Schedule 4.9 to the Pledge and Security Agreement (as such schedule may be amended or supplemented from time to time), (ii) the right to, and to obtain, all renewals thereof, (iii) the goodwill of the business symbolized by the foregoing, (iv) other source or business identifiers, designs and general intangibles of a like nature and (v) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including royalties, income, payments, claims, damages and proceeds of suit (collectively, the “Trademarks”), including all Trademarks listed on Schedule I hereto under the heading “Trademarks”;

B-1

(b) (i) all United States patents, patents issued by any other country, union of countries or any political subdivision of any of the foregoing, and all reissues and extensions thereof, including any of the foregoing listed in Schedule 4.9 to the Pledge and Security Agreement (as such schedule may be amended or supplemented from time to time), (ii) all patent applications pending in the United States or any other country or union of countries or any political subdivision of any of the foregoing and all divisions, continuations and continuations-in-part thereof, including any of the foregoing listed in Schedule 4.9 to the Pledge and Security Agreement (as such schedule may be amended or supplemented from time to time), (iii) all rights to, and to obtain, any reissues or extensions of the foregoing and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit (collectively, the “Patents”), including all Patents listed on Schedule I hereto under the heading “Patents”;

(c) (i) all copyrights arising under the laws of the United States, any other country, or union of countries, or any political subdivision of any of the foregoing, whether registered or unregistered and whether published or unpublished (including those listed in Schedule 4.9 to the Pledge and Security Agreement (as such schedule may be amended or supplemented from time to time)), all registrations and recordings thereof, and all applications in connection therewith and rights corresponding thereto throughout the world, including all registrations, recordings and applications in the United States Copyright Office, and all mask works (as defined in 17 USC 901), (ii) the right to, and to obtain, all extensions and renewals thereof, and the right to sue for past, present and future infringements of any of the foregoing, (iii) all proceeds of the foregoing, including license, royalties, income, payments, claims, damages, and proceeds of suit and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto (“Copyrights”), including all Copyrights listed on Schedule I hereto under the heading “Copyrights”; and

(d) All proceeds (as such term is defined in Section 9-102(a)(64) of the UCC as from time to time in effect in the State of New York), goodwill, products, accessions, rents and profits of any and all of the foregoing and all collateral security, Supporting Obligations and guarantees given by any Person with respect to any of the foregoing.

SECTION 2. Recordation. Each Grantor authorizes and requests that the Register of Copyrights and the Commissioner of Patents and Trademarks record this Intellectual Property Security Agreement.

SECTION 3. Execution in Counterparts. This Intellectual Property Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof.

B-2

SECTION 4. Governing Law. THIS INTELLECTUAL PROPERTY SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

SECTION 5. Conflict Provision. This Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Pledge and Security Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Pledge and Security Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Intellectual Property Security Agreement are in conflict with the Pledge and Security Agreement or the Credit Agreement, the provisions of the Pledge and Security Agreement or the Credit Agreement shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

B-3

            , 201[    ]

State of

County of

Then personally appeared the above named                     , as                      of the [GRANTOR], and acknowledged the foregoing instrument to be her free act and deed as                      of the [GRANTOR], before me.

Notary Public

My commission expires

B-4

Schedule 1

to Intellectual Property Security Agreement

TRADEMARKS

PATENTS

COPYRIGHTS

Schedule 4.3 – 1

Annex 1

ASSUMPTION AGREEMENT

This Assumption Agreement dated as of [            , [201    ] (this “Assumption Agreement”), is made by [                    ] (the “Additional Grantor”), in favor of Crédit Agricole Corporate and Investment Bank (“CA CIB”), as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) for the Lenders and the Issuers and collateral agent (in such capacity and together with its successors in such capacity, the “Collateral Agent”) for the Secured Parties.

WHEREAS, McDermott International, Inc., a Panamanian corporation (the “Parent”) and McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), entered into the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders, the Issuers and CA CIB, as administrative agent for the Lenders and the Issuers and collateral agent for the Secured Parties. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, in connection with the Credit Agreement, the Parent, the LC Borrower and certain of their Subsidiaries (other than the Additional Grantor) have entered into the First Lien Pledge and Security Agreement dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), in favor of the Collateral Agent and the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Pledge and Security Agreement as a Grantor (as defined in the Pledge and Security Agreement) and a Guarantor thereunder; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement as a Grantor and a Guarantor thereunder;

NOW, THEREFORE, IT IS AGREED:

1. Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Pledge and Security Agreement, hereby becomes a party to the Pledge and Security Agreement as a Grantor and a Guarantor thereunder with the same force and effect as if originally named therein as a Grantor and a Guarantor. In accordance with the terms of the Pledge and Security Agreement and without limiting the generality of the foregoing, the Additional Grantor hereby expressly (a) assumes all obligations and liabilities of a Grantor and a Guarantor under the Pledge and Security Agreement; (b) guarantees the Borrowers’ Obligations pursuant to Section 2 of the Pledge and Security Agreement; and (c) grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Grantor’s right, title and interest in and to the Collateral (as defined in the Pledge and Security Agreement), wherever located and

1

whether now owned or at any time hereafter acquired by the Additional Grantor or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interest, as security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Additional Grantor’s Obligations. The information set forth in Annex 1 hereto is hereby added to the information set forth in Schedules [            ]17 to the Pledge and Security Agreement. The Additional Grantor hereby makes each of the representations and warranties contained in Section 4 of the Pledge and Security Agreement (as supplemented by, and after giving effect to, this Assumption Agreement and the Schedules attached hereto) as of the date hereof.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

[Remainder of this page intentionally left blank]

[17]	Refer to each applicable Schedule to be supplemented.

2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

[Signature Page to Assumption Agreement]

SCHEDULE 4.3

TO PLEDGE AND SECURITY AGREEMENT

PERFECTED FIRST PRIORITY LIENS

UCC Filings

A UCC1 Financing Statement listing the Additional Grantor, as debtor, and the Collateral Agent, as secured party, should be filed in the governmental office set forth below. Each such UCC1 Financing Statement will need to include a description of the Collateral that complies with Section 9-504 of the Uniform Commercial Code.

Grantor	Jurisdiction of Filing

SCHEDULE 4.4

TO PLEDGE AND SECURITY AGREEMENT

NAME; JURISDICTION OF ORGANIZATION, ETC.

Exact Legal Name of Grantor	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Chief Executive Office

Prior Names during last 5 years:

Prior Addresses during last 5 years:

SCHEDULE 4.5

TO PLEDGE AND SECURITY AGREEMENT

INVENTORY

SCHEDULE 4.7

TO PLEDGE AND SECURITY AGREEMENT

INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value

Pledged LLC Interests:

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value

Pledged Partnership Interests:

Grantor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No.	Par Value

Pledged Trust Interests:

Pledged Notes:

Pledged Commodities Contracts:

SCHEDULE 4.9

TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY

(A)	Material Copyright Licenses

(B)	Copyrights

(C)	Material Patent Licenses

(D)	Patents

(E)	Material Trademark Licenses

(F)	Trademarks

(G)	Material Trade Secret Licenses

SCHEDULE 4.11

TO PLEDGE AND SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

SCHEDULE 4.12

TO PLEDGE AND SECURITY AGREEMENT

EXCLUDED PLEDGED COLLATERAL

SCHEDULE 4.13

TO PLEDGE AND SECURITY AGREEMENT

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

EXHIBIT E

TO CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

Reference is made to the Credit Agreement, dated as of April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among McDermott International, Inc., a Panamanian corporation (the “LC Borrower”), McDermott Finance L.L.C., a Delaware limited liability company, the Lenders, the Issuers, Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and collateral agent for the Lenders and the Issuers. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.4 of the Credit Agreement, the LC Borrower requests a [Performance / Financial] Letter of Credit to be issued in accordance with the terms and conditions of the Credit Agreement on [        /    /201    1] (the “Credit Date”) in an aggregate face amount of $[    ,    ,    ].

Attached hereto for each such Letter of Credit are the following:

(a) the requested Issuer of such Letter of Credit;

(b) the stated amount of such Letter of Credit;

(c) the name and address of the beneficiary;

(d) the expiration date;2 and

(e) either (i) the verbatim text of such proposed Letter of Credit or (ii) a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuer to make payment under such Letter of Credit.

[1]	Unless the Issuer otherwise agrees, such notice, to be effective, must be received by the relevant Issuer not later than 1:00 p.m. (New York time) on the second Business Day prior to the Credit Date.
[2]	The expiration date must be a Business Day.

E-1

The LC Borrower hereby certifies that the following statements will be true on the Credit Date, both before and after giving effect to the Issuance requested hereunder:

(A) (i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

(B) No Default or Event of Default has occurred and is continuing; and

(C) No Specified Term Lender Event of Default has occurred and is continuing.

Date: / /201	MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

E-2

EXHIBIT F

TO CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

Reference is made to the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation, McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and collateral agent for the Lenders and the Issuers. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the undersigned desires to convert or to continue the following Term Loans, each such conversion and/or continuation to be effective as of         /    /201    1:

$[ , , ]	Eurodollar Rate Loans to be continued with Interest Period of month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans to be converted to Base Rate Loans

[1]	The Administrative Agent shall have at least three Business Days’ prior written notice.

F-1

The Term Borrower hereby certifies that (a) as of the date hereof, no Default or Event of Default has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby and (b) to the knowledge of the Term Borrower, the conversion and/or continuation contemplated hereby will not violate any provision of Section 2.14 of the Credit Agreement.

Date:        /    /201

MCDERMOTT FINANCE L.L.C.

By:
Name:
Title:

F-2

EXHIBIT G

TO CREDIT AGREEMENT

FORM OF AMENDED AND RESTATED GLOBAL INTERCOMPANY NOTE

New York, New York

[            ], 201[    ]

FOR VALUE RECEIVED, McDermott International, Inc., a Panamanian corporation (the “Parent”), and each of the Parent’s Restricted Subsidiaries which is a party (each, a “Payor”) to this Amended and Restated Global Intercompany Note (this “Intercompany Note”), hereby unconditionally promises to pay on demand to the order of the Parent and each of its Affiliates which is a party to this Intercompany Note as a payee (each, a “Payee”) at such place as such Payee may direct in writing, the principal amount of this Intercompany Note, determined as described below, together with interest thereon at the rate per annum as shall be agreed upon from time to time by any Payor and any Payee.

This Intercompany Note is the Global Intercompany Note referred to in the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Parent, McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower”), the Lenders, the Issuers, and Crédit Agricole Corporate and Investment Bank, as administrative agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Administrative Agent”) and collateral agent for the Lenders and the Issuers (in such capacity, and together with its successors, the “Collateral Agent”). Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Each Payee by accepting or executing this Intercompany Note agrees that the indebtedness evidenced by this Intercompany Note is subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Obligations and that such subordination is for the benefit of and enforceable by the Collateral Agent and the Administrative Agent under the Pledge and Security Agreement. Upon any payment or distribution of the assets of either Borrower to creditors upon a total or partial liquidation or a total or partial dissolution of either Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to either Borrower or its property, (i) the Collateral Agent, the Administrative Agent, the Lenders and the Issuers shall be entitled to receive payment in full in cash or cash equivalents of the Obligations before any Payee shall be entitled to receive any payment hereunder, and (ii) until the Obligations are paid in full in cash, any payment or distribution to which any Payee would be entitled but for this paragraph shall be made in lawful money of the United States of America and in immediately available funds, to holders of the Obligations as their interests may appear.

No Payor may pay the principal of or interest on this Intercompany Note at any time that an Event of Default under clauses (a), (b) or (f) of Section 9.1 of the Credit Agreement has occurred and is continuing unless the Payee is the Parent or a Subsidiary Guarantor. No Payor that is a Loan Party may pay the principal of or interest on this Intercompany Note at any time that an Event of Default has occurred and is continuing unless the Payee is a Loan Party.

No Payor that is the Parent or any of its Restricted Subsidiaries may pay the principal of or interest on this Intercompany Note to any Affiliate of the Parent (other than the Parent or any of its Restricted Subsidiaries) in violation of Section 8.5(e) of the Credit Agreement. If any payment or distribution is made to any Payee that because of this paragraph should not have been made to it or which such Payee is otherwise not entitled to retain under the provisions of this paragraph, such Payee shall hold it in trust for holders of the Obligations and pay it over to the Collateral Agent on their behalf as their interests may appear.

The aggregate principal amount of this Intercompany Note at any time shall be equal to the aggregate unpaid principal amount of all loans and extensions of credit to any Payor by any Payee, as adjusted on a regular basis to reflect any payments made by any Payor in respect of the principal of this Intercompany Note, any additional advances to any Payor from any Payee or any accrued interest which is added to the principal amount hereof in accordance with the terms hereof, in each case, as reflected on the books and records of the applicable Payee. Subject to the third and fourth paragraphs of this Intercompany Note (the “Subordination Provision”), loans hereunder may be prepaid at the option of the Payor. Principal not paid or prepaid pursuant to the terms hereof shall be payable on the date that is one year after the Term Maturity Date (the “Maturity Date”).

Subject to the Subordination Provision, payments of interest, if any, on this Intercompany Note shall be payable in the manner separately agreed by the Payor and the Payee.

Subject to the Subordination Provision, this Intercompany Note shall also be payable in full or in part pursuant to a written demand to a Payor (a “Demand”) from a Payee or, during the continuance of an Event of Default, the Administrative Agent, at which time the Payor shall make all payments of the amounts so demanded to the account designated in the Demand on the date specified in the Demand. Following delivery of a Demand, all payments shall be made in accordance with instructions in the Demand. If payment hereunder is due on a day that is not a Business Day, the date for such payment shall be the immediately succeeding Business Day.

The obligations of each Payor under this Note shall be absolute and each Payor hereby irrevocably waives any right (whether arising by operation of law or otherwise) to any setoff, counterclaim or reduction of its obligations with respect to any amounts payable under this Intercompany Note based on any claims that such Payor has against each Payee, its affiliates or any other person.

Each Payor hereby waives presentment for payment, demands, notice of dishonor and protest of this Intercompany Note and further agrees that none of its terms or provisions may be waived, altered, modified or amended except as each Payee may consent in a writing duly signed for and on its behalf. No failure or delay on the part of any Payee in exercising any of its rights, powers or privileges hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

Each Payor also agrees to pay on demand all costs and expenses (including fees and expenses of counsel) incurred by each Payee or its successors and assigns in enforcing this Intercompany Note.

This Intercompany Note is binding upon each Payor and its successors and assigns and is for the benefit of each Payee and its successors and assigns, except that the Payor may not assign or otherwise transfer its rights or obligations under this Intercompany Note except in connection with a transaction permitted by the Credit Agreement. Each Payor hereby acknowledges and consents to the assignment by each Payee that is a Grantor (as defined in the Pledge and Security Agreement) to the Collateral Agent of all of its right, title and interest in this Intercompany Note and all collateral security therefor in accordance with the Pledge and Security Agreement.

Each Payor and each Payee, by its acceptance hereof, agree for the benefit of the Administrative Agent and the Collateral Agent not to amend, modify or terminate the provisions of, or assign any of their respective rights or obligations under, this Intercompany Note without the prior written consent of the Administrative Agent and the Collateral Agent as long as any amounts are payable to the Administrative Agent, the Collateral Agent, the Lenders or the Issuers under the Loan Documents.

EACH PAYOR AND EACH PAYEE HEREBY (A) AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INTERCOMPANY NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INTERCOMPANY NOTE, EACH PAYOR AND EACH PAYEE HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND (B) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH PAYOR AND EACH PAYEE FURTHER WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INTERCOMPANY NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES. EACH PAYOR AND EACH PAYEE IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OF COPIES OF SUCH PROCESS TO MCDERMOTT INTERNATIONAL, INC. (AT 757 NORTH ELDRIDGE PARKWAY, HOUSTON, TEXAS 77079). EACH PAYOR AND EACH PAYEE AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING CONTAINED HEREIN SHALL AFFECT THE

RIGHT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PAYOR OR ANY PAYEE IN ANY OTHER JURISDICTION. TO THE EXTENT THAT ANY PAYOR OR ANY PAYEE HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), SUCH PAYOR OR PAYEE (AS THE CASE MAY BE) HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS HEREUNDER.

All payments made under this Intercompany Note to holders of the Obligations shall be made in Dollars, and, if for any reason any payment made hereunder is made in a currency other than Dollars (the “Other Currency”), then to the extent that the payment actually received by any Payee when converted into Dollars at the Rate of Exchange (as defined below) on the date of payment (or as soon thereafter as it is practicable for such Payee to purchase Dollars, or, in the case of the liquidation, insolvency, bankruptcy or analogous process of the applicable Payor, at the Rate of Exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency, bankruptcy or analogous process) falls short of the amount due hereunder, such Payor shall, as a separate and independent obligation of such Payor, indemnify such Payee and hold such Payee harmless against the amount of such shortfall. As used in this Intercompany Note, the term “Rate of Exchange” means the rate at which the applicable Payee is able on the relevant date to purchase Dollars with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars.

This Intercompany Note amends and restates (but does not novate or extinguish) that certain Intercompany Note dated as of May 3, 2010, among certain of the Payees and Payors, as supplemented prior to the Effective Date.

THIS INTERCOMPANY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PROVISIONS.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Payor and each Payee has caused this Intercompany Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

[PAYOR/PAYEE]

By:
Name:
Title:

EXHIBIT H-1

TO CREDIT AGREEMENT

FORM OF LC FACILITY COMPLIANCE CERTIFICATE

For Fiscal [Quarter/Year] Ended [            ], 201[    ] (the “Calculation Period”)

This certificate dated as of [            ], 201[    ] is prepared pursuant to the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Parent”), McDermott Finance L.L.C., a Delaware limited liability company, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank, as administrative agent for the Lenders and the Issuers and collateral agent for the Lenders and the Issuers. The terms used herein and not otherwise defined herein have the meanings attributed thereto in the Credit Agreement.

The undersigned hereby certifies in his or her capacity as a Responsible Officer of the Parent and not in his or her individual capacity that (a) except as disclosed on Schedule [    ] hereto, during the Calculation Period, the Parent and its Restricted Subsidiaries have not undertaken any Asset Sale permitted by clauses (h), (i) or (j) of Section 8.4 of the Credit Agreement (and that such schedule identifies the aggregate consideration received in connection with such Asset Sale(s) if the such aggregate consideration exceeds $2,500,000.00), (b) that[, except as disclosed on Schedule [    ] hereto (including the nature thereof and the action with the Parent has taken or proposed to take with respect thereto)], no Default or Event of Default has occurred and is continuing, and (c) that as of the end of the Calculation Period, the following amounts and calculations were true and correct:

1.	Section 5.1 – Minimum EBITDA

EBITDA (plus any applicable EBITDA Adjustment)

Minimum EBITDA[1]

Compliance	Yes	No

[1]	Insert the applicable minimum EBITDA for the relevant Calculation Period as follows: (a) for the Fiscal Quarter ending 3/31/2014 to be less than $0.00, (b) for the two Fiscal Quarter period ending 6/30/2014 to be less than $37,000,000.00, (c) for the three Fiscal Quarter period ending 9/30/2014 to be less than $70,000,000.00, (d) for the four Fiscal Quarters ending 12/31/2014 to be less than $127,000,000.00, (e) for the four Fiscal Quarters ending 3/31/2015 to be less than $169,000,000.00, (f) for the four Fiscal Quarters ending 6/30/2015 to be less than $170,000,000.00, (g) for the four Fiscal Quarters ending 9/30/2015 to be less than $227,000,000.00, and (h) for the four Fiscal Quarters ending 12/31/2015 and for each four Fiscal Quarter period ending thereafter prior to the Letter of Credit Facility Termination Date to be less than $251,000,000.00.

2.	Section 5.2 – Minimum Liquidity

Liquidity[2]

Minimum Liquidity	$200,000,000.00

Compliance	Yes	No

3.	Section 5.3 – LC Facility Collateral Coverage Ratio

Aggregate Fair Market Value of the Mortgaged Vessels	(a)

Aggregate principal amount of Term Loans	(b)

Aggregate face value of each Financial Letter of Credit	(c)

Reimbursement Obligations (or, for any Reimbursement Obligations in any Alternative Currency, the Dollar Equivalent thereof)	(d)

The mark-to-market foreign exchange exposure of the Parent and its Subsidiaries that is not secured by cash	(e)

LC Facility Collateral Coverage Ratio:

a / (b + c + d + e)

Minimum LC Facility Collateral Coverage Ratio	1.20:1.00

Compliance	Yes	No

[2]	Unrestricted cash and Cash Equivalents of the Parent and its Subsidiaries.

IN WITNESS WHEREOF, I have hereto signed my name to this LC Facility Compliance Certificate as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT H-2

TO CREDIT AGREEMENT

FORM OF TERM FACILITY COMPLIANCE CERTIFICATE

For Fiscal [Quarter/Year] Ended [            ], 201[    ] (the “Calculation Period”)

This certificate dated as of [            ], 201[    ] is prepared pursuant to the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among McDermott International, Inc., a Panamanian corporation (the “Parent”), McDermott Finance L.L.C., a Delaware limited liability company, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank, as administrative agent for the Lenders and the Issuers and collateral agent for the Lenders and the Issuers. The terms used herein and not otherwise defined herein have the meanings attributed thereto in the Credit Agreement.

The undersigned hereby certifies in his or her capacity as a Responsible Officer of the Parent and not in his or her individual capacity that (a) except as disclosed on Schedule [    ] hereto, during the Calculation Period, the Parent and its Restricted Subsidiaries have not undertaken any Asset Sale permitted by clauses (h), (i) or (j) of Section 8.4 of the Credit Agreement (and that such schedule identifies the aggregate consideration received in connection with such Asset Sale(s) if the such aggregate consideration exceeds $2,500,000.00), (b) that[, except as disclosed on Schedule [    ] hereto (including the nature thereof and the action with the Parent has taken or proposed to take with respect thereto)], no Default or Event of Default has occurred and is continuing, and (c) that as of the end of the Calculation Period, the following amounts and calculations were true and correct:

1.	Section 5.4 – Term Loan Facility Collateral Coverage Ratio

Aggregate Ownership Adjusted Fair Market Value of the marine vessels of the Parent and its Subsidiaries			(a)

Aggregate principal amount of all Term Loans (and any Refinancing Indebtedness in respect of the Term Loans) outstanding			(b)

Aggregate amount of all Reimbursement Obligations (and any matured reimbursement or repayment obligations with Respect to amount drawn under letters of credit issued pursuant to any Refinancing Indebtedness in respect of the Letters of Credit Facility Commitments) outstanding			(c)

Term Loan Facility Collateral Coverage Ratio: a / (b + c)

Minimum Term Loan Facility Collateral Coverage Ratio	1.75:1.00

Compliance	Yes	No

IN WITNESS WHEREOF, I have hereto signed my name to this Term Facility Compliance Certificate as of the date first above written.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

EXHIBIT I

TO CREDIT AGREEMENT

FORM OF LANDLORD LIEN WAIVER1

RECORDING REQUESTED BY:

Bracewell & Giuliani LLP

AND WHEN RECORDED MAIL TO:

Bracewell & Giuliani LLP

1251 Avenue of the Americas

48th Floor

New York, New York 10020

Attn: Jeris Diana Brunette, Esq.

Re: MCDERMOTT INTERNATIONAL, INC./

MCDERMOTT FINANCE L.L.C.

Space above this line for recorder’s use only

LANDLORD WAIVER AND CONSENT AGREEMENT

This LANDLORD WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of [mm/dd/yy] and entered into by [NAME OF LANDLORD] (“Landlord”), to and for the benefit of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as administrative agent and collateral agent (in such capacity “Agent”) for the Secured Parties (as defined in the Pledge and Security Agreement).

RECITALS:

WHEREAS, [NAME OF GRANTOR], a [Type of Person] (“Tenant”), has possession of and occupies all or a portion of the property described on Exhibit A hereto (the “Premises”);

WHEREAS, Tenant’s interest in the Premises arises under the lease agreement (the “Lease”) more particularly described on Exhibit B hereto, pursuant to which Landlord has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises;

WHEREAS, reference is made to the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the meanings ascribed in the Credit Agreement) among McDermott International, Inc., a Panamanian corporation, McDermott

[1]	Any Landlord Lien Waiver delivered on or after the Effective Date shall be revised to include the Collateral Agent under the Second Lien Notes Documents.

Finance L.L.C., a Delaware limited liability company, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and collateral agent for the Lenders and the Issuers, pursuant to which Tenant has executed a security agreement and certain other mortgages, deeds of trust, deeds to secure debt and assignments of rents and leases, and other collateral documents, as applicable, in connection with the Credit Agreement;

WHEREAS, Borrowers’ repayment of the extensions of credit made by the Secured Parties arising under the Credit Agreement and other obligations of Tenant as contemplated by the Credit Agreement and the other Loan Documents, will be secured, in part, by all Inventory (as defined in the UCC) of Tenant (including all Inventory of Tenant now or hereafter located on the Premises (the “Collateral”)); and

WHEREAS, Agent has requested that Landlord execute this Agreement as a condition to the extension of credit to the Borrowers under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents and warrants to, and covenants and agrees with, Agent as follows:

1. Landlord hereby (a) waives and releases unto Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Landlord against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Agent in respect thereof. Landlord acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2. Landlord certifies that (a) Landlord is the landlord under the Lease, (b) the Lease is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B hereto, (c) to the knowledge of Landlord, there is no defense, offset, claim or counterclaim by or in favor of Landlord against Tenant under the Lease or against the obligations of Landlord under the Lease, (d) no notice of default has been given under or in connection with the Lease which has not been cured, and Landlord has no knowledge of the occurrence of any other default under or in connection with the Lease, and (e) except as disclosed to Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3. Landlord consents to the installation or placement of the Collateral on the Premises, and Landlord grants to Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral: assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale). In entering upon or into the Premises, Agent hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Landlord caused solely by Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral. Such costs shall include any damage to the Premises made by Agent in severing and/or removing the Collateral therefrom.

4. Landlord agrees that it will not prevent Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral. In the event that Landlord has the right to, and desires to, obtain possession of the Premises (either through expiration of the Lease or termination thereof due to the default of Tenant thereunder), Landlord will deliver notice (the “Landlord’s Notice”) to Agent to that effect. Within the 45 day period after Agent receives the Landlord’s Notice, Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises. During such 45 day period, Landlord will not remove the Collateral from the Premises nor interfere with Agent’s actions in removing the Collateral from the Premises or Agent’s actions in otherwise enforcing its security interest in the Collateral. Notwithstanding anything to the contrary in this paragraph, Agent shall at no time have any obligation to remove the Collateral from the Premises.

5. Landlord shall send to Agent a copy of any notice of default under the Lease sent by Landlord to Tenant. In addition, Landlord shall send to Agent a copy of any notice received by Landlord of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Landlord is a party which may affect Landlord’s rights in, or possession of, the Premises.

6. All notices to Agent under this Agreement shall be in writing and sent to Agent at its address set forth on the signature page hereof by facsimile, by United States mail, or by overnight delivery service.

7. The provisions of this Agreement shall continue in effect until Landlord shall have received Agent’s written certification that the security interests referenced hereunder have been released.

8. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without regard to its conflicts of laws provisions.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF LANDLORD]

By:
Name
Title:

Attention:
Telecopy:

By its acceptance hereof, as of the day and year first set forth above, Agent agrees to be bound by the provisions hereof.

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Agent

By:
Name:
Title:
1301 Avenue of the Americas
New York, NY 10019
Attention:
Telecopy:

[APPROPRIATE NOTARY BLOCK]

Exhibit A

to Landlord Lien Waiver

Legal Description of Premises

[                    ]

Exhibit B

to Landlord Lien Waiver

Description of Lease

[                    ]

EXHIBIT J

TO CREDIT AGREEMENT

FORM OF EFFECTIVE DATE CERTIFICATE

The undersigned hereby certifies as follows:

SECTION 1. I, [                    ], am a Responsible Officer of each of McDermott International, Inc., a Panamanian corporation (the “Parent”) and McDermott Finance L.L.C., a Delaware limited liability company (the “Term Borrower” and, together with the Parent, the “Borrowers”).

This certificate is delivered pursuant to Section 3.1 of the Credit Agreement dated April 16, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, the Lenders, the Issuers and Crédit Agricole Corporate and Investment Bank as administrative agent for the Lenders and the Issuers and as collateral agent for the Lenders and the Issuers. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I have reviewed the terms of each of the Loan Documents and the definitions relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

Based upon my review and examination described in paragraph 3 above, I certify, on behalf of the Borrowers in my capacity as a Responsible Officer of each Borrower and not in my individual capacity, that:

both before and after giving effect to the Term Loans and Issuances on the Effective Date and, with respect to the Term Loans, to any application of the proceeds therefrom on the Effective Date:

(i) The representations and warranties contained in Article IV of the Credit Agreement and in the other Loan Documents that have no materiality or Material Adverse Effect qualification are true and correct in all material respects and (ii) the representations and warranties set forth in Article IV of the Credit Agreement and in the other Loan Documents that have a materiality or Material Adverse Effect qualification are true and correct in all respects, in each case with the same effect as though made on and as of such date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date; and

No Default or Event of Default has occurred and is continuing;

J-1

as of the Effective Date, no litigation not listed on Schedule 4.7 to the Credit Agreement has been commenced against the Parent or any of its Restricted Subsidiaries that could reasonably be expected to have a Material Adverse Effect; and

the Borrowers and the Guarantors, taken as a whole, are Solvent immediately after giving effect to the Transactions.

The foregoing certifications are made and delivered as of April [    ], 2014.

MCDERMOTT INTERNATIONAL, INC.

By:
Name:
Title:

MCDERMOTT FINANCE L.L.C.

By:
Name:
Title:

J-2